Exhibit 4.1

HLF FINANCING SaRL, LLC

HERBALIFE INTERNATIONAL, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

7.750% SENIOR SECURED NOTES DUE 2033

INDENTURE

Dated as of April 29, 2026

CITIBANK, N.A.

as Trustee and Notes Collateral Agent

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G	FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

INDENTURE dated as of April 29, 2026 among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), each a subsidiary of Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, the Guarantors and Citibank, N.A., a national banking association, as trustee and as notes collateral agent.

The Issuers, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7.750% Senior Secured Notes due 2033 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

“Additional Notes” means additional Notes (other than the Initial Notes), if any, issued under this Indenture after the Issue Date, and forming a single class of securities with the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Custodian, Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Authorized Representative” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; or

(2) the excess of:

(i) the present value at such redemption date of (A) the redemption price of such Note at May 1, 2029 (such redemption price being set forth in the table under Section 3.07 (excluding accrued but unpaid interest)) plus (B) all required interest payments due on such Note through May 1, 2029 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii) the outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such payment, tender, redemption, transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 and/or Section 5.01 and not by Section 4.10; and

(2) the issuance or sale of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets (including, if applicable, the Equity Interests of a Restricted Subsidiary) having an aggregate fair market value of less than the greater of (i) $100.0 million and (ii) 4.0% of Consolidated Total Assets at the time of such transaction;

(2) a transfer of assets or rights between or among the Company and its Restricted Subsidiaries;

(3) sales of inventory and other assets held for sale in the ordinary course of business and sales of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(4) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(5) any Permitted Investment or any Restricted Payment, in each case, that is permitted by Section 4.07;

(6) a disposition of products, services, equipment, inventory or other assets in the ordinary course of business or a disposition of damaged or obsolete equipment or surplus or other property that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;

(7) the grant of Liens (or foreclosure thereon, or the enforcement with respect thereto, including by deed or assignment in lieu of foreclosure) permitted by Section 4.12;

(8) the sale or transfer of Receivables Program Assets or rights therein in connection with a Qualified Receivables Transaction;

(9) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims;

(10) the sale or other disposition of cash or Cash Equivalents or investment grade securities;

(11) grants of licenses or sublicenses of intellectual property of the Company or any of its Restricted Subsidiaries to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries;

(12) any sale or transfer of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such sale or transfer are promptly applied to the purchase price of such replacement property or (iii) such property is exchanged for like-kind property (without regard to any boot thereon) pursuant to Section 1031 of the Code that are used or useful in a Permitted Business;

(13) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(14) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or any of its Restricted Subsidiaries are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(15) condemnations, appropriations, foreclosures or any similar action (including by deed in lieu of condemnation) on assets;

(16) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(17) any financing transaction with respect to real property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including any Sale and Leaseback Transaction;

(18) sales, transfers and other dispositions of Investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements and similar binding arrangements;

(19) any liquidation or dissolution of a Restricted Subsidiary; provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary of the Company and immediately becomes the owner of such Restricted Subsidiary’s assets;

(20) the partial or total unwinding of any agreement governing any Hedging Obligations or any cash management services or other bank products;

(21) any discounting or otherwise compromising for less than the face value thereof any notes or accounts receivable in order to resolve disputes that occur in the ordinary course of business,

(22) any sale or disposal by the Company or any Restricted Subsidiary of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(23) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(24) any disposition by HBL Swiss Services GmbH, HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à R.L., Herbalife International Luxembourg S.à R.L., and/or WH Intermediate Holdings Ltd. (and their respective successors) of margin stock consisting of equity interests of the Company; and

(25) any lending or other disposition of samples, including time-limited evaluation software, provided to customers or prospective customers.

“Bankruptcy Code” means Title 11 of the U.S. Code, as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means:

(1) with respect to a corporation or company, including an exempted company, the board of directors or managers of the corporation or company or exempted company or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members, managers or the board of directors thereof;

(4) with respect to any Person organized, incorporated, formed or registered under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing; and

(5) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Trustee or banking institutions in New York are authorized or required by law to close.

“Capital Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of, or shares in the share capital of, a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation or exempted company) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities, but excluding debt securities convertible or exchangeable into any of the foregoing and/or into cash based on the value of the foregoing.

“Cash Equivalents” means:

(1) United States dollars;

(2) marketable direct Obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(3) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(4) fully collateralized repurchase obligations for underlying securities of the types described in clauses (2) and (3) above or clause (6) below;

(5) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(6) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(7) repurchase obligations of any commercial bank satisfying the requirements of clause (3) of this definition, having a term of not more than 7 days, with respect to securities of the type described in clauses (2), (3) and (6) of this definition;

(8) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s;

(9) money market mutual or similar funds that invest substantially all of their assets in securities satisfying the requirements of clauses (1) through (8) of this definition; and

(10) in the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, (i) Investments of the type and maturity described in clauses (1) through (9) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (9) and in this paragraph.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code that is directly or indirectly owned by any member of the Company Group that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“CFC Debt” means any intercompany loans, indebtedness or receivables owed (or treated as owed for U.S. federal income tax purposes) by one or more CFCs.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Company, measured by voting power rather than number of shares; provided, however, that an entity that conducts no other material activities other than holding Equity Interests in the Company or any direct or indirect parent of the Company and such other activities consistent in scope with the activities of the Company immediately prior to such transaction (any such entity, a “Parent Entity”) will not itself be considered a “person” for purposes of this clause (2);

(3) the Company shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Issuers; or

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction).

“Clearstream” means Clearstream Banking, S.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and all other property that is subject or purported to be subject to any Lien in favor of the Notes Collateral Agent (or, in Malta with respect to certain Collateral, the Credit Facilities Collateral Agent) for the benefit of itself and on behalf of the Trustee and the Holders of the Notes pursuant to any Collateral Document, but in any event excluding all Excluded Assets.

“Collateral Documents” means all intercreditor agreements, including the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and any other security agreements, pledge agreements, mortgages, collateral assignments, security deeds, deeds to secure debt, deeds of trust, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuers or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent (or, in Malta with respect to certain Collateral, the Credit Facilities Collateral Agent) on behalf of itself, the Trustee and the holders of the Notes to secure the Notes and the Note Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described under Article 12.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock or share capital whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such shares or common stock.

“Company” means Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, and any and all successors thereto.

“Company Group” means the Company and all of its Subsidiaries. For the avoidance of doubt, any reference to a “member of the Company Group” shall refer to the Company and each of its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent (and in the same proportion) deducted in determining Consolidated Net Income:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

(2) Consolidated Interest Expense; plus

(3) depreciation; plus

(4) amortization (including amortization of deferred fees and accretion of original issue discount); plus

(5) all other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of such Person or any of its Restricted Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for such period; plus

(6) fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of this Indenture, the Credit Agreement and any other document executed and delivered in conjunction with the Credit Agreement and any amendments or waivers thereof and (ii) the on-going compliance with this Indenture, the Credit Agreement and any other document executed and delivered in conjunction with the Credit Agreement); minus

(7) non-cash items and non-recurring gains or credits increasing such Consolidated Net Income for such period, in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated First Lien Debt” means, at any date, the sum of (x) the aggregate principal amount of Notes and (y) all other Consolidated Total Debt to the extent such debt is secured by any assets of the Company or any of its Restricted Subsidiaries on an equal priority basis (but without regard to control of remedies) with the Liens securing Obligations under the Notes.

“Consolidated Interest Expense” means with respect to any Person for any period, the total consolidated cash interest expense (including that portion attributable to Capital Lease Obligations) of such Person and its consolidated Restricted Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including commitment fees, letter-of-credit fees, and net amounts payable under any interest rate protection agreements) determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that:

(1) solely for purposes of making Restricted Payments under Section 4.07(a)(3)(A), the net income of any Restricted Subsidiary (other than the Issuers or a Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions (unless a like amount may be advanced to the Company or another Restricted Subsidiary as a loan or advance) by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(2) the net income (or loss) for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) made by such Person that is not a Restricted Subsidiary to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(3) the cumulative effect of any change in accounting principles shall be excluded;

(4) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(5) any gain (or loss) realized upon the sale or other disposition of assets of such Person or its consolidated Subsidiaries, other than a sale or disposition in the ordinary course of business, and any gain (or loss) realized upon the sale or disposition of any Capital Stock of any Person shall be excluded;

(6) any impairment charge or asset write-off, including impairment charges or asset write-offs or writedowns related to intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case pursuant to GAAP, shall be excluded;

(7) any non-cash compensation expense realized from employee benefit plans or postemployment benefit plans, grants of stock appreciation, restricted stock or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(8) all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, (i) all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition prior to or after the Issue Date (including integration costs), and (ii) all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock, together with any related provision for taxes, shall be excluded; provided that amounts excluded pursuant to subclause (i) of this clause (8), together with all pro forma adjustments for cost savings, synergies and operating expense reductions made pursuant to the definition of “Fixed Charge Coverage Ratio”, in each case, whether excluded pursuant to Consolidated EBITDA or Consolidated Net Income, shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any Reference Period (determined prior to giving effect thereto);

(9) the effects of purchase accounting adjustments, in amounts required or permitted by GAAP and related authoritative pronouncement, and amortization, write-off or impairment charges resulting therefrom, in each case from the application of purchase accounting in relation to any acquisition, shall be excluded;

(10) any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, Investment, asset sale, issuance or repayment of Indebtedness (including any issuance of Notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), shall be excluded;

(11) any unrealized gains and losses with respect to Hedging Obligations for such period shall be excluded;

(12) any unrealized gains and losses related to fluctuations in currency exchange rates for such period shall be excluded;

(13) any gains and losses from any early extinguishment of Indebtedness shall be excluded;

(14) any gains and losses from any redemption or repurchase premiums paid with respect to the Notes shall be excluded; and

(15) any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Indebtedness shall be excluded.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Company then available, after giving Pro Forma Effect for acquisitions or dispositions of Persons, divisions or lines of business that occurred on or after such balance sheet date and on or prior to such date of determination.

“Consolidated Total Debt” means, at any date, an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the Company or any of its Restricted Subsidiaries at such date that would be classified as a liability on the consolidated balance sheet of the Company, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (ii) Hedging Obligations unless such obligations have not been paid when due.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Debt” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash received from cash contributions (other than proceeds from Disqualified Stock) made to the capital of the Company after the Issue Date; provided that:

(1) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under Section 4.07(a)(3)(B) or used to make any Restricted Payment pursuant to Section 4.07(b) (it being understood that if any such Indebtedness incurred as Contribution Debt is redesignated as incurred under any provision other than Section 4.09(b)(27) the related capital contribution may thereafter be included in any calculation under Section 4.07(a)(3)(B)); and

(2) such Contribution Debt (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an Officer’s Certificate on the incurrence date thereof.

“Corporate Trust Office of the Trustee” means (i) with respect to the Trustee, the principal office of the Trustee at which at any particular time its corporate trust business shall be administered which office as of the date hereof (ii) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey, Attention: Citibank Agency & Trust – HLF Financing SaRL, LLC and Herbalife Ltd., and (iii) for all other purposes is located at 388 Greenwich Street, New York, New York 10013, Attention: Citibank Agency & Trust – HLF Financing SaRL, LLC and Herbalife Ltd., or such other office as the Trustee may from time to time designate in writing to the Issuers.

“Credit Agreement” means that certain credit agreement, dated as of August 16, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Herbalife Ltd. (f/k/a Herbalife Nutrition Ltd.), HLF Financing SaRL, LLC, Herbalife International Luxembourg S.à R.L., HBL IHB Operations S.à r.l., Herbalife International, Inc., a Nevada corporation, Citizens Bank, N.A., as collateral agent, and Coöperatieve Rabobank U.A., New York Branch, as administrative agent for the term loan A lenders and revolving credit lenders, each lender from time to time party thereto and each other agent named therein, providing for revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, indentures, note purchase agreements or other agreements) that replace, refund or refinance any part of the refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under Section 4.09) or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities Collateral Agent” means Citizens Bank, N.A., as collateral agent under the Credit Agreement and its successors and permitted assigns thereunder.

“Credit Facilities Obligations” means Obligations in respect of the Credit Agreement.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries, one or more of debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, the Credit Agreement, commercial paper facilities, indentures, note purchase agreements or other agreements) providing for revolving credit loans, term loans, debt securities, letters of credit, bankers’ acceptances or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, indentures, note purchase agreements or other agreements) that replace, refund or refinance any part of the refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under Section 4.09) or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debtor Relief Laws” means the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, administrative receivership, insolvency, winding-up, reorganization, restructuring, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal executive officer or the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a sale or collection of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred shares of the Company (other than Disqualified Stock) that are issued for cash (other than to a Restricted Subsidiary or an employee stock or share ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate on or prior to the issuance thereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature, (ii) provides for the scheduled payments or dividends in cash, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date at the time of issuance; provided, however, that with respect to clause (i), only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or as a result of the bankruptcy, insolvency or similar event of the issuer shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem such Capital Stock pursuant to such provision unless such repurchase or redemption complies with Section 4.07. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Company or its Restricted Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of its Common Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Common Stock, other than public offerings registered on Form S-4 or S-8.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a) any interest in leased real property (including any leasehold interests in real property) (it being agreed that the Issuers and the Guarantors shall not be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(b) any fee interest (including, for the avoidance of doubt, any freehold interest) in real property (x) located outside of the United States or (y) that has a fair market value less than $65.0 million;

(c) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(d) Letter-of-Credit Rights (other than to the extent such rights can be perfected by filing a UCC-1 financing statement or by a similar filing in any relevant U.S. jurisdiction);

(e) (i) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (ii) commercial tort claims as to which legal proceedings have not been instituted;

(f) any asset if the granting of a security interest or pledge under the Collateral Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(g) Capital Stock in any joint venture or Restricted Subsidiary that is not a domestic wholly owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Collateral Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s organizational documents;

(h) assets to the extent a security interest in such assets could result in a material adverse tax consequence to the Company or any of its Subsidiaries as reasonably determined by the Issuers in consultation with the Credit Facilities Collateral Agent (or, following the discharge of the Credit Facilities Obligations, the Notes Collateral Agent acting at the written direction of the Applicable Authorized Representative);

(i) (i) voting equity interests constituting an amount greater than 65.0% of the outstanding voting equity interests of any Restricted Subsidiary that is a CFC or a Foreign Holding Company, (ii) voting equity interests constituting an amount greater than 65.0% of the outstanding voting equity interests of any Restricted Subsidiary that is an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3 that owns an interest in a CFC or a Foreign Holding Company and/or CFC Debt and (iii) CFC Debt; provided, however, that this clause (i) shall not apply if, as a result of any change in law after the Issue Date, the provision of such security no longer would cause any adverse U.S. federal income tax consequences to the Company or any of its Subsidiaries under Section 956 of the Code by more than a de minimis amount;

(j) any foreign Intellectual Property that is of de minimis value;

(k) (i) any lease, license or other agreement relating to a purchase money obligation, capital lease or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any Property, license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under this Indenture or the Collateral Documents would violate or invalidate such lease, license or agreement (including any agreement governing such Property) or create a right of termination in favor of any other party thereto (other than an Issuer or a Guarantor) (except to the extent such restriction is ineffective under the UCC and any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC and any similar law in any relevant jurisdiction notwithstanding any such restriction);

(l) assets in circumstances where the Credit Facilities Collateral Agent (or, following the discharge of the Credit Facilities Obligations, the Notes Collateral Agent acting at the written direction of the Applicable Authorized Representative) and the Issuers reasonably agree that the cost of obtaining or perfecting a security interest under this Indenture and the Collateral Documents in such assets is excessive in relation to the benefit to the Holders of the Notes;

(m) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, an Issuer’s or a Guarantor’s right, title or interest therein or any trademark or service mark registration issued as a result of such application under applicable Federal law;

(n) any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Excluded Subsidiary (other than clause (g) of the definition thereof);

(o) Capital Stock in Immaterial Subsidiaries (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary), captive insurance Subsidiaries, not-for-profit Subsidiaries and Unrestricted Subsidiaries; and

(p) CFC Debt issued by any applicable Excluded Subsidiary within the meaning of clause (g) of the definition thereof;

provided that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Contributions” means the net cash proceeds received by the Company from (a) capital contributions to its common Capital Stock or (b) the sale (other than to a Subsidiary) of Capital Stock of the Company (other than proceeds from the issuance of Disqualified Stock) which proceeds are used substantially concurrently to make an Investment, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate. Excluded Contributions will be excluded from the calculation set forth in Section 4.07(a)(3).

“Excluded Subsidiary” means (a) Unrestricted Subsidiaries, (b) Immaterial Subsidiaries, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Issue Date (or, if later, the date it becomes a Restricted Subsidiary) from Guaranteeing the Notes or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (d) a Restricted Subsidiary whose provision of a Guarantee would otherwise result in material adverse tax consequences to the Company or any of its Subsidiaries, as reasonably determined by the Company, (e) not-for-profit Restricted Subsidiaries, (f) Restricted Subsidiaries that are captive insurance companies or (g) any Subsidiary of the Company (i) that is a CFC, (ii) that is owned directly or indirectly by a CFC or (iii) that is a Foreign Holding Company; provided that, notwithstanding the foregoing, any Restricted Subsidiary that directly or indirectly Guarantees any Indebtedness of the Issuers or any domestic Subsidiary of the Company under the Credit Agreement or any other Credit Facility will not be an Excluded Subsidiary. For the avoidance of doubt, in no event shall the Issuers constitute an Excluded Subsidiary. As of the Issue Date, Herbalife Venezuela, as well as Restricted Subsidiaries of the Company that are incorporated in China, Russia, India and Mexico, shall be Excluded Subsidiaries (unless subsequently designated by the Company as not constituting an Excluded Subsidiary) (it being understood for the avoidance of doubt that the foregoing is not an exhaustive list). Notwithstanding the foregoing, Herbalife International Luxembourg S.à R.L. will not be an Excluded Subsidiary.

“Existing Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than the Notes issued on the Issue Date and any Indebtedness under the Credit Agreement in existence on the Issue Date), until such amounts are repaid, refinanced or retired.

“fair market value” means, with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company (unless otherwise provided in this Indenture).

“First Lien Net Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Consolidated First Lien Debt of such Person (net of any unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries, excluding any cash proceeds from an incurrence of Indebtedness on the First Lien Net Leverage Ratio Calculation Date (as defined below)) on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the First Lien Net Leverage Ratio is made (for purposes of this definition, the “First Lien Net Leverage Ratio Reference Period”); provided that the aggregate amount of all unrestricted cash and Cash Equivalents to be “netted” for all purposes hereunder with respect to the definition of “First Lien Net Leverage Ratio” shall not (i) exceed $250.0 million, (ii) include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Notes Collateral Agent or in favor of the institution holding such cash or Cash Equivalents so long as not securing Indebtedness for borrowed money) or (iii) include any cash or Cash Equivalents that are restricted by contract, law or material adverse tax consequences from being applied to repay any funded Indebtedness. For the avoidance of doubt, any Indebtedness that is (i) secured on a junior basis with respect to security to the Obligations under the notes and the Note Guarantees and (ii) has been incurred pursuant to clause (39) of the definition of “Permitted Liens” shall be deemed ranking pari passu with the liens securing the notes and the Note Guarantees at all times for any purpose of the calculation of the First Lien Net Leverage Ratio. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any funded Indebtedness for borrowed money (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the First Lien Net Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the First Lien Net Leverage Ratio is made (for purposes of this definition, the “First Lien Net Leverage Ratio Calculation Date”), then the First Lien Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of funded Indebtedness for borrowed money, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the First Lien Net Leverage Ratio Reference Period. In addition, the First Lien Net Leverage Ratio shall be determined with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated EBITDA of such Person for the Reference Period to Consolidated Interest Expense of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Reference Period; provided that the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the Calculation Date in reliance on the provisions described in the definition of Permitted Debt (provided, however, that such calculation shall give effect to Indebtedness incurred on the Calculation Date in reliance on clauses (2), (3) and (19) of the definition of Permitted Debt) or (ii) any Indebtedness discharged on the Calculation Date to the extent that such discharge results from the proceeds of Indebtedness incurred on the Calculation Date in reliance on the provisions described in the definition of Permitted Debt.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Reference Period or subsequent to the Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, and Consolidated EBITDA for such reference period will be calculated on a pro forma basis;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownerships therein) disposed of prior to the Calculation Date, shall be excluded; and

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to a transaction or a calculation is to be made on a pro forma basis, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and may include, without duplication, cost savings, synergies and operating expense reductions resulting from such transaction that have been realized or are expected, in the reasonable judgment of such financial or accounting officer, to be realized within 12 months of the date of calculation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness), and for the avoidance of doubt, if any Indebtedness bears a fixed rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offering rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Foreign Holding Company” means a Restricted Subsidiary of the Company that is organized under the laws of the United States and substantially all of the assets of such Restricted Subsidiary consist of stock of one or more CFCs (or are treated as consisting of such assets for U.S. federal income tax purposes) and/or CFC Debt.

“Foreign Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was not formed under the laws of the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that leases will be accounted for using the generally accepted accounting principles in the United States of America in effect on August 16, 2018 and any changes in the accounting for leases after August 16, 2018 will be disregarded. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculations or determinations herein that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company will provide notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2).

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (and “Guaranteed” shall have a correlative meaning).

“Guarantors” means:

(1) the Company;

(2) each Restricted Subsidiary of the Company that executes a Note Guarantee on the Issue Date;

(3) any other Subsidiary of the Company that executes a Note Guarantee and related supplemental indenture in accordance with the provisions of this Indenture; and

(4) any Parent Entity that executes a Note Guarantee and related supplemental indenture in accordance with the provisions of this Indenture;

and their respective successors and assigns, in each case of clauses (1) through (4), until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

The Guarantors on the Issue Date shall be the Company and the Subsidiary Guarantors.

“Hedging Obligations” of any Person means the obligations of such Person under interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Person providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Herbalife Venezuela” means Vida Herbal Suplementos Alimenticios, C.A., a company dually organized under the laws of Venezuela (compania anónima) and Delaware (under the name VHSA LLC).

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Immaterial Subsidiary” means a Subsidiary (other than the Issuers) (a) the Consolidated Total Assets of which equal 2.5% or less of the Consolidated Total Assets of the Company and its Restricted Subsidiaries as of the end of the Company’s most recently ended fiscal quarter and (b) the gross revenues of which for the most recently ended four full fiscal quarters constitute 2.5% or less of the total gross revenues of the Company and its Subsidiaries, on a consolidated basis, for such period; provided that, if at any time the aggregate amount of Consolidated Total Assets as of the end of the Company’s most recently ended fiscal quarter represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.0% of Consolidated Total Assets of the Company and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.0% of the total gross revenues of the Company and its Subsidiaries, on a consolidated basis, in each case as of the end of the Company’s most recently ended fiscal quarter, then the Company shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if the Company shall make no such designation by the next fiscal quarter), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Company and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(1) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding (A) any trade payables or other current liabilities incurred in the ordinary course of business, (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (C) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including purchase-money obligations);

(3) all Obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (including reimbursement obligations with respect thereto, except to the extent such reimbursement Obligation relates to a trade payable) issued for the account of such Person;

(4) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(5) all Capital Lease Obligations of such Person;

(6) the maximum fixed redemption, repayment or other repurchase price of Disqualified Stock in such Person at the time of determination;

(7) any Hedging Obligations of such Person at the time of determination (the amount of any such Obligations to be equal to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(8) all Obligations of the types referred to in clauses (1) through (7) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed, directly or indirectly, or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions; provided that, if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to equal the lesser of the value of such asset and the amount of the obligation so secured, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

For purposes of the foregoing:

(a) the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock was repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock;

(b) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;

(c) in the case of any Indebtedness not issued with original issue discount, the amount of any such Indebtedness outstanding as of any date will be the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due;

(d) the amount of any Indebtedness described in clause (8)(A) above shall be the maximum liability under any such Guarantee;

(e) the amount of any Indebtedness described in clause (8)(B) above shall be the lesser of (I) the maximum amount of the Obligations so secured and (II) the fair market value of such property or other assets; and

(f) except as described in clause (e) above, interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $800 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means Citigroup Global Markets Inc., Rabo Securities USA, Inc., BofA Securities, Inc., Citizens JMP Securities, LLC, Mizuho Securities USA LLC, Standard Chartered Bank and Comerica Securities, Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade names, franchise rights, technology, know-how and processes, recipes, formulas, trade secrets, licenses to any of the foregoing, and all rights to sue at law or in equity for any infringement, misappropriation, dilution, or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment Grade Rating” means a debt rating of the Notes of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or, in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), prepaid expenses and accounts receivable, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of Section 4.07.

“IP Holding Company” means (i) HBL Swiss Services GmbH and (ii) any other Restricted Subsidiary of the Company which from time to time owns or possesses the right to use any Intellectual Property (other than Intellectual Property that is of de minimis value) and licenses such rights to any other Subsidiary of the Company.

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Issuers” has the meaning assigned to it in the preamble of this Indenture.

“Junior Lien Collateral Agent” means the Junior Lien Representative for the holders of any initial Junior Lien Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit G hereto (which agreement in such form or with changes thereto permitted by Section 9.01 hereof the Notes Collateral Agent is authorized to enter into) entered into among the Notes Collateral Agent, the Credit Facilities Collateral Agent and the applicable Junior Lien Collateral Agent in connection with the incurrence of any Junior Lien Obligation, as it may be amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time.

“Junior Lien Obligations” means the obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to the notes provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their representative shall become party to the Junior Lien Intercreditor Agreement.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Parity Lien Obligations and is subject to the Junior Lien Intercreditor Agreement that neither contravenes nor is prohibited by definitive documentation governing the notes and other Indebtedness secured by any Collateral (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Lien Intercreditor Agreement or any joinder thereto.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean any acquisition by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” means a Guarantor whose registered office, place of central administration (administration centrale) and center of main interests (as referred to and defined in the European Regulation No 2015/848 of 20 May 2015 on insolvency proceedings (recast)) are located in Luxembourg.

“Maturity Date” means May 1, 2033.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking fees and broker fees, and sales and underwriting commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness (other than Parity Lien Obligations and Junior Lien Obligations), secured by a Lien on the asset or assets that were the subject of such Asset Sale, any costs associated with unwinding any related Hedging Obligations in connection with such repayment and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or in respect of liabilities associated with the asset disposed of and retained by the Company or its Restricted Subsidiaries.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture, and, collectively, all such Guarantees.

“Notes” has the meaning assigned to it in the preamble of this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Collateral Agent” means Citibank, N.A., until a successor replaces it in accordance with the applicable provisions of the applicable Collateral Documents and thereafter means the successor serving hereunder.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, Guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Offering Memorandum” means the final offering memorandum, dated April 15, 2026, for the offering of the Initial Notes issued on the Issue Date.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Legal Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant or Associate Secretary, the General Counsel, any Vice-President (whether or not designated by a number or word or words added before or after the title “Vice President”) or any Director or Manager of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuers by an Officer of the Issuers, that meets the requirements of Section 13.05.

“OID Legend” means the legend set forth in Section 2.06(f)(3), which is required to be placed on all Notes issued under this Indenture with original issue discount.

“Opinion of Counsel” means a written opinion from legal counsel, who may be internal or external counsel for the Company or the Issuers, or other counsel reasonably acceptable to the Trustee or the Notes Collateral Agent, as applicable, complying with Section 13.05.

“Parent Entity” has the meaning given to such term in the definition of “Change of Control.”

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that is equal in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable.

“Pari Passu Intercreditor Agreement” means that certain Amended and Restated Pari Passu Intercreditor Agreement, to be entered into on the Issue Date, by and among the Notes Collateral Agent, as Initial Additional Authorized Representative (as defined therein), the Credit Facilities Collateral Agent, as Authorized Representative (as defined therein) for the Credit Agreement Secured Parties (as defined therein), and each additional agent from time to time party thereto, and acknowledged by the grantors party thereto, as amended, restated, replaced, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“Parity Lien” means a Lien granted to the Notes Collateral Agent, the Credit Facilities Collateral Agent or other Parity Lien Representative under any Parity Lien Indebtedness for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Indebtedness” means:

(1) Indebtedness represented by the Notes initially issued by the Issuers under this Indenture on the Issue Date and the Note Guarantees;

(2) Indebtedness incurred by the Issuers or any Guarantor under the Credit Agreement that is intended by the Issuers to be secured equally and ratably with the Indebtedness represented by the Notes initially issued by the Issuers under this Indenture by a Parity Lien that is permitted to be incurred and/or secured by a Parity Lien under this Indenture; and

(3) any other Indebtedness of the Issuers or any Guarantor (including Additional Notes) that is intended by the Issuers to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and secured by a Parity Lien under this Indenture; provided that in the case of any Indebtedness referred to in this clause (3):

(a) such Indebtedness (i) is in replacement of any Indebtedness referred to in clauses (1) or (2) above in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement or (ii) constitutes “Additional Senior Lien Obligations” under the Pari Passu Intercreditor Agreement designated by the Issuers, in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement; and

(b) the Parity Lien Representative of such Indebtedness becomes a party to the Pari Passu Intercreditor Agreement in accordance with the terms thereof.

“Parity Lien Obligations” means Parity Lien Indebtedness and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the Notes Collateral Agent, in the case of the Notes, (2) the Credit Facilities Collateral Agent, in the case of the Credit Agreement, and (3) in the case of any other Series of Parity Lien Indebtedness, the trustee, agent or representative of the holders of such Series of Parity Lien Indebtedness who is appointed as a representative of such Series of Parity Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such series of Parity Lien Indebtedness and becomes a party to the Pari Passu Intercreditor Agreement in accordance with the terms thereof.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means (1) any of the businesses in which the Company and any of the Restricted Subsidiaries are engaged on the Issue Date and (2) any other business that is the same as, or reasonably related, ancillary or complementary to, the business described in clause (1) or to any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Indenture.

“Permitted Convertible Indebtedness Call Transaction” means any purchase by the Company of a call or capped call option (or substantively equivalent derivative transaction) on the Company’s common shares in connection with the issuance of any convertible Indebtedness otherwise constituting Permitted Debt, or any refinancing, refunding, extension or renewal thereof as permitted by Section 4.09 and any sale by the Company of a call option or warrant (or substantively equivalent derivative transaction) on the Company’s common shares; provided that the purchase price for the Permitted Convertible Indebtedness Call Transaction does not exceed the net proceeds from such convertible notes or any such refinancing, refunding, extension or renewal thereof as permitted by Section 4.09.

“Permitted Holder” means HBL Swiss Services GmbH, HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à R.L., Herbalife International Luxembourg S.à R.L., and WH Intermediate Holdings Ltd. (and their respective successors) in connection with any purchases and/or holdings of the Company’s common equity interests permitted hereunder. For the purposes of this definition of Permitted Holder, (I) “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and (II) for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company; provided, however, that the aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of any such Investments by the Issuers or Guarantors in Restricted Subsidiaries of the Company that are not Guarantors made pursuant to this clause (1) on or after the Issue Date that are at any time outstanding shall not exceed $250.0 million;

(2) any Investment in cash or Cash Equivalents or investment grade securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in a Related Business, if as a result of such Investment either:

(i) such Person, in one transaction or a series of related transactions, becomes a Restricted Subsidiary of the Company or such assets are owned by a Restricted Subsidiary of the Company; or

(ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to or is liquidated into, the Company or a Restricted Subsidiary of the Company, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 and any Investment of Net Proceeds of any Asset Sale to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business in compliance with Section 4.10;

(5) any Investments by the Company or any Restricted Subsidiary in a Receivables Subsidiary or a Special Purpose Vehicle or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary or a Special Purpose Vehicle is in the form of a Purchase Money Note or an Equity Interest or in the form of a purchase of Receivables and Receivables Related Assets pursuant to a Receivables Repurchase Obligation;

(6) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7) Investments in accounts or notes receivable owing to the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8) loans and advances to directors, officers, employees, managers and consultants of the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(9) Investments in securities received in settlement of Obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors, franchisees, customers or suppliers;

(10) workers’ compensation, utility, lease and similar deposits, deposits in connection with bidding on government contracts and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(11) commission, payroll, travel and similar advances to employees, officers, directors and managers in the ordinary course of business or consistent with past practice;

(12) Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with this Indenture;

(13) Investments represented by Guarantees of Indebtedness that are otherwise permitted under this Indenture and performance guarantees and other guarantees in respect of obligations not constituting Indebtedness in the ordinary course of business;

(14) Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed the greater of (i) $75.0 million and (ii) 3.0% of Consolidated Total Assets; provided that if an Investment made pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14);

(15) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) loans by the Company in an aggregate principal amount not to exceed the greater of (i) $25.0 million and (ii) 1.0% of Consolidated Total Assets to employees of the Company or its Restricted Subsidiaries to finance the sale of the Company’s Capital Stock by the Company to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in Section 4.07(a)(3)(B);

(17) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(18) Investments comprised of intercompany loans between the Company and any Restricted Subsidiary or between any Restricted Subsidiary and any other Restricted Subsidiary; and

(19) Investments in the Notes;

(20) Investments in any Unrestricted Subsidiary or joint venture of the Company or of any of its Restricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at any time outstanding, not to exceed the greater of (i) $100.0 million and (ii) 15.0% of Consolidated EBITDA; provided that, if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20);

(21) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any Restricted Subsidiary;

(22) Investments arising in connection with the purchase and sale of marketable securities to facilitate the repatriation of earnings by Foreign Subsidiaries and Investments arising in connection with the payment of intercompany and other obligations incurred in the ordinary course of business by the Company or any Restricted Subsidiary that are not United States persons;

(23) acquisition of Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of the Restricted Subsidiaries or as security for any such Indebtedness or claim;

(24) Investments consisting of Permitted Liens;

(25) Investments in connection with reorganizations and other activities related to tax planning and reorganization, so long as after giving effect thereto, the Note Guarantees, taken as a whole, are not materially impaired;

(26) Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 4.17; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(27) Investments so long as (x) immediately prior to and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio, calculated as of the date of such Investment and after giving Pro Forma Effect thereto (including, without limitation, to the incurrence of any Indebtedness to finance such Investment), does not exceed 3.0 to 1.0.

“Permitted Liens” means:

(1) (i) Liens securing Indebtedness and other Obligations of the Company or any Restricted Subsidiary that was permitted to be incurred pursuant to Section 4.09(b)(1); provided that, to the extent on the Collateral, such Liens under this clause (1)(i) are subject to the provisions of the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable; and (ii) Liens securing the Notes and the Note Guarantees (not including any Additional Notes);

(2) Liens in favor of the Issuers or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such acquisition and only extend to the property so acquired;

(5) Liens on assets of non-Guarantor Foreign Subsidiaries securing Indebtedness of non-Guarantor Foreign Subsidiaries;

(6) Liens to secure Indebtedness (including any Capital Lease Obligations) permitted by Section 4.09(b)(4), covering only the assets financed with such Indebtedness and additions and improvements thereon;

(7) Liens existing on the Issue Date securing Existing Indebtedness;

(8) Liens for taxes, assessments or governmental charges or levies or other statutory obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law incurred or arising in the ordinary course of business or consistent with past practice, in each case for sums not yet overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Liens, or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained in conformity with GAAP);

(10) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or pledges and deposits securing liability for reimbursement or indemnification obligations, including obligations in respect of letters of credit, surety bonds or bank guarantees for the benefit of insurance carriers providing property, casualty or liability insurance, of the Company or any Restricted Subsidiary of the Company, in each case incurred in the ordinary course of business or consistent with past practice;

(11) Liens incurred in connection with, or deposits by the Company or any Restricted Subsidiary of the Company to secure, the performance of self-insurance obligations solely in the case of such self-insurance obligations, if and to the extent required by applicable requirements of law, supply chain financing arrangements, bids, trade contracts and governmental contracts other than Indebtedness for borrowed money, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature including those to secure health and safety or environmental obligations and guarantee obligations, letters of credit, indemnities including through cash collateralization, surety bonds, performance bonds and similar instruments supporting such obligations;

(12) judgment Liens not giving rise to a Default or an Event of Default;

(13) Liens on (i) the assets of a Restricted Subsidiary of the Company that is not a Guarantor (other than the Issuers) securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by Section 4.09 and (ii) liens on the Capital Stock of a Restricted Subsidiary of the Company that is not a Guarantor or joint ventures, securing Indebtedness of such non-Guarantors or joint ventures permitted to be incurred by Section 4.09;

(14) easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions including zoning restrictions, encroachments, protrusions and other similar charges or encumbrances and title defects affecting real property which, in the aggregate, do not materially adversely affect the value of said property or interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15) any interest or title of a lessor under any capital lease or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(16) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;

(17) Liens securing reimbursement obligations with respect to letters of credit or bankers’ acceptances incurred in accordance with this Indenture which encumber documents and other property relating to such letters of credit or bankers’ acceptances and products and proceeds thereof;

(18) Liens arising from Uniform Commercial Code financing statements, PPSA financing statements or similar public filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(19) leases or subleases, licenses or sublicenses, granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary of the Company;

(20) Liens arising out of conditional sale, consignment, title retention or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance, renew, replace, defease or discharge any Refinanced Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of such Refinanced Indebtedness; (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing such Refinanced Indebtedness and (iii) to the extent on Collateral, are subject to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable;

(23) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens securing Hedging Obligations;

(25) Liens on Receivables Program Assets securing Receivables Program Obligations;

(26) deposits made in the ordinary course of business to secure liability to insurance carriers;

(27) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business or consistent with past practice;

(28) Liens incurred to secure cash management services and other bank products in the ordinary course of business or consistent with past practice;

(29) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(30) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(31) Liens incurred on assets or property of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed the greater of (i) $75.0 million and (ii) 3.0% of Consolidated Total Assets (determined as of the date of any incurrence);

(32) (i) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business or consistent with past practice and not for speculative purpose;

(33) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(34) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Company or any Restricted Subsidiary;

(35) ground leases in respect of real property on which facilities owned or leased by the Company or any Restricted Subsidiary of the Company are located;

(36) Liens on margin stock;

(37) Liens securing obligations in respect of trade-related letters of credit permitted and incurred in the ordinary course of business or consistent with past practice of the Company or any Restricted Subsidiary of the Company and covering the goods or the documents of title in respect of such goods financed by such letters of credit and the proceeds and products thereof;

(38) Liens on property rented to, or leased by, the Company or any Restricted Subsidiary pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction constitutes Permitted Debt, (ii) such Liens do not encumber any other property of the Company or the Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the present value (discounted at a rate equivalent to the Company’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction; and

(39) Liens securing Obligations in respect of any Indebtedness or other Obligations that were permitted to be incurred pursuant to Section 4.09; provided that, with respect to Liens securing obligations permitted under this clause (39), at the time of incurrence and after giving Pro Forma Effect thereto, the First Lien Net Leverage Ratio does not exceed 1.50:1.00; provided that (i) any junior lien Indebtedness incurred in reliance of this clause (39) shall be deemed ranking pari passu in priority of security to the Obligations in respect of the notes at all times for the purpose of the calculation of the First Lien Net Leverage Ratio and (ii) any cash proceeds of any new Indebtedness then being incurred and secured by such Liens shall not be netted from the numerator in the First Lien Net Leverage Ratio for purposes of calculating the First Lien Net Leverage Ratio under this clause (39) for purposes of determining whether such Liens can be incurred.

Notwithstanding anything to the contrary, Liens on any asset or property of Subsidiaries of the Company that are not Guarantors securing Obligations in respect of any Indebtedness for borrowed money (excluding intercompany Indebtedness) shall not at any time exceed $100.0 million in the aggregate.

During any Suspension Period, the relevant clauses of Section 4.09 shall be deemed to be in effect solely for purposes of determining the amount available under clause (7) above.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, refund, renew, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable fees and expenses incurred in connection therewith including premiums paid, if any, to the holders thereof and upfront fees and original issue discount on such refinancing Indebtedness);

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(4) such Permitted Refinancing Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Refinanced Indebtedness; and

(5) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes.

“Person” means any individual, corporation, company, exempted company, limited liability company, partnership, exempted limited partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business). Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

“PPSA” means the Personal Property Security Act (Ontario), together with any regulations thereto; provided that, if the grant, attachment, perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or, in the case of the Province of Quebec, the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such grant, attachment, perfection, effect of perfection or non-perfection or priority.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio in accordance with the provisions set forth in the definition of “Fixed Charge Coverage Ratio” and Section 4.15.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary or a Special Purpose Vehicle to pay the purchase price for Receivables or other Indebtedness to the Company or to any Restricted Subsidiary (or to a Receivables Subsidiary in the case of a transfer to a Special Purpose Vehicle) in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary of the Company pursuant to which the Company or any such Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Issue Date or arising thereafter); provided that:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle:

(i) is Guaranteed by the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), excluding Guarantees of Obligations pursuant to Standard Securitization Undertakings;

(ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings; or

(iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of Obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(2) neither the Company nor any of its Restricted Subsidiaries (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a receivables securitization facility) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P’s or Moody’s, or both, as the case may be.

“Receivables” means all rights of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Restricted Subsidiary as accounts receivable.

“Receivables Documents” means:

(1) one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, a Restricted Subsidiary and/or a Receivables Subsidiary, and

(2) each other instrument, agreement and other document entered into by the Company, a Restricted Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (1) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Program Assets” means:

(1) all Receivables which are described as being transferred by the Company, a Restricted Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents;

(2) all Receivables Related Assets; and

(3) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Program Obligations” means:

(1) Indebtedness and other Obligations owing in respect of notes, trust certificates, undivided interests, partnership interests or other interests sold, issued and/or pledged, or otherwise incurred, in connection with a Qualified Receivables Transaction; and

(2) related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, Standard Securitization Undertakings).

“Receivables Related Assets” means:

(1) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables);

(2) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(3) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(4) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(5) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Repurchase Obligation” means any obligation of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the Company or a Restricted Subsidiary (other than a Receivables Subsidiary).

“Receivables Subsidiary” means a special purpose Wholly Owned Restricted Subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Restricted Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officer’s Certificate certifying, to the best of such Officer’s knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Business” means the business conducted by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are similar or reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

“Responsible Officer” shall mean, when used with respect to the Trustee or the Notes Collateral Agent, any officer within the corporate trust department of the Trustee or the Notes Collateral Agent, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Notes Collateral Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Asset Sale Proceeds” means in respect of an Asset Sale consummated by a Foreign Subsidiary, an amount equal to the Net Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Proceeds to the Company or any of its Subsidiaries, or the inclusion of such Net Proceeds in the calculation of Net Proceeds Offer Amount, (a) would result in material adverse tax consequences to the Company or any Subsidiary of the Company, as reasonably determined by the Company or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case as determined in good faith by the Company.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, or any successor rating agency.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series” means, (a) with respect to the holders of Parity Lien Indebtedness, each of (1) the Notes Collateral Agent, the Trustee and the holders of the Notes (in their capacities as such), in the case of the Notes, (2) the Credit Facilities Collateral Agent and the holders of the Credit Facilities Obligations (in their capacities as such), in the case of the Credit Agreement, and (3) the holders of any other Series of Parity Lien Indebtedness that become party to the Pari Passu Intercreditor Agreement and the trustee, agent or representative of the holders of such Series of Parity Lien Indebtedness who is appointed as a representative of such Series of Parity Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Indebtedness (in their capacities as such) and (b) with respect to any Parity Lien Obligations, each of (1) the Obligations in respect of the Notes, (2) the Credit Facilities Obligations and (3) the Obligations in respect of other Parity Lien Indebtedness which, pursuant to a joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common collateral agent (in its capacity as such for such other Parity Lien Indebtedness).

“Significant Subsidiary” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof and (2) any Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Company and/or any of its Restricted Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants, performance guarantees and indemnities entered into by the Company or any Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transaction and includes, without limitation, any Receivables Repurchase Obligation.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness that is contractually subordinated in right of payment to the Notes or the Note Guarantees.

“Subsidiary” means, with respect to any Person:

(1) any corporation, company, including exempted company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Guarantor other than the Company. The Subsidiary Guarantors on the Issue Date shall include HLF Financing, Inc., HV Holdings Ltd., WH Intermediate Holdings Ltd., HBL Luxembourg Services S.à r.l., Herbalife Luxembourg Distribution S.à r.l., HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à r.l., HBL Holdings Ltd., WH Luxembourg Intermediate Holdings S.à R.L. LLC, WH Capital, LLC, Herbalife International Luxembourg S.à R.L., Herbalife International do Brasil Ltda., Herbalife Korea Co., Ltd., Herbalife International of Europe, Inc., Herbalife International of America, Inc., Herbalife Taiwan, Inc., Herbalife International (Thailand), Ltd., Herbalife Manufacturing LLC, Herbalife Venezuela Holdings, LLC, Herbalife VH Intermediate International, LLC, Herbalife VH International LLC, HBL US Holdings 1, LLC, HBL US Holdings 2, LLC, HBL US Holdings 3, LLC, Herbalife Central America LLC, HBL IHB Operations S.à r.l., HBL Swiss Services GmbH, HBL Swiss Holdings GmbH, Herbalife (U.K.) Limited, HBL UK 1 Limited, HBL UK 2 Limited, HBL UK 3 Limited, HBL Malta Limited and HBL Luxco 1 S.à R.L.

“Swiss Guarantor” means a Guarantor incorporated in Switzerland.

“Total Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) funded Indebtedness for borrowed money of such Person (net of any unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries, excluding any cash proceeds from an incurrence of Indebtedness on the Total Leverage Ratio Calculation Date (as defined below)) on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Total Leverage Ratio is made (for purposes of this definition, the “Total Leverage Ratio Reference Period”); provided that the aggregate amount of all unrestricted cash and Cash Equivalents to be “netted” for all purposes hereunder with respect to the definition of “Total Leverage Ratio” shall not exceed $250.0 million. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any funded Indebtedness for borrowed money (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Total Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Total Leverage Ratio is made (for purposes of this definition, the “Total Leverage Ratio Calculation Date”), then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of funded Indebtedness for borrowed money, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Total Leverage Ratio Reference Period. In addition, the Total Leverage Ratio shall be determined with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which the Notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Selected Interest Rates (Daily) – H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2029; provided, however, that if the period from the redemption date to May 1, 2029 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Citibank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of, or remedies with respect to, the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” also means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection, priority or remedies.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with Section 4.17, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such Guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct non-callable Obligations of, or Guaranteed as to full and timely payment by, the United States of America for the payment of which Guarantee or Obligations the full faith and credit of the United States is pledged.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Authentication Order”	2.02
“Automatic Exchange”	2.06
“Automatic Exchange Date”	2.06
“Automatic Exchange Notice”	2.06
“Automatic Exchange Notice Date”	2.06
“Available Amount”	10.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Enforcement”	10.02
“Event of Default”	6.01
“Freely Disposable Amount”	10.02
“incur”	4.09
“Legal Defeasance”	8.02
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Payment Date”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“Notice”	13.03
“Parallel Debt”	7.13
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Principal Obligations”	7.13
“Purchase Date”	3.09
“Registrar”	2.03
“Regulation”	10.02
“Reinstatement Date”	4.18
“Related Judgement”	13.08
“Related Proceedings”	13.08
“Restricted Payments”	4.07
“Specified Courts”	13.08
“Suspended Covenants”	4.18
“Suspension Period”	4.18
“Swiss Collateral Documents”	7.12

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made; and the included items do not limit the scope of the more general terms; and the listed included items are covered whether or not they are within the scope of the more general terms;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) all section or articles references contained herein will be deemed to be references to sections or articles of this Indenture, unless otherwise specified;

(8) provisions apply to successive events and transactions; and

(9) references to sections of or rules under the Securities Act or the Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04 Luxembourg terms.

Unless the context Luxembourg legal concepts expressed in English terms in this Indenture may not correspond to the original French or German terms relating thereto.

In this Indenture, where it relates to a Luxembourg entity, a reference to:

(a) a winding-up, dissolution, administration, reorganization or moratorium includes:

(i) bankruptcy (faillite);

(ii) voluntary or compulsory liquidation (liquidation volontaire or liquidation judiciaire);

(iii) reprieve from payment (sursis de paiement);

(iv) out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable);

(v) judicial reorganization proceedings in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d’un accord amiable);

(vi) judicial reorganization proceeding by collective agreement (réorganisation judiciaire par accord collectif);

(vii) judicial reorganization by transfer of assets or activities by court order (réorganisation judiciaire par transfert par autorité de justice);

(viii) conciliation (conciliation);

(ix) protective measures (mesures en vue de préserver les entreprises);

(x) general settlement with creditors;

(xi) fraudulent conveyance (action paulina);

(xii) administrative dissolution without liquidation (dissolution administrative sans liquidation);

(xiii) reorganization or similar measures, orders or proceedings affecting the rights of creditors generally;

(b) a trustee, an administrator, a receiver or a similar office includes a curateur, juge-commissaire, mandataire ad hoc, administrateur provisoire, commissaire, expert-vérificateur, conciliateur, liquidateur or a juge délégué;

(c) a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements);

(d) a “lien”, “security” or “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title (transfert à titre de garantie) by way of security;

(e) an attachment includes a saisie, saisie exécutoire or saisie conservatoire;

(f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(h) a director includes a gérant or an administrateur.

ARTICLE 2
THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for each of the Issuers by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual, electronic or facsimile signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of one or more written orders of the Issuers signed by at least one Officer of each of the Issuers (each an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

The Issuers will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Issuers will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issuers will provide a schedule of their calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Issuers’ calculations without independent verification and shall be fully protected in relying upon such calculations.

Section 2.03 Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company, the Issuers or any of the Company’s other Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes. The Issuer has entered into a letter of representations with the Depositary in the form provided by the Depositary, and the Trustee and each Agent are hereby authorized to act in accordance with such letter and Applicable Procedures.

In acting hereunder and in connection with the Notes, the Registrar and Paying Agent shall act solely as agent of the Issuers and will not assume any fiduciary duty or other obligation towards or relationship of agency or trust for or with any of the owners or Holders of the Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company, the Issuers or one of the Company’s other Subsidiaries) will have no further liability for the money. If the Company, the Issuers or one of the Company’s other Subsidiaries acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Registrar or Trustee has received a request from the Depositary to issue such Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein and to the extent required by the Securities Act and any other applicable securities laws. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a duly completed certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a duly completed certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a duly completed certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a duly completed certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(5) Automatic Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.

Upon the Issuers’ satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Restricted Global Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuers’ satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuers may, but shall not be obligated to, (i) provide written notice to the Trustee at least 10 calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with the Depositary, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 10 calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes and an Authentication Order, each duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Issuers’ request on no less than 5 calendar days’ notice, the Trustee shall deliver, in the Issuers’ name and at their expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.06, during the 10 day period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(b)(5) shall be permitted without the prior written consent of the Issuers. As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(b)(5), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuers shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuers or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers or the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuers will execute and upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a duly completed certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuers or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers or the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuers or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuers or the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS THE DATE ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED UNDER RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREOF, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED BY THE ISSUERS AT THEIR OPTION AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF HLF FINANCING SARL, LLC AND HERBALIFE INTERNATIONAL, INC.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) OID Legend. Each Note issued with original issue discount will bear a legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST TO THE ISSUERS BY CONTACTING [ ], TREASURER AT 990 WEST 190TH STREET, SUITE 650, TORRANCE, CA 90502, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on the Schedule of Exchange of Interests on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on the Schedule of Exchanges of Interests on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered on the books of the Registrar as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or sent via e-mail with a.PDF file.

(9) Neither the Trustee nor the Registrar shall have any duty to monitor the Issuers’ compliance with or have any responsibility with respect to the Issuers’ compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Participants or beneficial owners of interests in any Definitive Note or Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have responsibility for any actions taken or not taken by the Depositary.

(11) The Issuers, the Trustee, and the Registrar reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securities laws.

(12) None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, beneficial owner or other Person (other than the Depositary or its nominee) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the Holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participant and any beneficial owners. The Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Trustee or any Agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond, indemnity and/or security must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers or an Affiliate thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and upon receipt of an Authentication Order, the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation in accordance with its customary practices, and shall issue a certificate of destruction to the Issuers for such cancelled Notes. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Issuers in issuing the Notes may use CUSIP, ISIN or other similar numbers, if then generally in use, and thereafter with respect to such Notes the Trustee may use such numbers in any notice provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other similar numbers. Any Additional Notes subsequently issued would be treated as a single series for all purposes under this Indenture; provided that, if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number and ISIN from the Notes.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least 15 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased at any time and the Notes are not in global form, unless otherwise required by law or applicable stock exchange or depositary requirements, the Trustee will select Notes for redemption or purchase as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, by lot or on a pro rata basis subject to adjustment for minimum denominations.

If less than all of the Notes are to be redeemed at any time and the Notes are Global Notes, the Notes to be redeemed will be selected in accordance with the Applicable Procedures.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09, at least 15 days but not more than 60 days before a redemption date, the Issuers will send or cause to be sent in accordance with the Applicable Procedures, or by first class mail with respect to Definitive Notes, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued (or transferred by book entry) upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption in reasonable detail.

At the Issuers’ written request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice together with the notice to be given setting forth the information to be stated in such notice as provided in the preceding paragraph.

Any redemption or notice of any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other debt or equity financing, acquisition or other corporate transaction or event, and, at the Issuers’ discretion, the redemption date may be delayed until such time as any or all of such conditions have been satisfied (or waived by the Issuers in their sole discretion). In addition, the Issuers may provide in any notice of redemption that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person; provided, however, that the Issuers will remain obligated to pay the redemption price and perform their obligations with respect to such redemption in the event such other Person fails to do so. Notice of any redemption in respect of an Equity Offering may be given prior to completion thereof.

If any such condition precedent to such redemption has not been satisfied, the Issuers will provide written notice to the Trustee not less than two Business Days prior to the redemption date that such condition precedent has not been satisfied. The Trustee shall promptly send a copy of such notice to the Holders of the Notes.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, except as may be provided in Section 3.03 if any such redemption is subject to any condition precedent, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption or Purchase Price.

At or prior to 10:00 a.m. New York City Time, on or prior to the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date; provided that, to the extent such deposit is received by the Trustee or the Paying Agent after 10:00 a.m. (New York City time) on any such due date, such deposit will be deemed deposited on the next Business Day. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, accrued and unpaid interest, if any, on all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue (or deliver by book entry transaction pursuant to Applicable Procedures) and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) Except as provided in this Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to May 1, 2029.

(b) At any time prior to May 1, 2029, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under this Indenture, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 107.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date) with an amount not to exceed the net cash proceeds of one or more Equity Offerings consummated after the Issue Date; provided that:

(1) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all such Notes are otherwise repurchased or redeemed); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) At any time prior to May 1, 2029, the Issuers may on any one or more occasions redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuers shall notify the Trustee in writing of the Applicable Premium promptly after the calculation, and the Trustee shall not be responsible for such calculation nor shall it verify such calculation.

(d) On or after May 1, 2029, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2029	103.875%
2030	101.938%
2031 and thereafter	100.000%

Notwithstanding the foregoing, in connection with any offer to purchase the Notes (including any tender offer, Change of Control Offer or Net Proceeds Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Issuers, or any third party making such offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such repurchase date, to redeem (with respect to the Issuers) or repurchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest paid to any Holder in such offer payment) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding the redemption date or purchase date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption or purchase date.

The Company or any of its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Mandatory Redemption.

The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Repurchase by Application of Excess Proceeds of Asset Sales.

In the event that, pursuant to Section 4.10, the Issuers are required to commence a Net Proceeds Offer, the Issuers shall follow the procedures specified below.

Upon the commencement of a Net Proceeds Offer, the Issuers will send, in accordance with Applicable Procedures, or by first class mail with respect to Definitive Notes, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The notice, which will govern the terms of the Net Proceeds Offer, will state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Net Proceeds Offer will remain open;

(2) the Net Proceeds Offer Amount, the purchase price and the date of purchase (the “Purchase Date”);

(3) that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer will cease to accrue interest on the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Net Proceeds Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Pari Passu Indebtedness surrendered by holders thereof exceeds the Net Proceeds Offer Amount, the Issuers will select the Notes and, if applicable, the principal amount or accreted value, as the case may be, of other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount (less any pro rata portion thereof attributable to other Pari Passu Indebtedness) of Notes or portions thereof tendered pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount attributable to the Notes has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Net Proceeds Offer on the Purchase Date.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

ARTICLE 4
COVENANTS

Section 4.01 Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers, holds as of 10:00 a.m. New York City Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due; provided that, to the extent such deposit is received by the Paying Agent after 10:00 a.m. (New York City time) on any such due date, such deposit will be deemed deposited on the next Business Day.

The Issuers will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) within 90 days after the end of each fiscal year, annual reports of the Company containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information was included or incorporated by reference in the Offering Memorandum), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) audited financial statements prepared in accordance with GAAP;

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information was provided or incorporated by reference in the Offering Memorandum), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); and

(3) within five Business Days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report or any information required to be contained in such report will be required to be furnished if the Company determines in its good faith judgment that such event, or any information with respect to such event which is not included in any report that is furnished, is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole, or such current report relates solely to information required under Items 3.01, 3.02, 3.03, insofar as it relates to securities other than the Notes and the Note Guarantees, or 5.02(e) of Form 8-K or any successor provisions thereto;

provided, however, that (i) any information required by Part III of Form 10-K shall be deemed to be timely delivered in accordance with the foregoing requirements so long as it is included in a definitive proxy statement or amendment to Form 10-K filed with the SEC within the period permitted under the SEC’s rules and regulations and (ii) all such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the information required by Items 201, 402, 403, 405, 406, 407, 701 or 703 of Regulation S-K, and (C) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC;

provided, further, that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are publicly available on the SEC’s EDGAR system (or a successor thereto) within the applicable time periods specified above.

(b) So long as any Notes are outstanding and the Company is not subject to the periodic reporting requirements under the Exchange Act, if the foregoing materials are not publicly available on the SEC’s EDGAR system (or a successor thereto) within the applicable time periods specified above, the Company will also:

(1) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the first public disclosure of the annual and quarterly reports required by clauses (1) and (2) of Section 4.03(a) announcing the date on which such reports will become publicly available and directing Holders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of the Company to obtain copies of such reports; and

(2) maintain a website to which the Trustee, Holders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports and press releases required by this Section 4.03 are posted.

(c) So long as any Notes are outstanding, the Company will also:

(1) at any time after the Company releases its earnings for any annual or quarterly period, but in no event later than 10 Business Days after furnishing to the Trustee (or filing with the SEC) the annual and quarterly reports required by clauses (1) and (2) of Section 4.03(a), hold a conference call to discuss such reports and the results of operations for the relevant reporting period (which conference call may, at the option of the Company, be the same conference call that the Company’s shareholders and/or equity research analysts are invited to); and

(2) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

(d) In addition, the Company shall furnish to Holders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.03 shall be automatically cured when the Company provides all required reports to the Trustee or the Holders, as applicable, or files all required reports with the SEC, or holds such conference call, as applicable.

Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any Subsidiary’s compliance with any of their respective covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates or certificates delivered pursuant to Section 4.04) or any other agreement or document. The Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR filing system (or its successor) or postings to any website have occurred. The Trustee has no duty to participate in or monitor any conference calls.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate signed by the chief executive officer, the chief financial officer or the principal accounting officer that need not comply with Section 13.05 stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, covenants, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, promptly (but no later than thirty (30) days) upon any Officer obtaining knowledge of any Default or Event of Default, an Officer’s Certificate describing such Default or Event of Default and the status thereof.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

Each of the Issuers and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(II) purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;

(III) make any principal payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than the payment, purchase, repurchase, redemption, defeasance, acquisition or retirement of (i) intercompany Indebtedness between or among the Company and its Restricted Subsidiaries, and (ii) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity thereof, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance, acquisition or retirement); or

(IV) make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving Pro Forma Effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (17), (18) or (20) of Section 4.07(b)), is less than the sum, without duplication, of:

(A) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on January 1, 2026 and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Payment; or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(B) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company after the Issue Date, as a contribution to its common equity capital or from the issue or sale (other than to a Subsidiary of the Company) of:

(i) Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company; or

(ii) Disqualified Stock, Designated Preferred Stock or debt securities of the Company that in each case have been converted into or exchanged for Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company, plus

(C) 100% of the fair market value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued since the Issue Date by the Company as consideration for the purchase by the Company or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, a Related Business (including by means of a merger, consolidation or other business combination permitted under this Indenture); plus

(D) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment or the fair market value of such other property (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(E) 50% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company or any Restricted Subsidiary from any distribution or dividend (other than a return of capital) from an Unrestricted Subsidiary (whether or not such dividend or distribution is included in the calculation of Consolidated Net Income); plus

(F) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or upon the merger or consolidation of an Unrestricted Subsidiary with or into the Company or any of its Restricted Subsidiaries, the lesser of (x) the fair market value of the Company’s Investment in such Subsidiary as of the date of redesignation and (y) such fair market value as of the date such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(G) $400.0 million.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of any redemption notice related thereto, if at said date of declaration or notice such payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company within 10 Business Days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 4.07(a)(3)(B);

(3) the redemption, repurchase, retirement, defeasance or other acquisition or retirement for value of Subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from a substantially concurrent (i) incurrence of Permitted Refinancing Indebtedness or (ii) issuance of Disqualified Stock permitted to be issued under this Indenture;

(4) the payment of any dividend (or, in the case of any partnership, limited liability company or other business entity, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any future, current or former officer, director, employee or consultant of the Company (or any of its Restricted Subsidiaries’) pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or other executive compensation arrangement or any other management or employee benefit plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the greater of (i) $25.0 million and (ii) 1.0% of Consolidated Total Assets in any calendar year (with unused amounts in any calendar year being carried over to subsequent calendar years; provided that the aggregate purchase price for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $50.0 million in any calendar year); provided, further, that such amounts set forth in this clause (5) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by the Company from sales of Equity Interests (other than Disqualified Stock) of the Company to officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries that occur after the Issue Date (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under Section 4.07(a)(3)(B); and provided, further, that the Company may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); and provided, further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any Restricted Subsidiary of the Company in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment;

(6) the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options, warrants, stock appreciation rights or other similar related instruments to the extent such Equity Interests represent a portion of the exercise price of those stock options and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(7) payments to holders of the Company’s common shares in lieu of the issuance of fractional shares in its share capital;

(8) the redemption, repurchase, retirement, defeasance or other acquisition of Disqualified Stock of the Company in exchange for Disqualified Stock of the Company or with the net cash proceeds from a substantially concurrent issuance of Disqualified Stock by the Company, in each case that is permitted to be issued as described under Section 4.09;

(9) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Sections 4.10 and 4.14; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Net Proceeds Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock or shares of a Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(11) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock of the Company;

(12) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Company;

(13) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this Section 4.07 (all as determined in good faith by a senior financial officer of the Company);

(14) Restricted Payments in an aggregate amount under this clause (14) at any time outstanding not to exceed $100.0 million plus the amount of any unused portion of the basket provided for under clause (18);

(15) Restricted Payments so long as the Total Leverage Ratio, calculated as of the date of such Restricted Payment and after giving Pro Forma Effect thereto (including, without limitation, to the incurrence of any Indebtedness to finance such Restricted Payment), does not exceed 2.5 to 1.0;

(16) any Permitted Convertible Indebtedness Call Transaction and any payments in connection therewith;

(17) payments that are made with Excluded Contributions;

(18) the redemption, repurchase, retirement, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in an aggregate amount under this clause (18) at any time outstanding not to exceed $100.0 million plus the amount of any unused portion of the basket provided for under clause (14);

(19) payments necessary so that Subordinated Indebtedness will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code;

(20) the conversion of Subordinated Indebtedness to Qualified Capital Stock of the Company or Capital Stock of any direct or indirect parent company of the Company; and

(21) payments of cash upon settlements of conversions or exchanges of convertible notes;

provided that in the case of clauses (5), (12), (14), (15) and (18), no Default shall have occurred and be continuing.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (21) above or is entitled to be made pursuant to Section 4.07(a), the Company will be permitted, in its sole discretion, to classify the Restricted Payment, or later reclassify the Restricted Payment in whole or in part, in any manner that complies with this Section 4.07.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and any other agreement as in effect on the Issue Date, including pursuant to the Credit Agreement and the other documents relating to the Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the Issue Date;

(2) this Indenture, the Notes and the related Note Guarantees;

(3) applicable law, rule, regulation or administrative or court order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in Section 4.08(a)(3);

(7) any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending the closing of such sale or other disposition;

(8) agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or the Board of Directors of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 4.12, to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Company’s Board of Directors;

(11) customary restrictions on a Receivables Subsidiary and Receivables Program Assets effected in connection with a Qualified Receivables Transaction;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) in the case of the provision described in Section 4.08(a)(3): (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (b) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(14) existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(15) existing under, by reason of or with respect to Indebtedness of the Company or a Restricted Subsidiary not prohibited to be incurred under this Indenture; provided that (a) such encumbrances or restrictions are customary for the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Issuers’ or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Company;

(16) agreements governing Indebtedness incurred in compliance with Section 4.09(b)(4); provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness;

(17) any other agreement governing Indebtedness incurred after the Issue Date that contains encumbrances or other restrictions that are, in the good faith judgment of the senior management or the Board of Directors of the Company, no more restrictive in any material respect taken as a whole than those encumbrances and other restrictions that are customary in comparable financings; and

(18) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company and the Guarantors will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries (other than the Guarantors) to issue any shares of preferred stock or preferred shares; provided, however, that the Issuers and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of (a) Indebtedness, letters of credit and bankers’ acceptances under Credit Facilities in an aggregate amount at any time outstanding as of any date of incurrence of any such Indebtedness (together with the aggregate amount of any Permitted Refinancing Indebtedness outstanding as of such date that was incurred pursuant to clause (1)(b) and that is not deemed to be incurred pursuant to another clause of this Section 4.09(b) or Section 4.09(a) as a result of reclassification) not to exceed (x) $650.0 million, plus (y) the greater of (A) $500.0 million and (B) 67% of Consolidated EBITDA for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred pursuant to this clause (1), determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), plus (z) an amount equal to the maximum principal amount of Indebtedness that the Company and its Restricted Subsidiaries could incur such that, immediately after giving effect to the incurrence of such Indebtedness, the First Lien Net Leverage Ratio is equal to or less than 1.50:1.00 (assuming for purposes of such calculation that all such Indebtedness incurred pursuant to this clause (z) is included in clause (i) of the definition of “First Lien Net Leverage Ratio”), and (b) any Permitted Refinancing Indebtedness incurred to extend, refinance, refund, renew, replace, defease or discharge any Indebtedness that was incurred pursuant to this clause (1) and was not, as of the date of incurrence of such Permitted Refinancing Indebtedness, deemed to be incurred pursuant to another clause of this Section 4.09(b) or Section 4.09(a) as a result of reclassification;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company, the Issuers and the Subsidiary Guarantors of Indebtedness represented by the Notes and Note Guarantees issued on the Issue Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or purchase money obligations, including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings, including in connection with any Sale and Leaseback Transaction, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of or refinancing the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets, in an aggregate principal amount at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $175.0 million and (b) 7.0% of Consolidated Total Assets (determined as of the date of incurrence);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clauses (2), (3) or (4) above, this clause (5), clauses (16), (17), (19), (25), (26) or (27) below or pursuant to Section 4.09(a);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:

(A) if the Issuers or any Guarantor is the obligor on such Indebtedness, and the payee is not one of the Issuers or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuers, or the Note Guarantee of such Guarantor, in the case of a Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Hedging Obligations that are not entered into for the purpose of speculation;

(8) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of preferred shares or shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock or preferred shares by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Subsidiary or joint venture of the Company that was permitted to be incurred by another provision of this Section 4.09 and could have been incurred (in compliance with this Section 4.09) by the Person so Guaranteeing such Indebtedness;

(10) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(11) the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims provided to the Company or any of its Restricted Subsidiaries, bankers’ acceptances, indemnities including through letters of credit, cash collateralization, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Company and its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; and provided, further, that such underlying obligation is not in respect of borrowed money;

(12) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, deferred purchase price adjustments, earn-out or similar Obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary; provided that (a) any amount of such Obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (12) and (b) the maximum aggregate liability in respect of all such Obligations outstanding under this clause (12) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13) Indebtedness incurred under commercial letters of credit issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness); or Indebtedness of the Company or any of its Restricted Subsidiaries under letters of credit and bank guarantees backstopped by letters of credit under the Credit Facilities;

(14) pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

(15) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries issued to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses in connection with the redemption or purchase of Capital Stock, to the extent permitted by Section 4.07(b)(5);

(16) the incurrence by any Foreign Subsidiary of Indebtedness and/or the guarantee by the Company and/or any of its Restricted Subsidiaries of such Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (16), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed the greater of (a) $75.0 million and (b) 3.0% of Consolidated Total Assets (determined as of the date of incurrence);

(17) the incurrence by the Company or any of its Restricted Subsidiaries of any Capital Lease Obligation resulting from a Sale and Leaseback Transaction in an aggregate principal amount at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (17), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (a) $75.0 million and (b) 3.0% of Consolidated Total Assets (determined as of the date of incurrence);

(18) Indebtedness in respect of Receivables Program Obligations;

(19) the incurrence of Acquired Debt or other Indebtedness incurred in connection with, or in contemplation of, an acquisition (including by way of merger or consolidation) by the Company or any of its Restricted Subsidiaries; provided that after giving Pro Forma Effect to such acquisition, either (a) the Company’s Fixed Charge Coverage Ratio immediately following such acquisition and incurrence (including a pro forma application of the net proceeds therefrom) would be at least 2.0 to 1.0 or (b) the Company’s pro forma Fixed Charge Coverage Ratio would be equal to or greater than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition and incurrence;

(20) Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to the extent that the net proceeds thereof are promptly deposited to defease, redeem or to satisfy and discharge the Notes;

(21) Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(22) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;

(23) Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business;

(24) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(25) the incurrence of Indebtedness by any Restricted Subsidiary of the Company that is not a Guarantor (other than the Issuers), and/or the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of any joint venture of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (25), not to exceed the greater of (a) $75.0 million and (b) 3.0% of Consolidated Total Assets (determined as of the date of incurrence);

(26) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (26), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (26), not to exceed the greater of (a) $100.0 million and (b) 4.0% of Consolidated Total Assets (determined as of the date of incurrence); and

(27) any Contribution Debt.

Notwithstanding anything to the contrary, the aggregate principal amount of Indebtedness for borrowed money (excluding intercompany Indebtedness) outstanding by Subsidiaries of the Company that are not Guarantors shall not at any time exceed $100.0 million.

The Issuers and the Company will not, and the Company will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company, the Issuers or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially the same terms. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company, the Issuers or any Subsidiary Guarantor solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority Liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority Liens.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (27) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this Section 4.09; provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date will, at all times, be treated as incurred on the Issue Date under Section 4.09(b)(1) and may not be reclassified. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09.

Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred, or any Indebtedness outstanding pursuant to the clause or clauses of the definition of Permitted Debt under which such Indebtedness is being incurred, is denominated in a different currency, the amount of any such Indebtedness being incurred and such outstanding Indebtedness, if any, will in each case be the U.S. Dollar Equivalent determined on the date any such Indebtedness was incurred, in the case of term Indebtedness, or first committed or first incurred (whichever yields the lower U.S. Dollar Equivalent), in the case of revolving credit Indebtedness, which U.S. Dollar Equivalent will be reduced by any repayment on such Indebtedness in proportion to the reduction in principal amount; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest, if any, payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) if the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Indebtedness is incurred.

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:

(A) any liabilities, contingent or otherwise (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

(C) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) since the Issue Date that is at the time outstanding, not to exceed the greater of (a) $50.0 million and (b) 2.0% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(D) the fair market value (measured as of the date such Equity Interests or assets are received) of any Equity Interests or assets of the kind referred to in clauses (2) or (4) of Section 4.10(b).

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(1) (A) to the extent such Net Proceeds are from an Asset Sale of Collateral, to repay: (i) Obligations under the Notes or (ii) Parity Lien Obligations (other than the Notes), and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that in the case of any repayment pursuant to clause (A)(ii), the Company or such Restricted Subsidiary will either (I) reduce Obligations under the Notes on an equal or ratable basis with any Parity Lien Obligations repaid pursuant to clause (A)(ii) by, at its option (y) redeeming the Notes as described under Section 3.07 or (z) purchasing the Notes through open-market purchases or in arm’s length privately negotiated transactions (which, in each case, may be below par) or (II) make an offer (in accordance with the procedures for a Net Proceeds Offer set forth in Section 3.09 and this Section 4.10) to all Holders to purchase their Notes for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon, or

(B) if the assets that are the subject of such Asset Sale do not constitute Collateral, to repay: (i) (1) Obligations under the Notes and/or the Credit Facilities Obligations, (2) Obligations under secured Indebtedness incurred pursuant to a Credit Facility and/or (3) Obligations under any other secured Indebtedness, and in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; (ii) Obligations under any other Pari Passu Indebtedness (other than any Pari Passu Indebtedness referred to in clause (B)(i) above) of the Company or any Restricted Subsidiary (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); provided that the Company or such Restricted Subsidiary will either (I) reduce the aggregate principal amount of Obligations under the Notes on an equal or ratable basis with any Pari Passu Indebtedness repaid pursuant to this clause (B)(ii) by, at its option, (y) redeeming the Notes as provided under Section 3.07 and/or (z) purchasing the Notes through open-market purchases or in privately negotiated transactions (which, in each case, may be below par) and/or (II) make an offer (in accordance with the procedures for a Net Proceeds Offer set forth in Section 3.09 and this Section 4.10) to all Holders to purchase their Notes, for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased, on an equal or ratable basis with any Pari Passu Indebtedness repaid pursuant to this clause (B)(ii) (which offer shall be deemed to be a Net Proceeds Offer for purposes hereof); or (iii) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2) to acquire all or substantially all of the assets of another Related Business, or to acquire any Equity Interests of another Related Business, if, after giving effect to any such acquisition of Equity Interests, the Related Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure;

(4) to restore, rebuild, repair, construct, improve, replace or otherwise acquire any assets that will be used or useful in a Related Business; or

(5) a combination of prepayments and investments permitted by the foregoing clauses (1), (2), (3) and (4);

provided that the Company and its Restricted Subsidiaries will be deemed to have applied such Net Proceeds pursuant to clause (2), (3) or (4) of this Section 4.10(b), as applicable, if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Company has entered into and not abandoned or rejected a binding agreement to consummate any reinvestment described in clause (2), (3) or (4) of this paragraph, and such reinvestment is thereafter completed within 180 days after the end of such 365-day period; provided, further, that any assets (including Equity Interests) acquired with the Net Proceeds from a disposition of Collateral are pledged or otherwise secured as Collateral to the extent required under the Collateral Documents.

(c) Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture. Subject to Section 4.10(e), on the 366th day (as extended pursuant to the provisions in Section 4.10(b)) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (1), (2), (3), (4) or (5) of Section 4.10(b) (each, a “Net Proceeds Offer Trigger Date”), an amount equal to such aggregate amount of Net Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (1), (2), (3), (4) or (5) of Section 4.10(b) (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) with respect to the Notes on a date (the “Net Proceeds Offer Payment Date”) not less than 15 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any Parity Lien Indebtedness or any Pari Passu Indebtedness, from the holders of such Parity Lien Indebtedness or Pari Passu Indebtedness, as applicable) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and Parity Lien Indebtedness or any such Pari Passu Indebtedness, as applicable) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Parity Lien Indebtedness or Pari Passu Indebtedness, as applicable) equal to the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer shall be equal to 100% of the principal amount or accreted value of the Notes and Parity Lien Indebtedness (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Net Proceeds Offer Payment Date.

(d) Notwithstanding the foregoing, if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and an amount equal to the Net Proceeds thereof shall be applied in accordance with Section 4.10.

(e) The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $100.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $100.0 million, shall be applied as required pursuant to Section 4.10, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $100.0 million).

(f) Notwithstanding anything to the contrary, with respect to any Asset Sale consummated by a Foreign Subsidiary of the Company, the Company may elect to reduce the Net Proceeds Offer Amount by the amount of any Restricted Asset Sale Proceeds; provided that the Company shall use its commercially reasonable efforts such that the distribution of any amounts constituting Restricted Asset Sale Proceeds solely pursuant to clause (a) of the definition thereof (if such amounts were distributed), or the inclusion of any amounts constituting Restricted Asset Sale Proceeds solely pursuant to clause (a) of the definition thereof in the Net Proceeds Offer Amount, would not result in adverse tax consequences of more than a de minimis amount to the Company and its Subsidiaries (as reasonably determined by the Company), such that such amounts would not constitute Restricted Asset Sale Proceeds. For the avoidance of doubt, in no event shall this Section 4.10 require cash at Foreign Subsidiaries to be repatriated.

(g) Each Net Proceeds Offer will be sent to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Parity Lien Indebtedness or Pari Passu Indebtedness, as applicable) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Parity Lien Indebtedness or Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Parity Lien Indebtedness or Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Parity Lien Indebtedness or Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

(h) The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.10, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or such Restricted Subsidiary; and

(2) the Issuers deliver to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200.0 million, either (i) a resolution of the Board of Directors of the Company or (ii) a letter an independent financial advisory, investment banking or appraisal firm, in each case set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and, in the case of clause (i), that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):

(1) transactions between or among the Company and/or its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(2) Permitted Investments and Restricted Payments that are permitted by Section 4.07;

(3) reasonable fees and compensation paid to (including issuances and grants of Equity Interests of the Company, employment agreements and share or stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, current, former or future officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business;

(4) transactions pursuant to any agreement in effect on the Issue Date, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders in any material respect than such agreement as it was in effect on the Issue Date;

(5) loans or advances to officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses of the Company and its Restricted Subsidiaries permitted by clause (8) of the definition of “Permitted Investments”;

(6) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company, directly or through any of its Restricted Subsidiaries, owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Company or its Restricted Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such Person;

(7) any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business (including, without limitation, pursuant to any joint venture agreement) between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier, purchaser or seller of goods or services, so long as the Company determines in good faith that any such agreement is on terms not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate;

(8) the issuance and sale of Qualified Capital Stock;

(9) any transaction effected in connection with a Qualified Receivables Transaction;

(10) pledges of equity interests of Unrestricted Subsidiaries;

(11) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(12) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.11(a)(1);

(13) any contribution to the common equity capital of the Company;

(14) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(15) any transaction or series of transactions between the Company or any Restricted Subsidiary of the Company and any of their joint ventures.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, unless:

(1) in the case of any Lien on any Collateral, such Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Note Guarantees; and

(2) in the case of any Lien on any asset or property that is not Collateral, the Notes or the Note Guarantees are equally and ratably secured with (or on a senior basis to, in case such Lien secures any Subordinated Indebtedness) the Obligations secured by such Lien.

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged (a) upon the release by the holders of the Indebtedness described under clause (2) above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except payment in full made with the proceeds from the foreclosure, sale or other realization from an enforcement on the collateral by the holders of the Indebtedness described under clause (2) above of their Lien) and (b) as provided under Section 12.02.

Notwithstanding anything to the contrary, Liens on any assets or property of Subsidiaries of the Company that are not Guarantors securing Obligations in respect of any Indebtedness for borrowed money (excluding intercompany Indebtedness) shall not at any time exceed $100.0 million in the aggregate.

Section 4.13 Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, the Issuers will make an offer (a “Change of Control Offer”) to each Holder of Notes, pursuant to which each such Holder will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuers will send a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by Section 4.14(b) and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and upon receipt of an Authentication Order, the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The provisions of Section 4.14(a) that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of this Indenture are applicable.

(d) Notwithstanding anything to the contrary in this Section 4.14, the Issuers will not be required to make a Change of Control Offer if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given prior to the Change of Control pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price.

(e) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement with respect to the Change of Control is in place at the time the Change of Control Offer is made.

Section 4.15 Limited Condition Transactions.

When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Transaction and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof), the date of determination of such basket or ratio and/or absence of any Default or Event of Default shall, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Transaction are entered into, and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation is made ending prior to such date and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted under this Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Issuers elect to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction unless and until such Limited Condition Transaction has been abandoned, as determined by the Issuers, prior to the consummation thereof; provided, further, that in connection with the making of Restricted Payments prior to the consummation of such Limited Condition Transaction, the calculation of Consolidated Net Income and Consolidated EBITDA (and any defined term a component of which is Consolidated Net Income or Consolidated EBITDA) shall not, in any case, assume such Limited Condition Transaction has been consummated.

Section 4.16 Additional Note Guarantees.

If and for so long as any Restricted Subsidiary (other than an Excluded Subsidiary) directly or indirectly, guarantees any Indebtedness of the Issuers or any domestic Subsidiary of the Company under the Credit Agreement or any other Credit Facility, then such Subsidiary will become a Guarantor and, within 20 Business Days of the date on which it incurs the guarantee of such Indebtedness (or such longer period as agreed by the applicable administrative agent under the Credit Agreement), the Company shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture substantially in the form attached as Exhibit F hereto pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and this Indenture and (b) a notation of Guarantee in respect of its Note Guarantee;

(2) deliver to the Trustee one or more Opinions of Counsel (subject to customary assumptions and exceptions) that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms; and

(3) execute and deliver to the Notes Collateral Agent joinder agreements or other similar agreements with respect to the Collateral Documents and take all actions required thereunder to perfect the Liens created thereunder.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will either reduce the amount available for Restricted Payments under Section 4.07(a) or be a Permitted Investment, as applicable. The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation. The designation will not be permitted if such Investment would not be permitted as a Restricted Payment or Permitted Investment at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by Section 4.07.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company shall be in default of such Section 4.09.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing, (1) no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period and (2) no Intellectual Property (other than Intellectual Property that is of de minimis value) shall be transferred from any IP Holding Company to an Unrestricted Subsidiary, other than non-exclusive licenses.

Section 4.18 Changes in Covenants when Notes are Rated Investment Grade.

If on any date following the Issue Date:

(a) the Notes have an Investment Grade Rating from both Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under this Indenture,

then beginning on that day and subject to the provisions of the following paragraph, the sections specifically listed below will be suspended with respect to the Notes:

(1) Section 4.10 (Asset Sales);

(2) Section 4.07 (Restricted Payments);

(3) Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);

(4) Clause (a)(3) of Section 5.01 (Merger, Consolidation or Sale of Assets);

(5) Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries); and

(6) Section 4.11 (Transactions with Affiliates)

(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this Section 4.18 is called the “Suspension Period.” The Issuers will notify the Trustee in writing of the occurrence or the termination of any Suspension Period; provided that the failure to notify the Trustee shall not be a default under this Indenture. The Trustee shall not have any duty to (i) monitor the ratings of the Notes, (ii) determine whether a Suspension Period has occurred or ended or monitor for any event giving rise to a Suspension Period, or determine the consequences thereof, or (iii) notify Holders of any of the foregoing. Upon notice of the occurrence of a Suspension Period and in the absence of notice of the termination of such Suspension Period, the Trustee shall assume the Suspended Covenants do not apply and are not in full force and effect. Upon notice of the termination of a Suspension Period and in the absence of notice of the occurrence of a Suspension Period, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of this Section 4.18 and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will, from and after such date (the “Reinstatement Date”), again be subject to the Suspended Covenants. Notwithstanding the foregoing and any other provision of this Indenture, the Notes or the Note Guarantees, no Default or Event of Default shall be deemed to exist under this Indenture, the Notes or any Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to the Suspended Covenants for (a) any actions taken or events occurring during a Suspension Period (including without limitation any agreements, Liens, preferred stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period), or (b) any actions required to be taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

In the event of any reinstatement of the Suspended Covenants, all Indebtedness incurred during the Suspension Period will be classified as having been incurred pursuant Section 4.09(b)(2) and all Restricted Payments made after such reinstatement will be calculated as though the limitations contained in Section 4.07 had been in effect prior to, but not during, the Suspension Period.

For purposes of Section 4.08, on the Reinstatement Date, any consensual encumbrances or restrictions of the type specified in Section 4.08(a) entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under Section 4.08(b)(1).

For purposes of Section 4.11, any Affiliate Transaction entered into after the Reinstatement Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.11(b)(4).

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

Section 4.19 After-Acquired Collateral.

From and after the Issue Date, and subject to certain limitations and exceptions set forth in the Collateral Documents and this Indenture (including with respect to Excluded Assets), if any Issuer or any Guarantor acquires any property or assets which are of a type constituting Collateral under any Collateral Document (excluding, for the avoidance of doubt, any applicable Excluded Assets), it shall execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Collateral Document to provide to the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes a first-priority perfected security interest (subject to Permitted Liens) in such after-acquired Collateral and to take such actions to add such after-acquired Collateral to the Collateral within (i) 60 days of such acquisition with respect to property and assets of any Foreign Subsidiary or (ii) 30 days of such acquisition with respect to all other property or assets (or such later date as is provided for under the Credit Agreement or as the Credit Facilities Collateral Agent may have agreed to under the Credit Agreement), and thereupon all provisions of this Indenture and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired Collateral to the same extent and with the same force and effect.

Failure to create and perfect a security interest in the Collateral shall constitute an Event of Default. Neither the Trustee nor the Notes Collateral Agent on behalf of the Trustee and the Holders of the Notes shall have any duty or responsibility to see to or monitor the performance of the Issuers, the Guarantors and their respective Subsidiaries with regard to these matters, or to perfect or maintain the perfection of the security interest in the Collateral.

Notwithstanding anything to the contrary herein or in any Collateral Document (a) neither the Issuers nor the Guarantors shall be required to deliver leasehold mortgages and landlord lien waivers, estoppels, warehouseman waivers or other collateral access letters; (b) control agreements shall not be required in respect of deposit accounts, securities accounts, commodities accounts and other similar accounts; and (c) other than filing UCC financing statements (or equivalent filings in a foreign jurisdiction), perfection shall not be required with respect to (i) commercial tort claims, (ii) letter of credit rights (other than supporting obligations) and (iii) any property or assets of the Company or any of its Subsidiaries to the extent the cost, burden, difficulty or consequence (including any effect on the ability of the Issuers and the Guarantors to conduct their operations and business in the ordinary course) of perfecting a security interest therein outweighs the benefit of the security afforded thereby to the Notes Collateral Agent or the Holders as reasonably determined by the Company and the Credit Facilities Collateral Agent (or, following the discharge of the Credit Facilities Obligations, the Notes Collateral Agent acting at the written direction of the Applicable Authorized Representative) (and the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and/or duties where the benefit to the Notes Collateral Agent or the Holders of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and/or duties).

Prior to the discharge of the Credit Facilities Obligations, to the extent that the Credit Facilities Collateral Agent is satisfied with or agree to any deliveries or documents required to be provided in respect of any matters relating to the Collateral or make any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of legal opinions or other deliverables, if applicable, with respect to, particular assets (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date)), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Credit Facilities Collateral Agent in respect of any such matters shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Collateral Documents.

Section 4.20 Further Assurances.

To the extent required by the Collateral Documents and this Indenture, the Issuers shall, and shall cause each of the Restricted Subsidiaries to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, financing statements, agreements, certificates or documents, and take all such actions, as may be required under applicable law or as the Trustee or the Notes Collateral Agent may reasonably request (it being understood that the Trustee or the Notes Collateral Agent is under no obligation to make such request), in order to assure, grant, preserve, protect and perfect the validity and priority of the security interest and Liens created or intended to be created by the Collateral Documents in the Collateral. In addition, from time to time, the Issuers and the Guarantors will reasonably promptly secure the obligations under this Indenture and Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Collateral Documents.

Section 4.21 Post-Closing Covenants.

The Issuers and the Guarantors shall use their commercially reasonable efforts, within 90 days following the Issue Date, or as soon as practicable thereafter, provided such longer period shall have been consented to by the Credit Facilities Collateral Agent, to execute and deliver to the Notes Collateral Agent all applicable Collateral Documents with respect to non-U.S. Guarantors, and take all actions required thereunder and under this Indenture, to grant a first-priority perfected security interest (subject to Permitted Liens) upon the property or assets of the Issuers and Guarantors that would constitute Collateral as security for the Obligations under the Notes.

Failure to create and perfect a security interest in the Collateral shall constitute an Event of Default. Neither the Trustee nor the Notes Collateral Agent on behalf of the Trustee and the Holders of the Notes shall have any duty or responsibility to see to or monitor the performance of the Issuers, the Guarantors and their respective Subsidiaries with regard to these matters, or to perfect or maintain the perfection of the security interest in the Collateral.

ARTICLE 5
SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) Neither the Company nor the Issuers will, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis) to any Person or group of affiliated Persons, or permit any of the Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person or group of Persons unless:

(1) either:

(A) the Company or an Issuer shall be the surviving or continuing corporation or exempted company, as applicable, or

(B) the Person formed by or surviving such consolidation or merger (if other than the Company or an Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, limited liability company, exempted company, partnership (including a limited partnership and exempted limited partnership) or trust organized, incorporated, formed, registered or existing or registered under the laws of the Cayman Islands, England and Wales, Ireland or the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation or exempted company, (i) a corporate direct or indirect Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the Cayman Islands, England and Wales, Ireland or the United States, any state or territory thereof or the District of Columbia, or (ii) a corporation or company of which such Person is a direct or indirect Wholly Owned Restricted Subsidiary organized, incorporated or existing under the laws of the Cayman Islands, England and Wales, Ireland or the United States, any state or territory thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith);

(2) the Surviving Entity, if applicable, expressly assumes, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of such Issuer under the Notes and this Indenture, the Pari Passu Intercreditor Agreement and the Collateral Documents, or in the case of the Company, all of the obligations of the Company under the Note Guarantee, this Indenture, the Pari Passu Intercreditor Agreement and the Collateral Documents, and the Collateral Documents shall continue to be in effect and the Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by the Company;

(3) immediately after giving Pro Forma Effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company, an Issuer or the Surviving Entity, as the case may be, shall be (a) able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to Section 4.09 or (b) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition; provided, however, that this clause (3) shall not apply with respect to the Notes during any Suspension Period;

(4) immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing;

(5) to the extent any property or assets of the Surviving Entity, or the Person that is merged, amalgamated or consolidated with or into the Surviving Entity, are property or assets of the type that would constitute Collateral under the Collateral Documents or the Pari Passu Intercreditor Agreement, the Surviving Entity will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement in the manner and to the extent required by this Indenture or any of the Collateral Documents or the Pari Passu Intercreditor Agreement, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement;

(6) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Surviving Entity shall (a) continue to constitute Collateral under this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement, (b) be subject to the Lien in favor of the Notes Collateral Agent (or, in Malta with respect to certain Collateral, the Credit Facilities Collateral Agent) for the benefit of itself, the Trustee and the holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12;

(7) the Surviving Entity shall become a party to the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any other intercreditor agreement having substantially similar terms with respect to the Holders thereunder by joinder or supplement; and

(8) the Company, an Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions), each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, (i) any merger of the Company or an Issuer with an Affiliate (other than the other Issuer) incorporated solely for the purpose of reincorporating the Company or an Issuer in another jurisdiction shall be permitted without regard to clause (3) of Section 5.01(a) and (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries shall be permitted. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b) Each Subsidiary Guarantor will not, and the Company will not cause or permit any Subsidiary Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company, an Issuer or any other Subsidiary Guarantor unless:

(1) if the Subsidiary Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(2) such surviving entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Note Guarantee and the Collateral Documents shall continue to be in effect and such Subsidiary Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a Pro Forma Basis, the Company could satisfy the provisions of clause (a)(3) of this Section 5.01; provided, however, that this clause (4) shall not apply during any Suspension Period;

(5) to the extent any property or assets of such surviving entity, or the Subsidiary Guarantor that is merged, amalgamated or consolidated with or into such surviving entity, are property or assets of the type that would constitute Collateral under the Collateral Documents or the Pari Passu Intercreditor Agreement, such surviving entity will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement in the manner and to the extent required by this Indenture or any of the Collateral Documents or the Pari Passu Intercreditor Agreement, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement;

(6) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Company, an Issuer or any other Subsidiary Guarantor shall (a) continue to constitute Collateral under this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement, (b) be subject to the Lien in favor of the Notes Collateral Agent (or, in Malta with respect to certain Collateral, the Credit Facilities Collateral Agent) for the benefit of itself, the Trustee and the holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under the covenant described above under “—Liens”; and

(7) such surviving entity shall become a party to the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any other intercreditor agreement having substantially similar terms with respect to the Holders thereunder by joinder or supplement.

Notwithstanding the foregoing, the requirements of Section 5.01(b) will not apply to any transaction pursuant to which such Subsidiary Guarantor is automatically released from its Note Guarantee in accordance with the provisions described under Section 10.04.

Any reference in this Indenture to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.

Section 5.02 Successor Corporation Substituted

(a) Upon any consolidation or merger of the Issuers or the Company or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuers or the Company in accordance with Section 5.01(a) in which such Issuer or the Company is not the continuing entity, the Surviving Entity formed by such consolidation or into which such Issuer or the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or the Company under this Indenture, the Notes and the Note Guarantee, respectively, with the same effect as if such Surviving Entity had been named as such and such Issuer or the Company shall be released from its obligations under this Indenture and the notes and the Note Guarantee, respectively; provided, however, that the Issuers or the Company shall not be released from their obligations under this Indenture or the Notes or the Note Guarantee, respectively, in the case of a lease.

(b) Upon any consolidation or merger of any Subsidiary Guarantor with or into any Person other than the Company or any other Subsidiary Guarantor in accordance with Section 5.01(b) and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(3) default in the observance or performance of any covenant or agreement contained in this Indenture or the Notes, which default continues for a period of 60 days after the Issuers receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary of the Company), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of the greater of (a) $120.0 million and (b) 5.0% of Consolidated Total Assets (excluding amounts bonded or covered by insurance);

(5) failure by the Company or any of its Restricted Subsidiaries to pay non-appealable final judgments aggregating in excess of the greater of (a) $120.0 million and (b) 5.0% of Consolidated Total Assets (excluding amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its Obligations under its Note Guarantee if, and only if, in each such case, such default continues for 10 days;

(7) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Debtor Relief Law:

(A) commences a voluntary case or procedure,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors,

(E) takes any comparable action under any non-U.S. Debtor Relief Law, or

(F) generally is not paying its debts as they become due; or

(8) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

(C) orders the winding up or liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(D) grants any similar relief under any non-U.S. Debtor Relief Law,

and the order or decree remains unstayed and in effect for 90 consecutive days;

(9) any Collateral Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of this Indenture or the Collateral Documents), to be in full force and effect, or any Issuer or any Guarantor (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Issuer or Guarantor) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Notes Collateral Agent or the Credit Facilities Collateral Agent, as applicable, to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Notes Collateral Agent or the Holders (or the Credit Facilities Collateral Agent or the lenders, applicable) and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(10) at any time after the execution and delivery thereof, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement shall cease, for any reason, to provide for the relative priorities intended thereby or to otherwise be in full force and effect (other than in accordance with its terms).

Section 6.02 Acceleration.

If an Event of Default specified in Section 6.01(7) or (8) occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest, if any, on all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all amounts owing under the Notes to be due and payable immediately by a notice in writing to the Issuers (and to the Trustee, if given by Holders) specifying the Event of Default and that it is a “notice of acceleration.”

Upon any such declaration, the aggregate principal of, premium, if any, and accrued and unpaid interest, if any, on the outstanding Notes shall become immediately due and payable.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes (except nonpayment of principal of, premium on, if any, or interest on the Notes that has become due solely because of the acceleration); provided that the Issuers shall have paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances (including reasonable attorney’s fees).

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture and, subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent may pursue any available remedy under the Collateral Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Notes Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder and under the Collateral Documents, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration pursuant to Section 6.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon; and prior to such waiver, the Issuers have paid or deposited with the Trustee, a sum sufficient to pay all sums paid or advanced by the Trustee, the Agents or Notes Collateral Agent hereunder and the compensation, expenses, disbursements and advances of the Trustee, the Agents or Notes Collateral Agent and their respective agents and counsel.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on either of them. However, the Trustee or the Notes Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture that the Trustee or the Notes Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee or the Notes Collateral Agent does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that may involve the Trustee or the Notes Collateral Agent in personal liability. The Trustee or the Notes Collateral Agent may take any other action deemed proper by the Trustee or the Notes Collateral Agent, as applicable, which is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and/or the Notes Collateral Agent, as applicable, shall be entitled to indemnification and/or security satisfactory to it in its sole discretion against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by or that might be caused by taking or not taking such action.

Section 6.06 Limitation on Suits.

Subject to Section 6.07 and the provisions of the Pari Passu Intercreditor Agreement, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security and/or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with any offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers or the Guarantors for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel (including without limitation any amounts due to the Trustee pursuant to Section 7.06).

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers or the Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the Pari Passu Intercreditor Agreement, after an Event of Default, any moneys or properties distributable in respect of any Issuers’ or any Guarantor’s obligations under this Indenture, or any money or property collected by the Trustee pursuant to this Article 6, shall be paid out or distributed in the following order:

First: to the Trustee and the Notes Collateral Agent (including any predecessor Trustee or Notes Collateral Agent), the Agents, and their respective agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Collateral Agent or any Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7
TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual notice, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct (as provided in a court of competent jurisdiction in a final non-appealable decision), except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction in a final non-appealable decision that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee or the Notes Collateral Agent to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder has offered to the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money and other property held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each of the Issuers and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee, and the Trustee shall not be liable for any action taken or omitted to be taken by it in good faith and reasonably believed by it to be within the power conferred upon it by this Indenture other than for its own negligence or willful misconduct.

(h) The Trustee shall not be required to take notice or be deemed to have notice of any Default or Event of Default hereunder unless a Responsible Officer of the Trustee shall be specifically notified in writing of such Default or Event of Default by the Issuers or by the Holders of at least 25% of the aggregate principal amount of Notes then outstanding, at the Corporate Trust Office of the Trustee, and such notice references the Notes, the Issuers and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each Agent, custodian and other Person employed to act hereunder, including, without limitation, the Notes Collateral Agent.

(j) Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance by the Issuers with respect to the covenants contained in Article 4.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

(l) The Trustee may request that the Issuers and the Guarantors deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, or other paper or document, but the Trustee may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it will be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(o) The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed exchange of a certificated Note for a Global Note, each of the Issuers or DTC shall be required to provide or cause to be provided to the Trustee all information in its possession necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(p) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(q) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(r) The Trustee shall have no obligation to calculate or verify the calculation of the accrued and unpaid interest payable on the Notes.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the U.S. Trust Indenture Act of 1939, as amended (as if the Trust Indenture Act were applicable hereto), it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or Note Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or Issuers or upon the Company’s or Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or Note Guarantees or in the Offering Memorandum or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Note Guarantees. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency. The Trustee shall have no obligation to independently determine or verify if any Change of Control, Suspension Period or Reinstatement Date, or any other event has occurred or notify the Holders of any such event.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee’s receipt of notice of the occurrence of the Event of Default. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Compensation and Indemnity.

(a) The Issuers will pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as mutually agreed to in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse each of the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel.

(b) The Issuers and the Guarantors will jointly and severally indemnify each of the Trustee and the Notes Collateral Agent and its directors, officers, agents and employees for and hold them harmless against any and all losses, liabilities or expenses, including reasonable attorney’s fees and expenses, incurred by it arising out of or in connection with the acceptance or administration of this trust and the performance of its duties under this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement, including the costs and expenses of enforcing this Indenture, the Notes, the Note Guarantee, the Collateral Documents and the Pari Passu Intercreditor Agreement against the Issuers and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder, and including reasonable attorneys’ fees and expenses and court costs incurred in connection with any action, claim or suit brought to enforce the Trustee’s or the Notes Collateral Agent’s right to compensation, reimbursement or indemnification, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision. The Trustee and the Notes Collateral Agent will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee or the Notes Collateral Agent, as applicable, will cooperate in the defense. The Trustee and the Notes Collateral Agent may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld. Any settlement of a such a claim which affects the Trustee or the Notes Collateral Agent may not be entered into without the written consent of the Trustee and the Notes Collateral Agent, unless each of the Trustee and the Notes Collateral Agent is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Trustee and the Notes Collateral Agent.

(c) The obligations of the Issuers and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture, including any termination or rejection hereof under any Debtor Relief Law, the payment of the Notes and/or the resignation, removal or replacement of the Trustee and the Notes Collateral Agent.

(d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.06, each of the Trustee and the Notes Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent, except that held in trust to pay principal of, premium on, if any, or interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee, the Notes Collateral Agent.

(e) When the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

(f) “Trustee” for the purposes of this Section 7.06 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the gross negligence or willful misconduct of any Trustee hereunder (as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision) shall not affect the rights of any other Trustee hereunder. “Notes Collateral Agent” for the purposes of this Section 7.06 shall include any predecessor Notes Collateral Agent and the Notes Collateral Agent in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the gross negligence or willful misconduct of any Notes Collateral Agent hereunder (as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision) shall not affect the rights of any other Notes Collateral Agent hereunder.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time upon 30 days’ notice and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee upon 30 days’ notice and the Issuers in writing. The Issuers may remove the Trustee upon 30 days’ notice if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee at the expense of the Issuers.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 will continue for the benefit of the retiring Trustee and the successor Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a national association or corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.10 Limitation of Duty in Respect of Collateral.

Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

The Trustee and the Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and the Notes Collateral Agent (as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers and the Guarantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Collateral Documents). The Trustee and the Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Pari Passu Intercreditor Agreement, or the Collateral Documents by any Issuer, any Guarantor, or the Credit Facilities Collateral Agent.

Section 7.11 Collateral Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other Collateral Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities, privileges and other protections granted to it under this Indenture and the Collateral Documents (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.12 Swiss Collateral Documents.

Without limiting any other rights of the Trustee or the Notes Collateral Agent under this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement, with regard to and as contemplated by each of the Collateral Documents governed by Swiss law (the “Swiss Collateral Documents”):

(a) the Notes Collateral Agent shall hold and administer any non-accessory security interest (nicht-akzessorische Sicherheit) governed by Swiss law as fiduciary (treuhänderisch) in its own name but for the benefit of the Holders;

(b) the Notes Collateral Agent shall hold and administer any accessory security interest (akzessorische Sicherheit) governed by Swiss law as direct representative (direkter Stellvertreter) in the name and on behalf of the Holders;

(c) each Holder hereby appoints the Notes Collateral Agent as its direct representative (direkter Stellvertreter) and authorizes the Notes Collateral Agent (whether or not by or through employees or agents) to:

(i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Notes Collateral Agent under the relevant Swiss Collateral Documents together with such powers and discretions as are reasonably incidental thereto;

(ii) take such action on its behalf as may from time to time be authorized under or in accordance with the relevant Swiss Collateral Documents; and

(iii) accept, enter into and execute as its direct representative (direkter Stellvertreter) any pledge or other creation of any accessory security right granted in favor of the Holders in connection with this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement under Swiss law and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Swiss Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security interest, all subject to the provisions of this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement.

(d) the Notes Collateral Agent, when acting in its capacity as creditor of the Parallel Debt, holds:

(i) any accessory security interest (akzessorische Sicherheit) governed by Swiss law;

(ii) any proceeds of such security interest; and

(iii) the benefit of this paragraph and of the Parallel Debt, as creditor in its own right but for the benefit of the Holders in accordance with this Indenture.

Section 7.13 Parallel Debt.

(a) In respect to the Swiss Collateral Documents, each Issuer, each Guarantor and each Holder hereby irrevocably and unconditionally agrees and undertakes with the Notes Collateral Agent (and, where applicable, by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis)) that each Issuer and each Guarantor shall pay to the Notes Collateral Agent sums equal to, and in the currency of, any sums owing by it to a Holder under this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement (the “Principal Obligations”) as and when the same fall due for payment under the agreement (together with the obligations described in paragraph (e) below, the “Parallel Debt”).

(b) Each Issuer, each Guarantor and each Holder acknowledges that the right of the Notes Collateral Agent to demand payment of the Parallel Debt shall be independent and several from the rights of the other Holders to demand payment of the Principal Obligations provided that the payment by an Issuer or a Guarantor of its Parallel Debt to the Notes Collateral Agent in accordance with this Section 7.13 shall also discharge (in the amount of the relevant payment) the corresponding Principal Obligations and vice versa, the payment by an Issuer or a Guarantor of its Principal Obligations in accordance with the provisions of the relevant agreement shall also discharge (in the amount of the relevant payment) the corresponding Parallel Debt.

(c) Despite the foregoing, any payment in relation to obligations under this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement shall be made to the Notes Collateral Agent unless expressly stated otherwise in this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement or unless the Notes Collateral Agent directs such payment to be made otherwise than to the Notes Collateral Agent.

(d) Without limiting or affecting the Notes Collateral Agent’s rights against any Issuer or Guarantor, the Notes Collateral Agent agrees with each other Holder (on a several and divided basis) that it will not exercise its rights under the Parallel Debt in respect of the Principal Obligations owing to a Holder other than as provided for herein or in any of, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Notes Collateral Agent’s right to act in the protection or preservation of rights under any Collateral Documents or to enforce any collateral as contemplated by this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement (or to do any act reasonably incidental to the foregoing).

(e) For the purpose of this Section 7.13, the Notes Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral granted under the Collateral Documents to the Notes Collateral Agent to secure the Parallel Debt is granted to the Notes Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee and the Notes Collateral Agent, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.18, 4.19 and 4.20 and clause (3) of Section 5.01 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3), (4), (5), (6), (7) and (8) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of an election under Section 8.02, the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exceptions) confirming that:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

(3) in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders or the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(4) in the case of an election under Section 8.03, the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exceptions) confirming that the Holders or the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under this Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such default under this Indenture resulting solely from the borrowing of funds to be applied to such deposit);

(7) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall, subject to applicable abandoned property law, be paid to the Issuers on its request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02, without the consent of any Holder of Notes, the Issuers, the Guarantors, the Trustee and, if applicable, the Notes Collateral Agent may amend or supplement this Indenture, the Notes or the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or a Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(5) to add any Person as a Guarantor; provided that any such supplemental indenture may be signed by the Issuers, the Guarantor providing the Note Guarantee and the Trustee;

(6) to remove a Guarantor which, in accordance with the terms of this Indenture, ceases to be liable in respect of its Note Guarantee or to evidence the release of any Guarantor permitted to be released under the terms of this Indenture or to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes;

(7) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(8) to add additional assets as Collateral;

(9) to add to the covenants of the Issuers or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(10) to conform the text of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Pari Passu Intercreditor Agreement to any provision of the “Description of the Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Pari Passu Intercreditor Agreement;

(11) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(12) to comply with the provisions of the Depositary or the Trustee with respect to Article 2 of this Indenture;

(13) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Collateral Documents or the Pari Passu Intercreditor Agreement, or any release of Collateral pursuant to the terms of this Indenture or any of the Collateral Documents or the Pari Passu Intercreditor Agreement; and

(14) to secure additional extensions of credit and add additional secured creditors holding other Parity Lien Indebtedness so long as such Parity Lien Indebtedness is not prohibited by the provisions of this Indenture or any other then-existing Parity Lien Indebtedness.

(b) In addition, the Holders of the notes will be deemed to have consented for purposes of this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement (and, if applicable, the Junior Lien Intercreditor Agreement) to any of the following amendments, replacements, supplements and other modifications to this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement (or, if applicable, the Junior Lien Intercreditor Agreement) and the entry into a Junior Lien Intercreditor Agreement (provided that any such Junior Lien Intercreditor Agreement shall be substantially in the form attached to this Indenture or any other Junior Lien Intercreditor Agreement substantially similar thereto and reasonably satisfactory to the Credit Facilities Collateral Agent):

(1) (i) to add other parties (or any authorized agent thereof or trustee therefor) holding Parity Lien Indebtedness that is incurred in compliance with the Credit Agreement, this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement and (ii) to establish that the Liens on any Collateral securing such Parity Lien Indebtedness shall be pari passu under the Pari Passu Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture, the notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(2) to establish that the Liens on any Collateral securing any Indebtedness replacing the Credit Facilities Obligations or any other Pari Passu Indebtedness permitted to be incurred under this Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under this Indenture, the notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(3) to secure additional extensions of credit and add additional secured creditors holding Indebtedness secured by liens on a contractually junior basis on the Collateral to the notes so long as such Indebtedness and Liens are not prohibited by the provisions of this Indenture and to enter into or amend the Junior Lien Intercreditor Agreement substantially in the form attached to this Indenture or any other Junior Lien Intercreditor Agreement substantially similar thereto and reasonably satisfactory to the Credit Facilities Collateral Agent.

(c) No Opinion of Counsel shall be required for the Trustee or Notes Collateral Agent to execute any amendment or supplement entered into in connection with adding or releasing a Guarantor or adding or releasing Collateral; provided that the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on an Officer’s Certificate in executing such amendment or supplement or delivering such release and shall have no liability to any person for so relying.

(d) Upon the request of the Issuers accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Sections 7.02 and 9.05, the Trustee and the Notes Collateral Agent will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Notes Collateral Agent will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, indemnities, protections or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, the Guarantors, the Trustee and, if applicable, the Notes Collateral Agent, may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14), the Notes, the Note Guarantees, the Collateral Documents and the Pari Passu Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any past or existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes, the Note Guarantees, the Collateral Documents or the Pari Passu Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the written request of the Issuers accompanied by a resolution of their respective Board of Directors or managers, as applicable, authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Sections 7.02 and Section 9.05, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties, indemnities, protections or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including default interest, on any Note;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.14);

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest on the Notes on or after the due date thereof or to bring suit to enforce such payment;

(6) waive a Default or Event of Default in the payment of principal of, interest or premium, if any, on, the Notes; provided that this clause (6) shall not limit the right of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described in Section 6.02);

(7) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(8) contractually subordinate the Notes or the Note Guarantees to any other Indebtedness, other than, in the case of subordination of liens, as expressly permitted under this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement;

(9) subordinate (x) the Liens securing any of the Obligations under the Notes on all or substantially all of the Collateral to the Liens on the Collateral securing any other Indebtedness or (y) any Notes in contractual right of payment to any other Indebtedness; or

(10) make any change in this Section 9.02.

Notwithstanding the foregoing, other than in connection with a transfer or other transaction permitted under this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement, without the consent of the holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Collateral Documents or changing or altering the priority of the security interests of the holders of the Notes in the Collateral under the Pari Passu Intercreditor Agreement, (2) make any change in the Collateral Documents, the Pari Passu Intercreditor Agreement or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the holders of the Notes or (3) modify the Collateral Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the holders of the Notes in any other material respect other than in accordance with the terms of this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Notes Collateral Agent to Sign Amendments, etc.

Each of the Trustee and the Notes Collateral Agent, as applicable, will sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. The Issuers may not sign an amendment, supplement or waiver until the Board of Directors or manager, as applicable, of the Issuers have authorized or approved it, or delegated authority to authorize or approve it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.01) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture, and that it will be valid and binding upon the Issuers and the Guarantors enforceable against them in accordance with its terms.

ARTICLE 10
NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Notes Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the Notes, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. All payments under the Note Guarantee shall be made in U.S. Dollars.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor also jointly and severally agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

(c) If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by the Trustee, the Notes Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. Notwithstanding any other provision of this Indenture, the Obligations of each Guarantor under its Note Guarantee of the Notes shall be limited under the relevant laws applicable to such Guarantor and the granting of such Note Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value); provided that, with respect to each jurisdiction described below, such obligations shall only be limited in the manner described in Sections 10.02(b), 10.02(c) and 10.02(d), pursuant to Section 4.16 or in any supplemental indenture. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor, other than those Guarantors incorporated under the laws of a jurisdiction to which specific limitations apply pursuant to Sections 10.02(b), 10.02(c) and 10.02(d) or Section 4.16 apply (and in respect of which Guarantors only such jurisdiction-specific limitations will apply), will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

(b) Limitation on Obligations of Luxembourg Guarantors.

(1) Notwithstanding any other provision of this Indenture, to the extent that the guarantee provided herein is granted by a Luxembourg Guarantor, the maximum liability amount payable by such Luxembourg Guarantor under this Indenture, shall be limited, at any time, to an aggregate amount (without duplication) not exceeding the greater of (the “Available Amount”):

(i) ninety-five per cent (95)% of such Luxembourg Guarantor’s net assets (capitaux propres), as referred to in annex I of the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Regulation”) and its subordinated debt (dettes subordonnées) as referred to in annex I of the Regulation, as reflected in the financial information of such Luxembourg Guarantor, including, without limitation, its latest financial statements (comptes annuels) available at the date of this Indenture and approved by the shareholders of the applicable Luxembourg Guarantor and certified by the statutory or the independent auditor, and any (unaudited) interim financial statements signed by its board of managers (gérants), as the case may be, and

(ii) ninety-five per cent (95)% of such Luxembourg Guarantor’s net assets (capitaux propres) as referred to in annex I of the Regulation and its subordinated debt (dettes subordonnées) as referred to in annex I of the Regulation, as reflected in the financial information of such Luxembourg Guarantor, including, without limitation, its latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of the applicable Luxembourg Guarantor and certified by the statorory or the independent auditor, and any (unaudited) interim financial statements signed by its board of managers (géants), as the case may be.

Should the financial information referred in clause (i) and (ii) above not be available on the date the Note Guarantee is called, the relevant Luxembourg Guarantor’s net assets (“capitaux propres”) will be determined by the Notes Collateral Agent or any other person designated by the Notes Collateral Agent, acting reasonably, in accordance with the Luxembourg accounting principles applicable to the relevant Luxembourg Guarantor and at the cost of such Luxembourg Guarantor.

The limitations set forth under this section shall not apply to any amounts raised under the Notes and made available, in any form whatsoever, to the relevant Luxembourg Guarantor or any of its direct or indirect Subsidiaries.

No Note Guarantee granted by a Luxembourg Guarantor will extend to include any obligation or liability and no security granted by a Luxembourg Guarantor will secure any obligations, in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 430-19 or would constitute a misuse of corporate assets (“abus de biens sociaux”) as defined at Article 1500-11 of the Luxembourg Act on commercial companies of 10 August 1915, as amended.

The Available Amount due by each Luxembourg Guarantor under the Note Guarantee shall be reduced by any amount paid by such Luxembourg Guarantor under any guarantee granted by such Luxembourg Guarantor in respect of any obligations owed under the Credit Agreement.

(c) Limitation on Obligations of Swiss Guarantors. Notwithstanding any provision of this Indenture, if the obligations expressed to be assumed in this Indenture are assumed by any Swiss Guarantor, the following shall apply, unless the obligations assumed by the Swiss Guarantor are for or with respect to its own obligations or the obligations of a wholly owned direct or indirect subsidiary, in which case the limitations set forth in this Section 10.02(c) shall not apply:

(1) If and to the extent a Swiss Guarantor under or in connection with this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith), guarantees, indemnifies and/or otherwise secures obligations of any Issuer and/or other Guarantor (other than the wholly owned direct or indirect subsidiaries of a Swiss Guarantor) and the performing of the relevant obligation, a guarantee payment in fulfilling such obligations and/or the using of the proceeds from enforcement of the security interests securing such obligations (in each case hereunder defined as, an “Enforcement”) would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor, the repayment of statutory capital reserves (Rückzahlung von gesetzlichen Kapitalreserven) or would otherwise be restricted under Swiss law and practice then applicable, the use of the proceeds of such Enforcement shall not exceed the amount of such Swiss Guarantor’s freely disposable equity at the time of the Enforcement including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(2) This limitation shall only apply to the extent it is a requirement under applicable law at the time of Enforcement. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity.

(3) If the use of the proceeds of any Enforcement under the this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith) would be limited due to the effects referred to in this Section 10.02(c), the Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Notes Collateral Agent, write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig) and such sale is permitted under the this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith).

(4) Each Swiss Guarantor shall, and any holding company of a Swiss Guarantor which is a party to this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith) shall procure that such Swiss Guarantor will take and cause to be taken all and any action as soon as reasonably practicable, including, without limitation, (i) the passing of any shareholders’ and/or quotaholders’ resolutions to approve any payment or other performance under this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith), (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by the Swiss Guarantor of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of that Swiss Guarantor that the payment in an amount corresponding to the Freely Disposable Amount or the performance of other obligations is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time of Enforcement, in order to allow a prompt payment or performance of other obligations with a minimum of limitations.

(5) If so required under applicable law (including tax treaties) at the time of Enforcement under this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith), each Swiss Guarantor:

(i) shall use its reasonable endeavors to ensure that the proceeds of any Enforcement can be used without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii) shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (1) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii) shall promptly notify the Notes Collateral Agent that such notification or, as the case may be, deduction has been made, and provide the Notes Collateral Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(6) In the case of a deduction of Swiss withholding tax, each Swiss Guarantor shall use its reasonable endeavors to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Indenture, the Notes, the Note Guarantees (or any document entered into in connection therewith), will, as soon as possible after such deduction:.

(i) request a refund of the Swiss withholding tax under applicable law (including tax treaties); and

(ii) pay to the Notes Collateral Agent upon receipt any amount so refunded.

(d) Limitation on Obligations of Guarantors Incorporated in England and Wales. Notwithstanding anything set out to the contrary in this Indenture, the Note Guarantee of a Guarantor incorporated in England and Wales does not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of the United Kingdom (as amended, varied, supplemented or replaced from time to time).

(e) Limitation on Obligations of Guarantors Incorporated in Malta. Notwithstanding anything set out to the contrary in this Indenture, the Note Guarantee of a Guarantor registered in Malta will not extend to include any obligation or liability that would constitute unlawful financial assistance within the meaning of Article 110 of the Companies Act (Chapter 386 of the Laws of Malta) and which is not capable of being approved and affirmed pursuant to the provisions of Article 110(4) of the Companies Act (Chapter 386 of the Laws of Malta).

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Subsidiary after the Issue Date, if required by Section 4.16, the Company will cause such Subsidiary to comply with the provisions of Section 4.16 and this Article 10, to the extent applicable.

Section 10.04 Releases.

(a) The Note Guarantee of a Subsidiary Guarantor shall be automatically released:

(1) upon any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation), in a transaction not prohibited by Section 4.10, to any Person who is not (either before or after giving effect to the transaction) the Company or another Subsidiary Guarantor;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor, in a transaction not prohibited by Section 4.10, to any Person who is not (either before or after giving effect to the transaction) the Company or another Subsidiary Guarantor;

provided, in both clauses (1) and (2), that the Net Proceeds (if any) of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10;

(3) upon the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Issuers and any domestic Subsidiary of the Company under the Credit Agreement and any other Parity Lien Obligations, including the Guarantee that resulted in the obligation of such Subsidiary Guarantor to Guarantee the Notes, except a release or discharge by or as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee of Indebtedness under the Credit Agreement or any other Parity Lien Obligation is reinstated, such Note Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Note Guarantee pursuant to Section 4.16); provided that, if such Subsidiary Guarantor has incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under Section 4.09, such Subsidiary Guarantor’s obligations under such Indebtedness so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 4.09;

(4) if such Subsidiary Guarantor merges with and into the Company or an Issuer, with the Company or an Issuer surviving such merger;

(5) if such Subsidiary Guarantor becomes an Excluded Subsidiary in accordance with the terms of this Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction not prohibited by this Indenture;

(6) if the Issuers exercise their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or if the Issuers’ obligations under this Indenture are discharged in accordance with Article 11;

(7) if it is determined in good faith by the Company that a liquidation, dissolution or merger out of existence of such Subsidiary Guarantor is in the best interests of the Company and is not materially disadvantageous to the Holders; and

(8) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 4.16, the release, discharge or termination of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuers or the repayment of the Indebtedness, in each case, that resulted in the obligation to guarantee the Notes, except if a release, discharge or termination is by or as a result of payment in connection with the enforcement of remedies under such other guarantee or Indebtedness (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee of Indebtedness under the Credit Agreement or any other Parity Lien Obligation is reinstated, such Note Guarantee shall also be reinstated to the extent that the Company would then be required to provide a Note Guarantee pursuant to Section 4.16).

(b) The Note Guarantee of the Company will be automatically released, in connection with any transaction resulting in the creation of a Parent Entity, upon the release or discharge of the Company from its Guarantee of Indebtedness of the Issuers and any domestic Subsidiary of the Company under the Credit Agreement (including by reason of the termination of the Credit Agreement) and any other Parity Lien Obligation, except a release or discharge by or as a result of payment in connection with the enforcement of remedies under such Guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee of Indebtedness under the Credit Agreement or any other Parity Lien Obligation is reinstated, such Note Guarantee shall also be reinstated to the extent that the Company would then be required to provide a Note Guarantee pursuant to Section 4.16); provided, for the avoidance of doubt, that any such Parent Entity will become a Guarantor with respect to the Notes and under this Indenture by executing and delivering to the Trustee a supplemental indenture (in form and substance reasonably satisfactory to the Trustee).

(c) The Issuers will notify the Trustee and the Notes Collateral Agent in writing if any Guarantor is released from its Note Guarantee. Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.04 will remain liable for the full amount of principal of, premium on, if any, and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10. Upon delivery by the Issuers to the Trustee and the Notes Collateral Agent of an Officer’s Certificate to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee and the Notes Collateral Agent will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from their trust as provided in this Indenture) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year; and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee if U.S. Government Obligations are delivered), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and accrued and unpaid interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption, as the case may be;

(2) in respect of subclause (b) of clause (1) of this Section 11.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money towards the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions) to the Trustee stating that all conditions precedent under this Indenture to satisfaction and discharge of this Indenture have been satisfied. After the conditions to discharge contained in this Article 11 have been satisfied, and the Issuers have paid or caused to be paid all other sums payable hereunder by the Issuers, and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been satisfied, the Trustee upon the Issuers’ request shall acknowledge in writing the discharge of the obligations of the Issuers and the Guarantors under this Indenture, subject to those obligations that survive.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, any Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuers have made any payment of principal of, premium on, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12
Collateral and Security

Section 12.01 Collateral Documents.

(a) The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Pari Passu Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which the Issuers and the Guarantors will enter into on the Issue Date and which define the terms of the Liens that secure the Obligations under the Notes, subject to the terms of the Pari Passu Intercreditor Agreement.

(b) The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Collateral Documents and the Pari Passu Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Pari Passu Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent and the Trustee, as applicable, to enter into the Collateral Documents and the Pari Passu Intercreditor Agreement on the Issue Date, and, at any time after the Issue Date, if applicable, the Junior Lien Intercreditor Agreement, and any joinders to the foregoing to which it is a party, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

(c) The Issuers shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01(c), to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the Pari Passu Intercreditor Agreement, the Issuers and the Guarantors shall execute, acknowledge, deliver, record or file or cause to be executed, acknowledged, delivered, recorded or filed, at its expense, any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, make all filings (including filings of financing statements under the UCC (or foreign equivalent) and continuation statements and amendments to such financing statements that may be necessary to continue the effectiveness of such financing statements), and take all further action that may be required under applicable law in order to assure, grant, preserve, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Collateral Documents in the Collateral; provided that for so long as there are outstanding any Obligations under the Credit Agreement, no actions shall be required to be taken with respect to the perfection of the security interests in the Collateral to the extent such actions are not required to be taken, and have not been taken, with respect to the Credit Agreement. Such security interest and Liens will be created under the Collateral Documents and other security agreements, mortgages and other instruments and documents.

(d) The terms of the Pari Passu Intercreditor Agreement are hereby ratified and approved by the Trustee on its own behalf and on behalf of the Holder in all respects and the Trustee on its own behalf and on behalf of the Holders directs the Notes Collateral Agent to bind itself to the term thereof on behalf of the Holders.

Section 12.02 Release of Liens on Collateral.

(a) Collateral may be released from the Lien and security interest created by the Collateral Documents at any time and from time to time in accordance with the provisions of the Collateral Documents, the Pari Passu Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Collateral Documents, the Pari Passu Intercreditor Agreement and this Indenture, the Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Note Guarantees; and such release shall occur automatically and without further action by the Notes Collateral Agent, the Trustee or the Holders, under any one or more of the following circumstances:

(1) any property or assets constituting Collateral, to enable the Issuers and the Guarantors to consummate the disposition of such property or assets (to a Person that is not the Issuer, the Co-Issuer or a Guarantor) to the extent not prohibited by the provision of this Indenture, including if not prohibited under Section 4.10;

(2) the property and assets of a Guarantor upon the release of such Guarantor from its Note Guarantee in accordance with the terms of this Indenture;

(3) any property or asset of the Issuers or any Guarantor that is or becomes Excluded Assets;

(4) the property and assets of a Guarantor if such Guarantor ceases to be a Restricted Subsidiary of the Company upon the consummation of any transaction permitted by this Indenture to the extent such Guarantor is also released under the Credit Agreement and any other Parity Lien Indebtedness ;

(5) as required pursuant to the terms of any Pari Passu Intercreditor Agreement; and

(6) as contemplated by Article 9.

(b) The security interests in all Collateral securing the Notes also will be released automatically, without the need for any further action by any Person, upon (i) payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid (including pursuant to a satisfaction and discharge of this Indenture pursuant to Article 11 or through redemption or repurchase of all of the Notes or otherwise) or (ii) a legal defeasance or covenant defeasance as set forth in Article 8.

(c) With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Pari Passu Intercreditor Agreement and shall do or cause to be done (at the Issuers’ expense) all acts reasonably requested of them to evidence or acknowledge the release of such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Collateral Document or in the Pari Passu Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 12.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Collateral Documents and the Pari Passu Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Pari Passu Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the Pari Passu Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon an Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 12.07 Notes Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and consents and agrees to the terms of the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuers or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, or otherwise exist, against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel of its selection concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by such counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Notes Collateral Agent nor any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision) or under or in connection with any Collateral Document, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any other Guarantor or Affiliate of any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement, or the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or for any failure of the Issuers, any Guarantor or any other party to this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent nor any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or to inspect the properties, books, or records of the Issuers, any Guarantor or any of their Affiliates.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any Guarantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, unless it shall first receive such advice or concurrence of the Holders of a majority in aggregate principal amount of the Notes and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default,” and such notice references the Notes, the Indenture and the Issuer. The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested in accordance with, and subject to the provisions of, Article 6 by the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).

(f) The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.07 (and Section 7.10) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence, or willful misconduct (as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision).

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Pari Passu Intercreditor Agreement on the Issue Date, (iii) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date, (iv) make the representations of the Holders set forth in the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, (v) bind the Holders on the terms as set forth in the Collateral Documents, the Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, if any, and (vi) perform and observe its obligations under the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC, or the applicable provision of the Personal Property Security Act, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon written request from the Issuers, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall, subject to the terms and conditions of the Pari Passu Intercreditor Agreement, deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuers, any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Issuers’ or any Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents. Neither the Trustee nor the Notes Collateral Agent shall have a duty or obligation to monitor the condition, financial or otherwise, of any Issuer or any Guarantor.

(l) If any Issuer or any Guarantor (i) incurs any obligations in respect of Parity Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting Parity Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Pari Passu Intercreditor Agreement or, in the case of the Junior Lien Intercreditor Agreement, in customary market form (as reasonably determined by the Issuers as set forth in an Officer’s Certificate delivered to the Trustee and the Notes Collateral Agent) that neither contravenes nor is prohibited by this Indenture and other Indebtedness secured by any Collateral and in form and substance acceptable to the Credit Agreement Collateral Agent and the Notes Collateral Agent) in favor of a designated agent or representative for the holders of the Parity Lien Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including reasonable legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) No provision of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Collateral Document shall require the Notes Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders unless it shall have received indemnity and/or security satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this Section 12.07(m) if it no longer reasonably deems any indemnity, security and/or undertaking from the Issuer or the Holders to be sufficient.

(n) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision), (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Guarantor under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations under the Notes; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under the Notes and under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or any other applicable law or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee each reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee in writing to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Issuers signed by an Officer (a “Collateral Document Order”) and together with the documents required to be delivered pursuant to Section 9.05, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Collateral Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Collateral Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.07(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Other than as set forth in this Indenture, any such execution of a Collateral Document shall be at the direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents (subject to the first sentence of this Section 12.07(r)).

(s) Subject to the provisions of the applicable Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may, subject to the terms of the Pari Passu Intercreditor Agreement, direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any.

(u) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, and to the extent not prohibited under the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v) In each case that the Notes Collateral Agent may or is required hereunder or under any Collateral Document, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document or the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, the Notes Collateral Agent may seek direction from the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes). The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes). If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Trustee, acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Collateral Document or the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any (including without limitation the filing or continuation of any UCC or PPSA financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(x) Before the Notes Collateral Agent acts or refrains from acting in each case at the written request or direction of the Issuers or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.07 and Section 13.04. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent, subject to the Pari Passu Intercreditor Agreement, shall act pursuant to the instructions of the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes) solely with respect to the Collateral Documents and the Collateral.

(z) If any Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor of such Notes Collateral Agent.

(aa) The rights, privileges, benefits, immunities, reliances, indemnities and other protections given to the Trustee hereunder, including, without limitation, Section 7.06 are extended to, and shall be enforceable by, the Agents and the Notes Collateral Agent as if the Agents and the Notes Collateral Agent were named as the Trustee herein and the Collateral Documents were named as this Indenture herein.

(bb) Notwithstanding anything else to the contrary herein (but not with respect to express discretions to the Notes Collateral Agent hereunder), whenever reference is made in this Indenture or any Collateral Document, to any discretionary action whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent in its discretion or to any discretionary election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such discretionary action if it shall not have received written instruction, advice or concurrence of the Trustee, acting at the written direction of the Holders or the Holders (acting in accordance with this Indenture and the Collateral Documents), or any controlling agent or representative under any intercreditor agreement or Collateral Document in respect of such action (in each case as applicable). The Notes Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Trustee, acting at the written direction of the Holders or the Holders (acting in accordance with this Indenture and the Collateral Documents), or any controlling agent or representative under any intercreditor agreement or Collateral Document to provide such instruction, advice or concurrence.

ARTICLE 13.
MISCELLANEOUS

Section 13.01 [Reserved]

Section 13.02 Notices.

Any notice or communication by the Issuers, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing in English and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, e-mail in PDF format or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Herbalife Ltd.

800 W. Olympic Blvd., Suite 406

Los Angeles, California 90015

Attention: General Counsel

With a copy to:
Gibson, Dunn & Crutcher LLP

2000 Avenue of the Stars

Los Angeles, California 90067

Facsimile: (310) 552-7053

Attention: Melissa Barshop, Esq.

If to the Trustee, the Agents or the Notes Collateral Agent:

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Agency & Trust - HLF Financing SaRL, LLC and Herbalife International, Inc.

The Issuers, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted electronically or by facsimile; on the date sent to the Depositary if otherwise given in accordance with the procedures of the Depositary; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof; and on the first date on which publication is made, if given by publication (including by posting of information on the website or online date system maintained in accordance with Section 4.03).

Any notice or communication to a Holder will be electronically given, mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers delivers a notice or communication to Holders, they will deliver a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note or a holder of a beneficial interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the applicable Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Each of the Trustee and the Notes Collateral Agent shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee and the Notes Collateral Agent to be authorized to give instructions and directions on behalf of the Issuers, the Guarantors or any Person. Neither the Trustee nor the Notes Collateral Agent shall have any duty or obligation to verify or confirm that the Person who sent such instructions, directions, reports, notices or other communications or information by unsecured email, PDF, facsimile or other similar unsecured electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the Issuers or Guarantors; and neither the Trustee nor the Notes Collateral Agent shall have any liability for any losses, liabilities, damages, costs or expenses incurred or sustained by the Issuers or Guarantors as a result of such reliance upon or compliance with such instructions, directions, reports, notices, or other communications or information. The Issuers or Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee and the Notes Collateral Agent, including, without limitation, the risk of the Trustee and/or the Notes Collateral Agent acting on unauthorized instructions, reports, notices or other communications or information and the risk of interception and misuse by third parties.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Notwithstanding anything in this Indenture, the Collateral Documents or the Notes to the contrary, each of the Trustee, the Agents and the Notes Collateral Agent shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture, the Collateral Documents and the Notes by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee, the Agents and the Notes Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee, the Agents and the Notes Collateral Agent) shall be deemed original signatures for all purposes. The Issuers assume all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, the Agents and the Notes Collateral Agent, including without limitation the risk of the Trustee, the Agents and the Notes Collateral Agent acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, each of the Trustee, the Agents and the Notes Collateral Agent may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a man-ual signature be delivered to the Trustee, the Agents and the Notes Collateral Agent, as applicable, in lieu of, or in addition to, any such electronic Notice.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuers shall furnish to the Trustee or the Notes Collateral Agent, as applicable:

(1) an Officer’s Certificate, in form reasonably satisfactory to the Trustee and the Notes Collateral Agent (which must include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) except as expressly provided in Section 9.01(c), an Opinion of Counsel, in form reasonably satisfactory to the Trustee and the Notes Collateral Agent (which must include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided, however, that no such Opinion of Counsel shall be required to be delivered in connection with the authentication of Initial Notes that are originally issued on the Issue Date. Such counsel may rely on representations, warranties and certificates (including an Officer’s Certificate) of other Persons as to matters of fact, and may qualify the Opinion of Counsel with customary assumptions and exceptions.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate pursuant to Section 4.04) must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, stockholder or shareholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Any legal suit, action or proceeding arising out of or based upon this Indenture, the Notes and the related Note Guarantees (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each party not located in the United States irrevocably appoints the Issuer as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York. With respect to any Related Proceedings, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitle in the Specified Courts, with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgement, including without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuers in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture will bind their respective successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted electronically or by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.13 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 U.S.A. Patriot Act.

The Issuers acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.15 Intercreditor Agreements.

Reference is made to the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) consents to the priority of Liens and payments provided for in the Pari Passu Intercreditor Agreement and any Junior Lien Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement and (c) authorizes and instructs the Notes Collateral Agent and/or the Trustee to enter into the Pari Passu Intercreditor Agreement and any Junior Lien Intercreditor Agreement as the Notes Collateral Agent and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein, and including any amendments, restatements or supplements thereto providing for, inter alia, substantially the same rights, priorities and obligations referred to in the applicable intercreditor agreement and covering any other matters incidental thereto.

[Signatures on following page]

SIGNATURES

Dated as of the date first written above.

HLF FINANCING SaRL, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Manager

HERBALIFE INTERNATIONAL, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

[Signature Page to Indenture]

DELAWARE GUARANTORS:

HERBALIFE INTERNATIONAL DO BRASIL LTDA.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE KOREA CO., LTD.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE MANUFACTURING LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE VENEZUELA HOLDINGS, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE VH INTERMEDIATE INTERNATIONAL, LLC

By:	VHSA LLC

By:	Herbalife International, Inc.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

[Signature Page to Indenture]

HERBALIFE VH INTERNATIONAL LLC

By:	Herbalife VH Intermediate International, LLC
By:	VHSA LLC

By:	Herbalife International, Inc.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

WH LUXEMBOURG INTERMEDIATE HOLDINGS, S.À R.L. LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HLF FINANCING, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HBL US HOLDINGS 1, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HBL US HOLDINGS 2, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HBL US HOLDINGS 3, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE CENTRAL AMERICA LLC
By: Herbalife International Luxembourg S.à R.L.

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

[Signature Page to Indenture]

CALIFORNIA GUARANTORS:

HERBALIFE TAIWAN, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE INTERNATIONAL OF EUROPE, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE INTERNATIONAL (THAILAND), LTD.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

[Signature Page to Indenture]

NEVADA GUARANTORS:

WH CAPITAL, LLC

By:	HLF Financing SaRL, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

[Signature Page to Indenture]

CAYMAN ISLANDS GUARANTORS:

HERBALIFE LTD.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HV HOLDINGS LTD.

By:	/s/ Alaaeddine Sahibi
Name:	Alaaeddine Sahibi
Title:	Director

WH INTERMEDIATE HOLDINGS LTD.

By:	/s/ Alaaeddine Sahibi
Name:	Alaaeddine Sahibi
Title:	Director

HBL HOLDINGS LTD.

By:	/s/ Alaaeddine Sahibi
Name:	Alaaeddine Sahibi
Title:	Director

[Signature Page to Indenture]

LUXEMBOURG GUARANTORS:

HERBALIFE INTERNATIONAL

LUXEMBOURG S.à R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88006

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

HBL LUXEMBOURG HOLDINGS S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 143.579

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

[Signature Page to Indenture]

WH LUXEMBOURG HOLDINGS S.à R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.007

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Chuan Ju (Jenny) Lin
Name:	Chuan Ju (Jenny) Lin
Title:	Authorized Signatory

HBL LUXEMBOURG SERVICES S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 235926

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

[Signature Page to Indenture]

HBL IHB OPERATIONS S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B257956

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Authorized Signatory

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Chuan Ju (Jenny) Lin
Name:	Chuan Ju (Jenny) Lin
Title:	Authorized Signatory

HERBALIFE LUXEMBOURG DISTRIBUTION S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B111594

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Chuan Ju (Jenny) Lin
Name:	Chuan Ju (Jenny) Lin
Title:	Authorized Signatory

HBL LUXCO 1 S.à R.L., a
private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B291768

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

[Signature Page to Indenture]

SWISS GUARANTORS:

HBL SWISS SERVICES GMBH

By:	/s/ Nicolas Hasenöhrl
Name:	Nicolas Hasenöhrl
Title:	Managing Officer

HBL SWISS HOLDINGS GMBH

By:	/s/ Nicolas Hasenöhrl
Name:	Nicolas Hasenöhrl
Title:	Managing Officer

[Signature Page to Indenture]

ENGLISH GUARANTORS:

HBL UK 1 LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

HBL UK 2 LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

HBL UK 3 LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

HERBALIFE (U.K.) LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

MALTA GUARANTORS:

HBL MALTA LIMITED, a limited liability company registered in Malta with company registration number C 110311 and having its registered office at 171, Triq l-Ifran, Valletta VLT 1455, Malta

By:	/s/ John Carbone
Name:	John Carbone
Title:	Director

[Signature Page to Indenture]

Citibank, N.A.,
as Trustee and as Notes Collateral Agent

By:	/s/ Peter Lopez
Name:	Peter Lopez
Title:	Senior Trust Officer

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP No. ____________

ISIN ____________

HLF FINANCING SARL, LLC

HERBALIFE INTERNATIONAL, INC.

7.750% Senior Secured Notes due 2033

No. ___	$____________

HLF Financing SaRL, LLC, a Delaware limited liability company, and Herbalife International, Inc., a Nevada corporation, promise to pay to [Cede & Co.]* or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _______________ United States dollars, as may be increased or decreased on the attached Schedule of Exchanges of Interests in the Global Note,]* on May 1, 2033.

Interest Payment Dates: May 1 and November 1, commencing on November 1, 2026

Record Dates: April 15 and October 15

Additional provisions of this Note are set forth on the other side of this Note.

*	Include only if the Note is issued in global form.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: ___________________

HLF FINANCING SARL, LLC

By:
Name:
Title:

HERBALIFE INTERNATIONAL, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

CITIBANK, N.A.
as Trustee

By:
Authorized Signatory

Dated:________________

[Back of Note]

7.750% Senior Secured Notes due 2033

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 7.750% per annum from April 29, 2026 until maturity. The Issuers will pay interest semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2026, or if any such day is not a Business Day, on the next succeeding Business Day; provided that no interest on such payment will accrue in respect of such delay (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2026. The Issuers will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuers will pay interest on the Notes (except default interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, Citibank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company, the Issuers or any of the Company’s other Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Issuers issued the Notes under an Indenture dated as of April 29, 2026 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and by acceptance hereof, in accordance with the Indenture, Holders agree to be bound by all of such terms as they may be amended from time to time. Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) Except as provided in this paragraph (5), the Notes will not be redeemable at the Issuers’ option prior to May 1, 2029.

(b) At any time prior to May 1, 2029, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under the Indenture, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 107.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date) with an amount not to exceed the net cash proceeds of one or more Equity Offerings consummated after the Issue Date; provided that:

(i) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all such Notes are otherwise repurchased or redeemed); and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) At any time prior to May 1, 2029, the Issuers may on any one or more occasions redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuers shall notify the Trustee in writing of the Applicable Premium promptly after the calculation, and the Trustee shall not be responsible for such calculation nor shall it verify such calculation.

(d) On or after May 1, 2029, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2029	103.875%
2030	101.938%
2031 and thereafter	100.000%

(e) Notwithstanding the foregoing, in connection with any offer to purchase the Notes (including any tender offer, Change of Control Offer or Net Proceeds Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Issuers, or any third party making such offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such repurchase date, to redeem (with respect to the Issuers) or repurchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest paid to any Holder in such offer payment) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding the redemption date or purchase date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption or purchase date.

(f) If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Notes is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

(g) The Company or any of its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

(h) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) Mandatory Redemption. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) repurchase at the option of holder.

(a) If there is a Change of Control, the Issuers will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within 25 days following any Net Proceeds Offer Trigger Date (subject to Section 4.10(e) of the Indenture), a Net Proceeds Offer shall be sent to the record Holder as shown on the register of Holders, with a copy to the Trustee. Any Net Proceeds Offer shall comply with the procedures set forth in Sections 3.09 and 4.10 of the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. Holders of Notes that are the subject of a Net Proceeds Offer may, prior to any related Purchase Date, elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) Notice of Redemption. At least 15 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) Denominations, Transfer, Exchange. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) Amendment, Supplement and Waiver. The Indenture, the Notes or the Note Guarantees may be amended or supplemented in accordance with Article 9 of the Indenture.

(12) Defaults and Remedies. The Notes are subject to the Events of Default and remedies set forth in Article 6 of the Indenture. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, its Affiliates or the Issuers, and may otherwise deal with the Company, its Affiliates or the Issuers, as if it were not the Trustee.

(14) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or shareholder of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) Authentication. This Note will not be valid until authenticated by the manual, electronic or facsimile signature of the Trustee or an authenticating agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) Guarantees. This Note is guaranteed as set forth in the Indenture.

(18) Security. The Notes are secured by first-priority Liens in the Collateral subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement. The Notes Collateral Agent holds a Lien in the Collateral for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents and the Pari Passu Intercreditor Agreement.

(19) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Herbalife Ltd.

800 W. Olympic Blvd., Suite 406

Los Angeles, California 90015

Attention: Corporate Secretary

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and                                                                                                                   irrevocably                                                                 appoint to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date: _______________

[Assignor]

By:
Name:
Title:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[   ] Section 4.10 [   ] Section 4.14

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note *

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

Herbalife Ltd.

800 W. Olympic Blvd., Suite 406

Los Angeles, California 90015

Attention: Corporate Secretary

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Agency & Trust - HLF Financing SaRL, LLC and Herbalife Ltd.

Re: 7.750% Senior Secured Notes due 2033

Reference is hereby made to the Indenture, dated as of April 29, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), the other Guarantors party thereto and Citibank, N.A., as trustee and as notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor, an Initial Purchaser or any corporate parent of the Company, and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) if such Transfer is being effected to an Institutional Accredited Investor, a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

5. ☐ Check if Transferee will take delivery of a Restricted Global Note as registered Holder thereof. Such Transfer is being effected pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to a Restricted Definitive Notes and the requirements of the exemption claimed. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Restricted Global Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________), or

(b)	☐ a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________), or

(iv)	☐ Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

(d)	☐ a Restricted Global Note as registered Holder thereof.

in accordance with the terms of the Indenture.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

Herbalife Ltd.

800 W. Olympic Blvd., Suite 406

Los Angeles, California 90015

Attention: Corporate Secretary

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Agency & Trust - HLF Financing SaRL, LLC and Herbalife Ltd.

Re: 7.750% Senior Secured Notes due 2033

Reference is hereby made to the Indenture, dated as of April 29, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), the other Guarantors party thereto and Citibank, N.A., as trustee and as notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

C-2

EXGIBIT D

[FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR]

Herbalife Ltd.

800 W. Olympic Blvd., Suite 406

Los Angeles, California 90015

Attention: Corporate Secretary

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Agency & Trust - HLF Financing SaRL, LLC and Herbalife Ltd.

Re: 7.750% Senior Secured Notes due 2033

Reference is hereby made to the Indenture, dated as of April 29, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), the other Guarantors party thereto and Citibank, N.A., as trustee and as notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________________

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April 29, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), the other Guarantors party thereto and Citibank, N.A., as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”), (a) the due and punctual payment of the principal of, premium on, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee and Notes Collateral Agent all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee and Notes Collateral Agent pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantor(s)]

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “New Guarantor”), HLF Financing SaRL, LLC, a Delaware limited liability company (the “Issuer”) and Herbalife International, Inc., a Nevada corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and Citibank, N.A., as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture (the “Indenture”), dated as of April 29, 2026 providing for the issuance of 7.750% Senior Secured Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth therein (the “Note Guarantee”);

WHEREAS, the New Guarantor has duly authorized the execution and delivery of this Supplemental Indenture to provide its Note Guarantee in accordance with Article 10 of the Indenture and all things necessary to make this Supplemental Indenture and the Indenture a valid agreement of the New Guarantor, in accordance with the terms thereof, have been done; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the New Guarantor, the Trustee and the Notes Collateral Agent mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The New Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.

3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or shareholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. WAIVER OF TRIAL BY JURY. THE COMPANY, THE GUARANTEEING ENTITY AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Note Guarantee or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor and the Issuers. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, protections, powers, and duties of the Trustee and the Notes Collateral Agent shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

9. Ratification of Indenture; Supplemental Indentures Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee and the Notes Collateral Agent assumes no responsibility for their correctness. For the avoidance of doubt, the Trustee and the Notes Collateral Agent shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Supplemental Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to con- firm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee or the Notes Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee and the Notes Collateral Agent) shall be deemed original signatures for all purposes. The Issuers assume all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee and the Notes Collateral Agent, including without limitation the risk of the Trustee and the Notes Collateral Agent acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, each of the Trustee and the Notes Collateral Agent may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee and the Notes Collateral Agent, as applicable, in lieu of, or in addition to, any such electronic Notice.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________

[NEW GUARANTOR]

By
Name:
Title:

HLF FINANCING SARL, LLC

By
Name:
Title:

HERBALIFE INTERNATIONAL, INC.

By
Name:
Title:

CITIBANK, N.A.
as Trustee and as Notes Collateral Agent
By:
Name:
Title:

EXHIBIT G

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached]

[FORM OF]1

SENIOR/JUNIOR INTERCREDITOR AGREEMENT

dated as of

[●], 20[ ],

among

CITIZENS BANK, N.A.,

as Initial Senior Lien Agent,

CITIBANK, N.A., in its capacity

as Notes Collateral Agent,

[    ],

as Initial Junior Lien Agent,

HLF FINANCING SaRL, LLC,

HERBALIFE INTERNATIONAL, INC.,

HERBALIFE LTD.

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L. and

HBL IHB OPERATIONS S.À R.L.,

as the Borrowers

the Subsidiaries of Herbalife Ltd.
from time to time party hereto, and

each other party from time to time party hereto.

THIS IS THE SENIOR/JUNIOR INTERCREDITOR AGREEMENT REFERRED TO IN (A) ANY SENIOR LIEN COLLATERAL DOCUMENT (AS DEFINED HEREIN), (B) ANY JUNIOR LIEN COLLATERAL DOCUMENT (AS DEFINED HEREIN) AND (C) ANY SENIOR LIEN FACILITY (AS DEFINED HEREIN), ANY JUNIOR LIEN CREDIT AGREEMENT (AS DEFINED HEREIN) AND THE OTHER SECURITY DOCUMENTS REFERRED TO IN SUCH CREDIT AGREEMENTS.

[1]	NTD: Appropriate modifications required by or agreed to by the Administrative Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

i

ii

THIS INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [      ], 20[    ], among (a) CITIZENS BANK, N.A. (“Citizens”), in its capacity as collateral agent (together with its successors and assigns in such capacity, the “Initial Senior Lien Agent”) for the financial institutions, lenders and investors party from time to time to the Initial Senior Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Initial Senior Lien Lenders”), Citibank, N.A., solely in its capacity as Notes Collateral Agent pursuant to the Senior Secured Notes Indenture (hereinafter defined) (such Initial Senior Lien Lenders, together with the Initial Senior Lien Agent, the Notes Collateral Agent and any other secured parties under any other Senior Lien Credit Agreement or Indenture, the “Senior Lien Secured Parties” and, the Initial Senior Lien Agent and the Notes Collateral Agent are collectively referred to herein as the “Initial Senior Lien Agents”), (b) [       ] (together with its successors and assigns in such capacities, the “Initial Junior Lien Agent”) for the financial institutions, lenders and investors party from time to time to the Initial Junior Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Initial Junior Lien Lenders”) (such Initial Junior Lien Lenders, together with the Initial Junior Lien Agent and any other secured parties under any other Junior Lien Credit Agreement, the “Junior Lien Secured Parties”), (c) HLF Financing SaRL, LLC, a Delaware limited liability company (“TL Borrower”), Herbalife Ltd. (f/k/a Herbalife Nutrition Ltd.), a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), HBL IHB Operations S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 257956 (“HBL IHB”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent, TL Borrower, HBL IHB and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the TL Borrower, are referred to herein as the “Borrowers”), (d) certain subsidiaries of the Borrowers from time to time party hereto and (e) each Additional Senior Pari Passu Agent and Additional Junior Pari Passu Agent from time to time party hereto pursuant to Section 7.20 hereof.

RECITALS

A. Pursuant to that certain Credit Agreement dated as of August 16, 2018, among, inter alia, the Borrowers, the Subsidiary Guarantors, Coöperatieve Rabobank U.A., New York Branch, as an issuing bank, Term Loan A Agent (as defined therein) and Revolver Administrative Agent (as defined therein), Citizens Bank, N.A., as collateral agent (together with all exhibits and schedules attached thereto, as amended by the First Amendment to Credit Agreement, dated as of December 12, 2019, as further amended by the Second Amendment to Credit Agreement, dated as of March 19, 2020, as further amended by the Third Amendment to Credit Agreement, dated as of February 10, 2021, the Fourth Amendment to Credit Agreement, dated as of July 30, 2021, the Fifth Amendment to Credit Agreement, dated as of April 3, 2023, the Sixth Amendment to Credit Agreement, dated as of April 28, 2023, the Seventh Amendment to Credit Agreement, dated as of June 29, 2023 and the Eighth Amendment to Credit Agreement, dated as of April 12, 2024, and the Ninth Amendment to Credit Agreement, dated as of April 29, 2026 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Initial Senior Lien Credit Agreement”), the Initial Senior Lien Lenders have agreed to make certain loans to the Borrowers.

B. Pursuant to one or more guaranties, dated as of August 16, 2018 and October 9, 2025 (the “Senior Lien Guaranties”), the Senior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrowers’ obligations under the Initial Senior Lien Documents.

C. As a condition to the effectiveness of the Initial Senior Lien Credit Agreement and to secure the obligations of the Borrowers and the Senior Lien Guarantors (the Borrowers, the Senior Lien Guarantors and each other direct or indirect subsidiary or parent of the Borrowers or any of their affiliates that is now or hereafter becomes a party to any Senior Lien Document, collectively, the “Senior Lien Credit Parties”) under and in connection with the Initial Senior Lien Documents, the initial Senior Lien Credit Parties have granted to the Initial Senior Lien Agent (for the benefit of the Initial Senior Lien Lenders) Liens on the Collateral.

D. The Borrowers are parties to that certain Indenture (the “Senior Secured Notes Indenture”) dated as of April 29, 2026, among the Borrowers, as co-issuers, the Guarantors identified therein and Citibank, N.A., as trustee (the “Notes Trustee”), and as notes collateral agent (the “Notes Collateral Agent”) in connection with the issuance of 7.750% Senior Secured Notes due 2033 (the “Senior Secured Notes”. The Initial Senior Lien Credit Agreement and the Senior Secured Notes Indenture are collectively referred to herein as the “Senior Lien Facilities.”

E. As a condition to the effectiveness of the Senior Secured Notes Indenture and to the issuance of the Senior Secured Notes thereunder and to secure the obligations of the Borrowers and the Guarantors with respect thereto, the Borrowers and the Guarantors have granted to the Notes Collateral Agent Liens on the Collateral which are pari passu with those of the Senior Lien Credit Parties.

F. Pursuant to that certain Junior Lien Credit Agreement dated as of the date hereof among the Borrowers, the Junior Lien Lenders, and the Initial Junior Lien Agent (the “Initial Junior Lien Credit Agreement”), the Initial Junior Lien Lenders have agreed to make certain loans to the Borrowers.

G. Pursuant to one or more guaranties dated as of the date hereof (the “Junior Lien Guaranties”), the Junior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrowers’ obligations under the Initial Junior Lien Documents.

H. As a condition to the effectiveness of the Initial Junior Lien Credit Agreement and to secure the obligations of the Borrowers and the Junior Lien Guarantors (the Borrowers, the Junior Lien Guarantors and each other direct or indirect subsidiary or parent of the Borrowers or any of their affiliates that is now or hereafter becomes a party to any Junior Lien Document, collectively, the “Junior Lien Credit Parties”) under and in connection with the Initial Junior Lien Documents, the initial Junior Lien Credit Parties have granted to the Initial Junior Lien Agent (for the benefit of the Initial Junior Lien Lenders) Liens on the Collateral.

I. Each of the Initial Senior Lien Agents (on behalf of the Initial Senior Lien Lenders or the holders of the Senior Secured Notes, as applicable) and the Initial Junior Lien Agent (on behalf of the Initial Junior Lien Lenders) and, by their acknowledgment hereof, the Senior Lien Credit Parties and the Junior Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in uncapitalized form or otherwise used in the Uniform Commercial Code are used herein as so defined or used, as the context requires: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Document of Title, Electronic Chattel Paper, Commodities Account, Commodities Contract, Financial Asset, Fixtures, Futures Account, Futures Contract, General Intangible, Instrument, Intangible, Inventory, Investment Property, Letter-of-Credit Right, Money, Payment Intangible, Promissory Note, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

Section 1.2 Other Definitions. Subject to Section 1.1 hereof, as used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Junior Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Initial Junior Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the Initial Junior Lien Credit Agreement), in each case, permitted under each Senior Lien Document and Junior Lien Document to be incurred and secured on a pari passu basis to the Junior Lien Obligations, and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Junior Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt (in each case, to the extent permitted hereunder and under each Senior Lien Document and Junior Lien Document)) all or any portion of the Junior Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt, Permitted Junior Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt), in each case secured on a pari passu basis to the Junior Lien Obligations, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, provided that the provisions of Section 7.20 hereto have been complied with.

“Additional Junior Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Junior Lien Credit Agreement or representative for the holders of any obligations under an Additional Junior Lien Credit Agreement, including any holder of an irrevocable power of attorney it being understood and agreed that no Additional Junior Pari Passu Agent (if other than a Junior Lien Agent) shall hold any Lien on Collateral.

“Additional Senior Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Initial Senior Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the Initial Senior Lien Credit Agreement), in each case permitted under each Senior Lien Document and Junior Lien Document to be incurred and secured on a pari passu basis with the Senior Lien Obligations, and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Senior Pari Passu Secured Refinancing Debt) (in each case, to the extent permitted hereunder and under each Senior Lien Document and Junior Lien Document) all or any portion of the Senior Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt or Permitted Senior Pari Passu Secured Refinancing Debt), in each case secured on a pari passu basis with the Senior Lien Obligations whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, provided that the provisions of Section 7.20 have been complied with.

“Additional Senior Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Senior Lien Credit Agreement or representative for the holders of any obligations under an Additional Senior Lien Credit Agreement, it being understood and agreed that no Additional Senior Pari Passu Agent (if other than a Senior Lien Agent) shall hold any Lien on Collateral.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent(s)” means individually any Senior Lien Agent or Junior Lien Agent and collectively means each Senior Lien Agent and Junior Lien Agent.

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrowers” has the meaning assigned to that term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Citizens” has the meaning assigned to that term in the introduction to this Agreement.

“Collateral” means all Property now owned or hereafter acquired by the Borrowers or any Guarantor in or upon which a Lien is granted or purported to be granted to any Senior Lien Agent or any Junior Lien Agent under any of the Senior Lien Collateral Documents or Junior Lien Collateral Documents, respectively, together with all rents, issues, profits, products and Proceeds thereof.

“Comparable Junior Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Senior Lien Collateral Document, the Junior Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Credit Party.

“Control Collateral” means any Collateral consisting of any Certificated Security (as defined in Section 8−102 of the Uniform Commercial Code), Commodities Account, Commodities Contract, Deposit Account, Futures Account, Futures Contract, Instruments, Investment Property and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Credit Documents” means, collectively, the Senior Lien Documents and the Junior Lien Documents.

“Credit Parties” means, collectively, the Senior Lien Credit Parties and the Junior Lien Credit Parties.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any provision of any statute governing the existence of any artificial legal person permitting that legal person to propose a compromise or an arrangement with respect to any class of its creditors, including plans of arrangement under applicable corporation law statutes.

“Declined Junior Lien” has the meaning set forth in Section 2.6 hereof.

“Defaulting Creditor” has the meaning set forth in Section 8.6(c) hereof.

“Designated Junior Lien Agent” means (i) if at any time there is only one Series of Junior Lien Obligations outstanding at such time, the Junior Lien Agent for the Junior Lien Secured Parties of such Series and (ii) at any time when clause (i) does not apply, the “Applicable Authorized Representative” (or equivalent term, as defined in the Junior Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Senior Lien Agent” means (i) if at any time there is only one Series of Senior Lien Obligations outstanding at such time, the Senior Lien Agent for the Senior Lien Secured Parties of such Series and (ii) at any time when clause (i) does not apply, the “Applicable Authorized Representative” (or equivalent term, as defined in the Senior Lien Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning set forth in Section 6.1(a) hereof.

“Discharge” means, with respect to any Series of Senior Lien Obligations, subject to refinancing and reinstatement pursuant to Sections 5.3 and 5.4, the time at which (i) all the Senior Lien Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) of such Series have been paid in full in cash and all Commitments (or commitments defined by reference to a similar term) (as defined in the applicable Senior Lien Facility) have been terminated, (ii) all letters of credit issued under the Senior Lien Facility of such Series have been terminated or expired or cash collateral or backstop letters of credit in respect thereof in compliance with such Senior Lien Facility have been delivered (or such other arrangements reasonably satisfactory to the applicable Senior Lien Agent relating to such Senior Lien Facility and each applicable issuing bank have been made) and (iii) adequate provision satisfactory to the applicable Senior Lien Secured Parties shall have been made for any contingent or unliquidated Senior Lien Obligations of such Series related to claims, causes of action or other liabilities that have been asserted by such Senior Lien Secured Parties and for which reimbursement or indemnification is required under the Senior Lien Documents of such Series.

“Discharge of Senior Lien Obligations” means the Discharge of the Initial Senior Lien Credit Agreement has occurred and the Discharge of each Additional Senior Lien Credit Agreement has occurred.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Event of Default” means an “Event of Default” or similar term under and as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Excluded Subsidiary” means (a) with respect to Senior Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Senior Lien Credit Agreement and (b) with respect to the Junior Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Junior Lien Credit Agreement.

“Exercise of Any Secured Creditor Remedies”, “Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment on the application of a Secured Party of a trustee, receiver, receiver and manager or interim receiver or similar official of all or part of the Collateral or a monitor for any of the Senior Lien Credit Parties;

(e) the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law in respect of the applicable Secured Party’s Senior Lien Obligations or Junior Lien Obligations;

(g) the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral; and

(h) commencing or joining with any Person in commencing, or petitioning for or voting in favor of any resolution for, any action or proceeding described in clauses (a) through (g) above.

For the avoidance of doubt, the filing of a proof of claim in any Insolvency Proceeding and the seeking of adequate protection or the taking of any other action expressly permitted under Section 2.3(b) hereof (other than clause (vi) of such Section 2.3(b)) shall not be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any of the Senior Lien Guarantors or Junior Lien Guarantors.

“Indebtedness” has the meaning provided in the Initial Senior Lien Credit Agreement as in effect on the date hereof.

“Initial Junior Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Initial Junior Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Junior Lien Documents” means the “Loan Documents” (as defined in the Initial Junior Lien Credit Agreement).

“Initial Senior Lien Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Initial Senior Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Senior Lien Documents” means the “Loan Documents” (as defined in the Initial Senior Lien Credit Agreement).

“Insolvency Proceeding” means (a) any case, action or proceeding (including the filing of any proposal or intent to file a proposal) before any court or other Governmental Authority relating to bankruptcy, reorganization, arrangement, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) or (b) undertaken under any Debtor Relief Laws.

“Junior Lien Agent” means each of (a) the Initial Junior Lien Agent and any successor thereto and (b) any Additional Junior Pari Passu Agent that becomes a party to the Junior Lien Pari Passu Intercreditor Agreement.

“Junior Lien Collateral Documents” means all “Security Documents” (or similar documents defined by reference to any similar term) as defined in any Junior Lien Credit Agreement (including any Junior Lien Guaranty), and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Junior Lien Credit Parties in connection with any Junior Lien Credit Agreement (including any intercreditor or joinder agreement among holders of Junior Lien Obligations). For purposes of clarity, any Junior Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a Junior Lien Collateral Document, unless such Junior Lien Credit Agreement or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Junior Lien Secured Parties.

“Junior Lien Credit Agreement” means each of (a) the Initial Junior Lien Credit Agreement and (b) any Additional Junior Lien Credit Agreement.

“Junior Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Junior Lien Documents” means any Junior Lien Credit Agreement, any Junior Lien Guaranty, any Junior Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Junior Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Junior Lien Agent or any other Junior Lien Secured Party, in connection with any of the foregoing or any Junior Lien Credit Agreement.

“Junior Lien Guarantors” means the collective reference to (a) Parent, and each Subsidiary of Parent that is party to any Junior Lien Guaranty, other than any Excluded Subsidiary, and (b) any other Person that becomes a guarantor under any Junior Lien Guaranty. The term “Junior Lien Guarantors” shall include all “Guarantors” under and as defined in any Junior Lien Credit Agreement in effect on the date hereof.

“Junior Lien Guaranty” has the meaning assigned to that term in the recitals to this Agreement and also includes any other guaranty made by a Junior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Junior Lien Obligations.

“Junior Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” or similar term under any Junior Lien Credit Agreement.

“Junior Lien Obligations” means any and all obligations of every nature of each Junior Lien Credit Party from time to time owed to the Junior Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Junior Lien Document, including all “Obligations” (or obligations defined by reference to any similar term) as defined in any Junior Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition or application in bankruptcy with respect to such Junior Lien Credit Party, would have accrued on any Junior Lien Obligation, whether or not a claim is allowed against such Junior Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Junior Lien Document.

“Junior Lien Pari Passu Intercreditor Agreement” means an agreement among the Borrowers, certain subsidiaries of Parent party thereto, the Initial Junior Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, in a form to be agreed but substantially similar to the form provided as Exhibit F-3 to the Initial Senior Lien Credit Agreement; provided, however, that nothing therein shall contravene the provisions of this Agreement.

“Junior Lien Secured Parties” has the meaning assigned to that term in the introduction to this Agreement.

“Lenders” means, collectively, all of the Senior Lien Lenders and the Junior Lien Lenders.

“Lien” means any mortgage, pledge, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Lien Priority” means, with respect to any Lien of the Senior Lien Secured Parties or the Junior Lien Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1 hereof.

“New Senior Lien Agent” has the meaning set forth in Section 5.3 hereof.

“New Senior Lien Loan Documents” has the meaning set forth in Section 5.3 hereof.

“Permitted Junior Pari Passu Secured Refinancing Debt” means any “Permitted Pari Passu Secured Refinancing Debt” as defined in any Junior Lien Credit Agreement and which is secured on a pari passu basis with the Junior Lien Obligations.

“Permitted Junior Secured Refinancing Debt” means any “Permitted Junior Secured Refinancing Debt” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Permitted Refinancing” means any “Permitted Refinancing” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Permitted Senior Pari Passu Secured Refinancing Debt” means any “Permitted Pari Passu Secured Refinancing Debt” as defined in any Senior Lien Credit Agreement and which is secured on a pari passu basis with the Senior Lien Obligations.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” has the meaning set forth in Section 8.2(e) hereof.

“Purchase Event” has the meaning set forth in Section 8.1 hereof.

“Purchase Notice” has the meaning set forth in Section 8.1 hereof.

“Purchase Obligations” has the meaning set forth in Section 8.1 hereof.

“Purchase Price” has the meaning set forth in Section 8.3 hereof.

“Purchase Rejection” has the meaning set forth in Section 8.1 hereof.

“Purchasing Creditors” has the meaning set forth in Section 8.2 hereof.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property.

“Reorganization Securities” has the meaning set forth in Section 6.9 hereof.

“Secured Parties” means, collectively, the Senior Lien Secured Parties and the Junior Lien Secured Parties.

“Senior Lien Agent” means each of (a) the Initial Senior Lien Agent and any successor thereto, (b) the Notes Collateral Agent, and (c) any “Senior Class Debt Representative” that becomes or is required to become a party to the Senior Lien Pari Passu Intercreditor Agreement.

“Senior Lien Collateral Documents” means all “Security Documents” (or similar documents defined by a similar term) as defined in any Senior Lien Facility (including any Senior Lien Guaranty), and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Senior Lien Credit Parties in connection with any Senior Lien Facility (including any intercreditor or joinder agreement among holders of Senior Lien Obligations). For purposes of clarity, any Senior Lien Facility and any notes or other instruments issued thereunder shall not constitute a Senior Lien Collateral Document, unless such Senior Lien Facility or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Senior Lien Secured Parties.

“Senior Lien Credit Agreement” means the Initial Senior Lien Credit Agreement, as amended, modified or restated from time to time.

“Senior Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Senior Lien Documents” means any Senior Lien Facility, any Senior Lien Guaranty, any Senior Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Senior Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Senior Lien Agent or any other Senior Lien Secured Party, in connection with any of the foregoing or any Senior Lien Facility.

“Senior Lien Facility” means each of (a) the Initial Senior Lien Credit Agreement (b) the Senior Secured Notes Indenture, and (c) any Additional Senior Lien Credit Agreement or Indenture.

“Senior Lien Guarantors” means the collective reference to (a) Parent, and each Subsidiary of Parent that is party to a Senior Lien Guaranty, other than any Excluded Subsidiary, and (b) any other Person that becomes a guarantor under any Senior Lien Guaranty.

“Senior Lien Guaranty” has the meaning assigned to that term in the recitals to this Agreement and also includes any other guaranty made by a Senior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Senior Lien Obligations.

“Senior Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” (or Person defined by a similar term) under any Senior Lien Facility.

“Senior Lien Obligations” means any and all obligations of every nature of each Senior Lien Credit Party from time to time owed to the Senior Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Senior Lien Document, including all “Obligations” (or obligations defined by reference to a similar term) as defined in any Senior Lien Facility, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition in bankruptcy with respect to such Senior Lien Credit Party, would have accrued on any Senior Lien Obligation, whether or not a claim is allowed against such Senior Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Senior Lien Document.

“Senior Lien Pari Passu Intercreditor Agreement” means an agreement among the Borrowers, certain subsidiaries of Parent party thereto, the Initial Senior Lien Agents, the Notes Collateral Agent, and any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, if any, the form of which is provided as Exhibit F-3 to the Initial Senior Lien Credit Agreement.

“Senior Lien Recovery” shall have the meaning set forth in Section 5.4 hereof.

“Senior Lien Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Senior Representative” means, with respect to any series of Additional Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series” means, (x) with respect to Indebtedness under any Senior Lien Credit Agreement or Junior Lien Credit Agreement, all such Indebtedness under such Senior Lien Credit Agreement or Junior Lien Credit Agreement, as the case may be, represented by the same Agent acting in the same capacity and (y) with respect to Senior Lien Obligations or Junior Lien Obligations, all such obligations secured by same Senior Lien Collateral Documents or same Junior Lien Collateral Documents, as the case may be.

“Standstill Period” has the meaning assigned to such term in Section 2.3(a) hereof.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection or priority or availability of such remedy, as the case may be.

“United States” means the United States of America.

Section 1.3 Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause and schedule references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Except as otherwise provided herein, any reference herein to the repayment in full of an obligation means the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2
LIEN PRIORITY

Section 2.1 Priority of Liens.

(a) Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Senior Lien Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Junior Lien Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Senior Lien Agents or the Junior Lien Agents (or Senior Lien Secured Parties or Junior Lien Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the Senior Lien Documents or the Junior Lien Documents (in each case, other than the provisions of this Agreement), (iv) whether any Senior Lien Agent or Junior Lien Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the Senior Lien Obligations or the Junior Lien Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the Senior Lien Agents or the other Senior Lien Lenders or the Junior Lien Agents or the other Junior Lien Lenders securing any of the Senior Lien Obligations or Junior Lien Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Junior Lien Obligations or the Senior Lien Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, each Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties represented by it, and each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, hereby agree that:

(1) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Junior Lien Agents or any Junior Lien Secured Party that secures all or any portion of the Junior Lien Obligations shall in all respects be junior and subordinate to all Liens granted to the Senior Lien Agents and the other Senior Lien Secured Parties in the Collateral to secure all or any portion of the Senior Lien Obligations; and

(2) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Senior Lien Agents or any Senior Lien Secured Party that secures all or any portion of the Senior Lien Obligations shall in all respects be senior and prior to all Liens granted to the Junior Lien Agents or any Junior Lien Secured Party in the Collateral to secure all or any portion of the Junior Lien Obligations.

(b) Notwithstanding any failure by any Senior Lien Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the Senior Lien Secured Parties, the priority and rights as between the Senior Lien Secured Parties and the Junior Lien Secured Parties with respect to the Collateral shall be as set forth herein.

(c) Each Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties represented by it, acknowledges and agrees that, concurrently herewith, each Senior Lien Agent, for the benefit of itself and the Senior Lien Secured Parties represented by it, has been, or may be, granted Liens upon all of the Collateral in which the Junior Lien Agents have been granted Liens and each Junior Lien Agent hereby consents thereto. Each Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties represented by it, acknowledges and agrees that, concurrently herewith, each Junior Lien Agent, for the benefit of itself and the Junior Lien Secured Parties represented by it, has been, or may be, granted Liens upon all of the Collateral in which the Senior Lien Agents have been granted Liens and each Senior Lien Agent hereby consents thereto. The subordination of Liens by the Junior Lien Agents in favor of the Senior Lien Agents as set forth herein shall not be deemed to subordinate the Junior Lien Agents’ Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties represented by it, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Senior Lien Agents and the other Senior Lien Secured Parties in respect of the Collateral or the provisions of this Agreement. Each Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties represented by it, agrees that none of the Junior Lien Agents or the other Junior Lien Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Lien Agent or any Senior Lien Secured Party under the Senior Lien Documents with respect to the Collateral, other than as expressly permitted by this Agreement. Each Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties represented by it, hereby waives any and all rights it or the Junior Lien Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which the Senior Lien Agent or any Senior Lien Lender seeks to enforce its Liens in any Collateral. The foregoing shall not be construed to prohibit the Junior Lien Agent from enforcing the provisions of this Agreement or any claims it, or any other Junior Lien Secured Party, may have against the Senior Lien Agent or any other Senior Lien Secured Party that are not the subject matter of this Agreement.

(b) The Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Junior Lien Agent or the other Junior Lien Secured Parties in respect of the Collateral or the provisions of this Agreement. The foregoing shall not be construed to prohibit the Senior Lien Agent or any other Senior Lien Secured Party from enforcing the provisions of this Agreement.

Section 2.3 Remedies Standstill.

(a) Each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, agrees that, from the date hereof until the date upon which the Discharge of Senior Lien Obligations shall have occurred, neither any Junior Lien Agent nor any Junior Lien Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the prior written consent of the Designated Senior Lien Agent, and will not take, receive or accept any Proceeds of Collateral; provided, however, that the Designated Junior Lien Agent may Exercise Any Secured Creditor Remedies after a period of 180 days (which period shall be tolled during any period in which the Designated Senior Lien Agent is not entitled to Exercise any Secured Creditor Remedies as a result of (A) any injunction issued by a court of competent jurisdiction or (B) the automatic stay or any other stay or prohibition in any Insolvency Proceeding) has elapsed since the date on which the Designated Junior Lien Agent has delivered to the Designated Senior Lien Agent written notice of the acceleration of the Indebtedness outstanding under the Junior Lien Documents (the “Standstill Period”); provided further, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall any Junior Lien Agent or any other Junior Lien Secured Party Exercise Any Secured Creditor Remedies, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any Exercise of Any Secured Creditor Remedies, if any Senior Lien Agent or any other Senior Lien Secured Party shall have commenced, and shall be diligently pursuing in good faith the Exercise of Any Secured Creditor Remedies.

(b) The foregoing shall not be construed to prevent any Junior Lien Agent or any Junior Lien Secured Party from (i) filing a claim, proof of claim, statement of interest or any similar form with respect to the Junior Lien Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the Senior Lien Agents or the other Senior Lien Secured Parties on the Collateral or the rights of the Senior Lien Agents or any of the Senior Lien Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading or action filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of any Junior Lien Agent or any Junior Lien Secured Party, (iv) exercising rights and remedies as unsecured creditors, as provided in Section 2.9, (v) inspecting or appraising the Collateral or receiving reports with respect to the Collateral so long as such actions do not interfere in any material respect with the rights of the Senior Lien Secured Parties hereunder and (vi) subject to Section 2.2 and the second proviso of Section 2.3(a) (and subject, generally, to the Lien Priority provisions and application of proceeds provisions set forth herein), enforcing any of its rights and exercising any of its remedies with respect to the Collateral after termination of the Standstill Period. Except for the actions set forth in clauses (i) through (vi) of this Section 2.3(b), unless and until the Discharge of the Senior Lien Obligations, the sole right of the Junior Lien Agent and the other Junior Lien Secured Parties with respect to the Collateral shall be to receive the Proceeds of the Collateral, if any, remaining after Discharge of Senior Lien Obligations has occurred and in accordance with the Junior Lien Documents and applicable law.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, and subject to the terms of the Senior Lien Pari Passu Intercreditor Agreement each Senior Lien Secured Party shall have the exclusive right to enforce any and all rights and exercise remedies with respect to the Collateral as it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies, in each case without any consultation with or the consent of any Junior Lien Agent or any other Junior Lien Secured Party; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the provisions of this Agreement. The Senior Lien Agents may enforce the provisions of the Senior Lien Documents and may Exercise Any Secured Creditor Remedies, all in such order and in such manner as they may determine in the exercise of their sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law, and such enforcement and exercise shall include the rights of an agent appointed by the Senior Lien Agents to dispose of Collateral upon foreclosure, to incur expenses in connection with any such disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, any Debtor Relief Law, any relevant Security Document or any other applicable law. Each Junior Lien Agent and each Junior Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Lien Agent or any other Senior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Junior Priority Liens. In the event of (i) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of any Senior Lien Agent (other than in connection with a refinancing as described in Section 5.2(c) hereof), or (ii) any sale, transfer or other disposition of all or any portion of the Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as, in the case of this clause (ii), such sale, transfer or other disposition is then permitted by the Senior Lien Documents (or consented to by the requisite Senior Lien Lenders) and the Junior Lien Documents (or consented to by the requisite Junior Lien Lenders), irrespective of whether an Event of Default has occurred, each Junior Lien Agent agrees, on behalf of itself and the Junior Lien Secured Parties represented by it that, so long as the Junior Lien Agents, for the benefit of the Junior Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the Senior Lien Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the Junior Lien Obligations, and the Junior Lien Agent and the Junior Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any Junior Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition, is no longer a Subsidiary of the Borrowers) shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Senior Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the Senior Lien Guaranty by such Credit Party). In furtherance of, and subject to, the foregoing, each Junior Lien Agent agrees that it will promptly execute any and all Lien releases, debt assignments or transfers or other comparable documents reasonably requested by the Senior Lien Agents in connection therewith, in each case in customary form. Each Junior Lien Agent hereby appoints the Designated Senior Lien Agent and any officer or duly authorized person of the Designated Senior Lien Agent, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Lien Agent and in the name of such Junior Lien Agent or in the Designated Senior Lien Agent’s own name, from time to time, in the Designated Senior Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, financing change statements, endorsements, assignments, releases, discharges or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) It is the anticipation of the parties that, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, no Junior Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Junior Lien Obligation which assets are not also subject to the Lien of the Senior Lien Agents under the Senior Lien Documents. If any Junior Lien Agent or other Junior Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Lien Obligation which assets are not also subject to the Lien of the Senior Lien Agents under the Senior Lien Documents, then such Junior Lien Agent (or the relevant Junior Lien Secured Party) shall, without the need for any further consent of any other Junior Lien Secured Party, the Borrowers, any Junior Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Junior Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Senior Lien Agents as security for the Senior Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Designated Senior Lien Agent in writing of the existence of such Lien upon becoming aware thereof. Without limiting any other right or remedy available to the Senior Lien Agents or the Senior Lien Secured Parties, each Junior Lien Agent, on behalf of the Junior Lien Secured Parties represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(a) shall be subject to the turnover provisions in Section 3.6.

(b) It is the anticipation of the parties that, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, no Senior Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Senior Lien Obligation which assets are not also subject to the Lien of the Junior Lien Agents under the Junior Lien Documents (other than as set forth in Section 2.1(d)). If any Senior Lien Agent or other Senior Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Senior Lien Obligation which assets are not also subject to the Lien of the Junior Lien Agents under the Junior Lien Documents (other than as set forth in Section 2.1(d)), then such Senior Lien Agent (or the relevant Senior Lien Secured Party) shall, without the need for any further consent of any other Senior Lien Secured Party, the Borrowers, any Senior Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Senior Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Junior Lien Agents as security for the Junior Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Designated Junior Lien Agent in writing of the existence of such Lien upon becoming aware thereof.

Section 2.6 Similar Liens and Agreements.  The parties hereto acknowledge and agree that it is their intention that the Collateral subject to Liens securing the Senior Lien Obligations and the Collateral subject to Liens securing the Junior Lien Obligations be identical; provided, that this provision will not be violated with respect to any Junior Lien Obligations if the applicable Junior Lien Agent is given a reasonable opportunity to accept a Lien on any asset or property and such Junior Lien Agent states in writing that the Junior Lien Documents in respect thereof prohibit such Junior Lien Agent from accepting a Lien on such asset or property or such Junior Lien Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined lien a “Declined Junior Lien”). In furtherance of the foregoing, the parties hereto agree:

(a) to cooperate in good faith in order to determine, upon any reasonable request by any Senior Lien Agent or Junior Lien Agent, the specific assets included in the Collateral subject to Liens securing the Senior Lien Obligations and the Collateral subject to Liens securing the Junior Lien Obligations, the steps taken to perfect the Liens securing the Senior Lien Obligations thereon and the Liens securing the Junior Lien Obligations thereon and the identity of the respective parties obligated under the Senior Lien Documents and the Junior Lien Documents; and

(b) that the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Junior Lien Obligations (and such Liens) shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Senior Lien Obligations (and such Liens), other than with respect to the senior priority and junior priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement, including the existence of any Declined Junior Lien.

Section 2.7 Waiver of Marshalling. Until the Discharge of Senior Lien Obligations, each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law; provided, however, that the Junior Lien Secured Parties shall have the rights expressly provided by Section 2.3(b)(v).

Section 2.8 No Waiver by Senior Lien Secured Parties. Other than with respect to the actions permitted under clauses (i) through (vi) of Section 2.3(b) hereof, nothing contained herein shall prohibit or in any way limit the Senior Lien Agents or any other Senior Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by any Junior Lien Agent or any other Junior Lien Secured Party, including any request by any Junior Lien Agent or any other Junior Lien Secured Party for adequate protection or any exercise by any Junior Lien Agent or any other Junior Lien Secured Party of any of its rights and remedies under the Junior Lien Documents or otherwise.

Section 2.9 Rights as Unsecured Creditors.  The Junior Lien Agents and the other Junior Lien Secured Parties may, in accordance with the terms of the Junior Lien Documents and applicable law, enforce rights and exercise remedies against the Borrowers and any Junior Lien Guarantor as unsecured creditors (other than initiating or joining in any involuntary case or proceeding under any Insolvency Proceeding with respect to any Credit Party or exercising any Secured Creditor Remedies); provided that (i) no such action is prohibited or otherwise inconsistent with the terms of this Agreement and (ii) any judgment Lien obtained by any Junior Lien Secured Party as a result of any such enforcement or exercise of rights shall be subject to the terms of this Agreement for all purposes (including in relation to the Liens of the Senior Lien Secured Parties) as the other Liens of the Junior Lien Secured Parties. Nothing in this Agreement shall prohibit the receipt by any Junior Lien Agent or any other Junior Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Lien Documents so long as such receipt is not (a) a distribution or recovery in any Insolvency Proceeding in contravention of this Agreement or (b) the direct or indirect result of the enforcement or exercise by any Junior Lien Agent or any other Junior Lien Secured Party of rights or remedies as a secured creditor (including any right of setoff or other Exercise of Any Secured Creditor Remedies) or enforcement in contravention of this Agreement of any Lien securing the Junior Lien Obligations (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor, to the extent such judgment lien applies to Collateral).

ARTICLE 3
ACTIONS OF THE PARTIES

Section 3.1 Reserved.

Section 3.2 Agent for Perfection.  Each Senior Lien Agent, for and on behalf of itself and each Senior Lien Secured Party represented by it, agrees to hold all Collateral in its possession, custody or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC) (or in the possession, custody or control of its agents or bailees) as gratuitous bailee for the Junior Lien Agents solely for the purpose of perfecting or maintaining the perfection of the security interest granted to the Junior Lien Agents in such Collateral, subject to the terms and conditions of this Section 3.2. None of the Senior Lien Agents or the other Senior Lien Secured Parties shall have any obligation whatsoever to the Junior Lien Agents or the other Junior Lien Secured Parties to assure that the Collateral is genuine or owned by the Borrowers, any Guarantor or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Senior Lien Agents under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee for the Junior Lien Agents for purposes of perfecting the Lien held by the Junior Lien Agents. So long as the Discharge of Senior Lien Obligations has not occurred, the Senior Lien Agents shall be entitled to deal with the Control Collateral in accordance with the terms of this Agreement and the other Senior Lien Documents as if the Liens in favor of the Junior Lien Secured Parties did not exist. The Senior Lien Agents are not and shall not be deemed to be a fiduciary of any kind for the Junior Lien Secured Parties or any other Person. In addition, each Junior Lien Agent, on behalf of the Junior Lien Secured Parties represented by it, hereby agrees and acknowledges that other than with respect to Collateral that may be perfected through the filing of a UCC financing statement or other applicable public filing, the Senior Lien Agents’ Liens may be perfected on certain items of Collateral with respect to which the Junior Lien Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and each Junior Lien Agent, on behalf of the Junior Lien Secured Parties represented by it, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement.

Section 3.3 Sharing of Information and Access. In the event that any Junior Lien Agent shall, in the exercise of its rights under any of the Junior Lien Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Lien Credit Party which contain information identifying or pertaining to any of the Collateral, such Junior Lien Agent shall, upon request from any Senior Lien Agent and as promptly as practicable thereafter (at the sole expense of the Credit Parties), either make available to the Designated Senior Lien Agent such books and records for inspection and duplication or provide the Designated Senior Lien Agent copies thereof.

Section 3.4 Insurance and Condemnation Awards. Proceeds of Collateral include insurance proceeds and condemnation awards and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds and condemnation awards. The Designated Senior Lien Agent and the Designated Junior Lien Agent shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral as set forth in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable. The Designated Senior Lien Agent shall have the sole and exclusive right, as against the Junior Lien Agents, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of Collateral. All proceeds of such insurance and any such award, or any payments with respect to a deed in lieu of condemnation, shall be remitted to the Designated Senior Lien Agent, and each of the Senior Lien Agents and Junior Lien Agents shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds or any such awards or payments in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder. If any Senior Lien Secured Party or Junior Lien Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Senior Lien Secured Party or Junior Lien Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Senior Lien Secured Party or Junior Lien Secured Party.

Section 3.6 Payments Over. So long as the Discharge of Senior Lien Obligations has not occurred, any Collateral or Proceeds thereof or payment with respect thereto received by any Junior Lien Agent or any Junior Lien Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Collateral or otherwise, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), other than Reorganization Securities, in contravention of this Agreement or otherwise in a manner which is not consistent with the Lien Priority shall be segregated and held in trust and forthwith paid over to the Designated Senior Lien Agent for the benefit of the Senior Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Lien Obligations occurs, each Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby appoints the Senior Lien Agent, and any officer or duly authorized person of the Designated Senior Lien Agent, with full power of substitution, as the true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of each Junior Lien Secured Party in the name of such Designated Junior Lien Agent or in the Designated Senior Lien Agent’s own name, from time to time, in the Designated Senior Lien Agent’s sole discretion, for the purpose of carrying out the provisions of this Section 3.6 and taking any and all appropriate action and executing and delivering any and all documents and instruments that the Designated Senior Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 3.6 (which appointment, being coupled with an interest, is irrevocable).

ARTICLE 4
APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Nature of Certain Senior Lien Obligations. Each Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, expressly acknowledges and agrees that (i) any Senior Lien Credit Agreement may include a revolving commitment, that the applicable Senior Lien Agent and the other applicable Senior Lien Lenders will apply payments and make advances thereunder; and that no application of any Collateral or the release of any Lien by any Senior Lien Agent upon any portion of the Collateral in connection with a permitted disposition by the Senior Lien Credit Parties under any Senior Lien Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the Senior Lien Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Senior Lien Obligations may be modified, extended or amended from time to time to the extent permitted hereunder, and that the aggregate amount of the Senior Lien Obligations may be increased or refinanced to the extent permitted hereunder, in each event, without notice to or consent by the Junior Lien Secured Parties and without affecting the provisions hereof; and (iii) all Collateral received by any Senior Lien Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the Senior Lien Obligations at any time; provided, however, that from and after the date on which any Senior Lien Agent (or any Senior Lien Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by any Senior Lien Agent or any Senior Lien Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal, restatement or refinancing of the Senior Lien Obligations or any portion thereof.

(b) Application of Proceeds of Collateral. Each Senior Lien Agent and Junior Lien Agent hereby agree that, so long as the Discharge of Senior Lien Obligations has not occurred, all Collateral and all Proceeds thereof received by the Senior Lien Agents (or any other Senior Lien Secured Party) or the Junior Lien Agents (or any other Junior Lien Secured Party) in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of reasonable and documented out-of-pocket costs and expenses of the Senior Lien Agents in connection with such Exercise of Secured Creditor Remedies, and second, to the payment of the Senior Lien Obligations in accordance with the Senior Lien Documents until the Discharge of Senior Lien Obligations has occurred. All Collateral and all Proceeds received by any Senior Lien Agent after the Discharge of Senior Lien Obligations has occurred shall be forthwith paid over, in kind or funds and currency received, to the Designated Junior Lien Agent for application to the payment of the Junior Lien Obligations in accordance with the Junior Lien Documents.

(c) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the Senior Lien Agents shall have no obligation or liability to the Junior Lien Agents or to any Junior Lien Secured Party regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by the Senior Lien Agents under the terms of this Agreement.

(d) Turnover of Collateral After Discharge. Upon the Discharge of Senior Lien Obligations, the Designated Senior Lien Agent shall deliver to the Designated Junior Lien Agent or shall execute such documents as the Designated Junior Lien Agent may reasonably request to enable the Designated Junior Lien Agent to have control over any Control Collateral still in any Designated Senior Lien Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2 Specific Performance. Each Senior Lien Agent and Junior Lien Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrowers or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the Senior Lien Agents, for and on behalf of itself and the Senior Lien Secured Parties represented by it, and each Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties represented by it, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3 Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding or other proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Junior Lien Agents and the other Junior Lien Secured Parties agree that any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof (other than Reorganization Securities) shall (for so long as the Discharge of Senior Lien Obligations has not occurred) be segregated and held in trust and forthwith paid over to the Designated Senior Lien Agent for the benefit of the Senior Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Junior Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of Senior Lien Obligations has occurred. Until the Discharge of Senior Lien Obligations occurs, each Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party represented by it, hereby appoints the Designated Senior Lien Agent, and any officer or agent of the Designated Senior Lien Agent, with full power of substitution, the attorney-in-fact of each Junior Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.3 and taking any action and executing any instrument that the Designated Senior Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 4.3, which appointment is irrevocable and coupled with an interest.

ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All Senior Lien Obligations at any time made or incurred by the Borrowers or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, hereby waives notice of acceptance, or proof of reliance, by the Senior Lien Agents or any Senior Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Senior Lien Obligations. All Junior Lien Obligations at any time made or incurred by the Borrowers or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and each Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties represented by it, hereby waives notice of acceptance, or proof of reliance, by the Junior Lien Agent or any Junior Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Junior Lien Obligations.

(b) None of the Senior Lien Agents, any Senior Lien Secured Party or any of their respective Affiliates, directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Lien Agent or any Senior Lien Secured Party honors (or fails to honor) a request by the Borrowers for an extension of credit pursuant to any Senior Lien Credit Agreement or any of the other Senior Lien Documents, whether such Senior Lien Agent or Senior Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Lien Credit Agreement or any other Junior Lien Document or an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if such Senior Lien Agent or Senior Lien Secured Party otherwise should exercise any of its contractual rights or remedies under any Senior Lien Documents (subject to the express terms and conditions hereof), neither the Senior Lien Agents nor any Senior Lien Secured Party shall have any liability whatsoever to any Junior Lien Agent or any Junior Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Senior Lien Agents and the other Senior Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any Senior Lien Credit Agreement and any of the other Senior Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Junior Lien Agents or any of the Junior Lien Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, agrees that neither the Senior Lien Agents nor any Senior Lien Secured Party shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the Senior Lien Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) If any Junior Lien Agent or any Junior Lien Secured Party honors (or fails to honor) a request by the Borrowers for an extension of credit pursuant to any Junior Lien Credit Agreement or any of the other Junior Lien Documents, whether such Junior Lien Agent or Junior Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Senior Lien Credit Agreement or any other Senior Lien Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if such Junior Lien Agent or Junior Lien Secured Party otherwise should exercise any of its contractual rights or remedies under the Junior Lien Documents (subject to the express terms and conditions hereof), neither the Junior Lien Agents nor any Junior Lien Secured Party shall have any liability whatsoever to the Senior Lien Agents or any Senior Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Junior Lien Agent and the other Junior Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Junior Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Senior Lien Agents or any Senior Lien Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.

Section 5.2 Modifications to Senior Lien Documents and Junior Lien Documents.

(a) Each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby agrees that, without affecting the obligations of the Junior Lien Agents and the other Junior Lien Secured Parties hereunder, the Senior Lien Agents and the other Senior Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Junior Lien Agents or any Junior Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Junior Lien Agents or any Junior Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Lien Documents in any manner whatsoever; provided that, without the consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Junior Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall contravene any provision of this Agreement.

(b) Each Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, hereby agrees that, without affecting the obligations of the Senior Lien Agents and the other Senior Lien Secured Parties hereunder, the Junior Lien Agents and the other Junior Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Senior Lien Agents or any Senior Lien Secured Party (except to the extent such consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Senior Lien Agents or any Senior Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Lien Documents in any manner whatsoever; provided that, without the prior written consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Senior Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall (i) contravene the provisions of this Agreement, (ii) increase the all-in interest rate (including original issue discount and interest rate floors, but excluding fluctuations in the underlying rate indices, customary non-recurrent market-based fees (including any customary and market amendment, consent or waiver fees, and underwriting or arrangement fees) and the imposition of a default rate of 2.00% per annum) applicable to the Junior Lien Obligations by more than 3.00% per annum above the rates as are in effect on the date hereof, (iii) change to earlier dates any scheduled dates for payment of principal or of interest on Indebtedness under the Junior Lien Documents, (iv) change any negative covenant, default or event of default provisions set forth in the Junior Lien Documents to be more restrictive than the negative covenants, defaults and events of default with respect to the Senior Lien Obligations or add any financial covenant, (v) change the mandatory redemption or prepayment provisions set forth in the Junior Lien Documents in a manner that would require the applicable Junior Lien Obligations to be mandatorily redeemed or prepaid prior to the date(s), if any, set forth in the applicable Junior Lien Document as in effect as of the date hereof (and, if there are no such dates, prior to the final maturity date with respect to the Junior Lien Obligations set forth therein), other than (w) upon the occurrence of an asset sale or other disposition or casualty event (subject to (1) reinvestment rights that are in the aggregate no less favorable to the Borrowers than those under the Junior Lien Documents as in effect on the date hereof and (2) the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable Senior Lien Obligations then outstanding), (x) upon the occurrence of a change of control event, (y) customary acceleration rights following an event of default (subject to the limitations in clause (iv) of this paragraph) and (z) upon the incurrence of Indebtedness that is not permitted thereunder (subject to the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable Senior Lien Obligations then outstanding) or (vi) add to the Collateral (or similar term as defined in the Junior Lien Documents) other than as specifically provided by this Agreement.

(c) Subject to the express limitations set forth in Sections 5.2(a) and 5.2(b), the Senior Lien Obligations and the Junior Lien Obligations may be refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any Senior Lien Document or any Junior Lien Document) of the Senior Lien Agents, the Senior Lien Secured Parties, the Junior Lien Agents or the other Junior Lien Secured Parties, as the case may be, all without affecting the Lien Priority provided for herein or the other provisions hereof; provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Designated Senior Lien Agent or the Designated Junior Lien Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Designated Senior Lien Agent or the Designated Junior Lien Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the Senior Lien Documents and the Junior Lien Documents (to the extent such documents survive the refinancing).

(d) In the event that any Senior Lien Agent or the other Senior Lien Secured Parties and the relevant Credit Party enter into any amendment, modification, waiver or consent in respect of any of the Senior Lien Collateral Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Junior Lien Collateral Document, in each case, without the consent of any Junior Lien Secured Party and without any action by the Junior Lien Agents, the Borrowers or any other Credit Party; provided that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Liens securing the Junior Lien Obligations or release any such Liens, except to the extent that such release is permitted or required by Section 2.4(b) hereof and provided that there is a concurrent release of the corresponding Liens securing the Senior Lien Obligations, (B) amend, modify or otherwise affect the rights or duties of any Junior Lien Agent without its prior written consent or (C) permit Liens on the Collateral (other than Liens securing any DIP Financing) which are not permitted under the terms of the Junior Lien Documents and (ii) notice of such amendment, modification, waiver or consent shall have been given to the Junior Lien Agents no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent (but failure to deliver such notice shall not affect the validity of such amendment, modification or waiver).

(e) Each of the Borrowers and the Junior Lien Agents agrees that any Junior Lien Credit Agreement and each Junior Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the Designated Senior Lien Agent, which approval shall not be unreasonably withheld or delayed. Each of the Borrowers and the Junior Lien Agents further agrees that each Junior Lien Collateral Document covering any Collateral that is comprised of Real Property shall contain such other language as the Designated Senior Lien Agent may reasonably request to reflect the subordination of such Junior Lien Collateral Document to the Senior Lien Collateral Document covering such Collateral pursuant to this Agreement.

Section 5.3 Effect of Refinancing of Indebtedness under Senior Lien Documents. If the Borrowers refinances, in whole or in part, any Indebtedness outstanding under any of the Senior Lien Documents and provided that (a) such refinancing is permitted hereby and (b) the Borrowers give to the Designated Junior Lien Agent written notice electing the application of the provisions of this Section 5.3 to such refinancing Indebtedness, then (i) the Discharge of Senior Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement notwithstanding anything to the contrary herein, (ii) such refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New Senior Lien Obligations”) shall automatically be treated as Senior Lien Obligations for all purposes of this Agreement, including for purposes of the Lien Priority and rights in respect of Collateral set forth herein, (iii) the credit agreement, indenture or other agreement and the security documents and the other related financing documents evidencing such refinancing Indebtedness (the “New Senior Lien Loan Documents”) shall automatically be treated as a Senior Lien Credit Agreement and the Senior Lien Documents and, in the case of New Senior Lien Loan Documents that are security documents, as Senior Lien Collateral Documents for all purposes of this Agreement, (iv) the collateral agent under the New Senior Lien Loan Documents (the “New Senior Lien Agent”) shall be deemed to be a Senior Lien Agent for all purposes of this Agreement and (v) the lenders under the New Senior Lien Loan Documents shall be deemed to be Senior Lien Secured Parties for all purposes of this Agreement. Upon receipt of the New Senior Lien Loan Documents, the Junior Lien Agents shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as are reasonably necessary to provide to the New Senior Lien Agent the rights and powers expressly contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Borrowers shall cause the agreement, document or instrument pursuant to which the New Senior Lien Agent is appointed to provide that the New Senior Lien Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.5 hereof (but subject to Section 2.1(d)), if the New Senior Lien Obligations are secured by assets of the Credit Parties that do not also secure the Junior Lien Obligations, the applicable Credit Parties shall promptly grant a valid and perfected Lien on such assets to secure the Junior Lien Obligations (subject to the Lien Priority).

Section 5.4 Reinstatement and Continuation of Agreement. If any Senior Lien Agent or any Senior Lien Secured Party is required in any Insolvency Proceeding or other applicable proceeding or otherwise to turn over or otherwise pay to the estate of the Borrowers, any Guarantor or any other Person any payment made in satisfaction of all or any portion of the Senior Lien Obligations (a “Senior Lien Recovery”), then the Senior Lien Obligations shall be reinstated to the extent of such Senior Lien Recovery. If this Agreement shall have been terminated prior to such Senior Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the Senior Lien Agents, the Junior Lien Agents, the Senior Lien Secured Parties and the Junior Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency Proceeding by or against either or the Borrowers or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either or the Borrowers or any Guarantor in respect of the Senior Lien Obligations or the Junior Lien Obligations. No priority or right of the Senior Lien Agents or any Senior Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrowers or any Guarantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the Senior Lien Documents, regardless of any knowledge thereof which the Senior Lien Agents or any Senior Lien Secured Party may have.

ARTICLE 6
INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If the Borrowers or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Senior Lien Obligations, and the Designated Senior Lien Agent or the other Senior Lien Secured Parties represented by it shall seek to provide the Borrowers or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws, including section 50.6 of the BIA), would be Collateral), then each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that it will (a) raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Junior Lien Agents securing the Junior Lien Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is Collateral except as permitted by Section 6.3(b)(i) hereof), and (b) to the extent the Liens securing the Senior Lien Obligations are subordinated to or pari passu with such DIP Financing, each Junior Lien Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing so long as (i) such Junior Lien Agent retains its Lien on the Collateral to secure the Junior Lien Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Senior Lien Agents and the other Senior Lien Secured Parties securing the Senior Lien Obligations on Collateral.

(b) All Liens granted to any Senior Lien Agent or Junior Lien Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief From Stay. Until the Discharge of Senior Lien Obligations has occurred, each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, agrees not to seek relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral, any Proceeds thereof or any Lien in respect of the Junior Lien Obligations, in each case without the Designated Senior Lien Agent’s express prior written consent.

Section 6.3 No Contest; Adequate Protection.

(a) Each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, agrees that, prior to the Discharge of Senior Lien Obligations, none of them shall seek or accept any form of adequate protection under any or all of Section 361, 362, 363 or 364 of the Bankruptcy Code with respect to the Collateral, except as set forth in this Section 6.3 or as may otherwise be consented to in writing by the Designated Senior Lien Agent in its sole and absolute discretion. Each Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties represented by it, agrees that, prior to the Discharge of Senior Lien Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Senior Lien Agent or any Senior Lien Secured Party for adequate protection of its interest in the Collateral, (ii) any proposed provision of DIP Financing by any Senior Lien Agent or the other Senior Lien Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the Designated Senior Lien Agent) (unless in contravention of Section 6.1(a) hereof) or (iii) any objection by any Senior Lien Agent or any Senior Lien Secured Party to any motion, relief, action or proceeding based on a claim by any Senior Lien Agent or any Senior Lien Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Senior Lien Agents as adequate protection of its interests are subject to this Agreement.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i) if the Senior Lien Secured Parties (or any subset thereof) are granted adequate protection with respect to the Collateral in the form of additional collateral (even if such collateral is not of a type that would otherwise have constituted Collateral), then each Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties represented by it, agrees that the Junior Lien Agents, on behalf of itself or any of the Junior Lien Secured Parties, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Senior Lien Obligations on the same basis as the Liens of the Junior Lien Agents on the Collateral; and

(ii) in the event any Junior Lien Agent, on behalf of itself or any of the Junior Lien Secured Parties, is granted adequate protection in respect of the Collateral in the form of additional collateral, then any Junior Lien Agent, on behalf of itself and any of the Junior Lien Secured Parties represented by it, agrees that the Senior Lien Agents, on behalf of itself or any of the Senior Lien Secured Parties, shall be granted adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be senior to the Liens securing the Junior Lien Obligations on the same basis as the Liens of the Senior Lien Agents on the Collateral.

(c) Except as otherwise expressly set forth in Section 6.1 hereof, nothing herein shall limit the rights of the Senior Lien Agents or the other Senior Lien Secured Parties from seeking adequate protection with respect to their rights in the Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

(d) Notwithstanding the foregoing, the applicable provisions of Sections 6.1 and 6.3(a) shall only be binding on the Junior Lien Secured Parties with respect to any DIP Financing to the extent the aggregate principal amount of such DIP Financing does not exceed the sum of (i) the aggregate principal amount of the pre-petition Senior Lien Obligations (plus, without duplication, the amount of any unused commitments and the face amount of any outstanding letters of credit under any Senior Lien Credit Agreement immediately prior to the commencement of the applicable Insolvency Proceeding), and (ii) 20.0% of the amounts set forth in clauses (i).

Section 6.4 Asset Sales. Each Junior Lien Agent agrees, on behalf of itself and the Junior Lien Secured Parties, that it will not oppose any sale consented to by the Senior Lien Agents of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Junior Lien Agents, for the benefit of the Junior Lien Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Senior Lien Obligations in accordance with Section 4.1(b) hereof).

Section 6.5 Post-Petition Interest.

(a) Each Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties represented by it, agrees that no Junior Lien Secured Party shall oppose or seek to challenge any claim by any Senior Lien Agent or any other Senior Lien Secured Party for allowance in any Insolvency Proceeding of Senior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Senior Lien Obligations (it being understood and agreed that such value shall be determined without regard to the existence of the Liens securing the Junior Lien Obligations on the Collateral).

(b) Each Senior Lien Agent, for itself and on behalf of the other Senior Lien Secured Parties represented by it, agrees that no Senior Lien Secured Party shall oppose or seek to challenge any claim by any Junior Lien Agent or any other Junior Lien Secured Party for allowance in any Insolvency Proceeding of Junior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Junior Lien Obligations (it being understood and agreed that such value shall be determined taking into account the Liens securing the Senior Lien Obligations on the Collateral).

Section 6.6 Certain Waivers by the Junior Lien Secured Parties. Each Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties represented by it, waives any claim any Junior Lien Secured Party may hereafter have against any Senior Lien Secured Party arising out of (a) the election by any Senior Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Debtor Relief Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

Section 6.7 Separate Grants of Security and Separate Classification. Each Senior Lien Secured Party and each Junior Lien Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Lien Collateral Documents and the Junior Lien Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Senior Lien Obligations are fundamentally different from the Junior Lien Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Lien Secured Parties and the Junior Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Senior Lien Secured Parties and the Junior Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Lien Obligation claims and Junior Lien Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Lien Secured Parties), the Senior Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for Senior Lien Secured Parties before any distribution is made in respect of the claims held by the Junior Lien Secured Parties from such Collateral, with the Junior Lien Secured Parties hereby acknowledging and agreeing to turn over to the Senior Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Section 6.8 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code and all other applicable Debtor Relief Laws.

Section 6.9 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan (the “Reorganization Securities”) on account of both the Senior Lien Obligations and the Junior Lien Obligations, then, to the extent the debt obligations distributed on account of the Senior Lien Obligations and on account of the Junior Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.10 Senior Lien Obligations Unconditional. All rights of the Senior Lien Agents hereunder, and all agreements and obligations of the Junior Lien Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Lien Obligations (it being specifically acknowledged that a portion of the Senior Lien Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed), or, subject to Sections 5.2(a) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Senior Lien Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or, subject to Sections 5.2(a) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Senior Lien Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Lien Obligations, or of any of the Junior Lien Agents or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.11 Junior Lien Obligations Unconditional. All rights of the Junior Lien Agents hereunder, and all agreements and obligations of the Senior Lien Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Junior Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Lien Obligations, or, subject to Sections 5.2(b) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Junior Lien Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or, subject to Sections 5.2(b) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Junior Lien Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Lien Obligations, or of any of the Senior Lien Agents or any Credit Party, to the extent applicable, in respect of this Agreement.

ARTICLE 7
MISCELLANEOUS

Section 7.1 Rights of Subrogation. Each Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties represented by it, agrees that no payment to the Senior Lien Agents or any Senior Lien Secured Party pursuant to the provisions of this Agreement shall entitle any Junior Lien Agent or any Junior Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Senior Lien Obligations shall have occurred. Following the Discharge of Senior Lien Obligations, each Senior Lien Agent agrees to execute such documents, agreements and instruments as the Junior Lien Agents or any Junior Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Lien Obligations resulting from payments to the Senior Lien Agents by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Senior Lien Agents are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at the sole expense of the Credit Parties and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Lien Agents or the Junior Lien Agents to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. Each Junior Lien Agent represents and warrants to the Senior Lien Agents that it has the requisite power and authority under the Junior Lien Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Junior Lien Secured Parties and that this Agreement shall be a binding obligation of such Junior Lien Agent and the other Junior Lien Secured Parties, enforceable against such Junior Lien Agent and the other Junior Lien Secured Parties in accordance with its terms. Each Senior Lien Agent represents and warrants to the Junior Lien Agents that it has the requisite power and authority under the Senior Lien Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Senior Lien Secured Parties and that this Agreement shall be a binding obligation of such Senior Lien Agent and the other Senior Lien Secured Parties, enforceable against such Senior Lien Agent and the other Senior Lien Secured Parties in accordance with its terms.

Section 7.4 Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom by any Party hereto shall be effective unless it is in a written agreement executed by each Senior Lien Agent and Junior Lien Agent (at the written direction of the requisite Senior Lien Lenders as required under any Senior Lien Credit Agreement and the requisite Junior Lien Lenders as required under any Junior Lien Credit Agreement, respectively) and, in the case of any amendment or waiver that could reasonably be expected to be adverse to the interests, rights, liabilities or privileges of any Credit Party or imposes additional duties or obligations on any Credit Party, the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. It is understood that the Designated Senior Lien Agent and the Designated Junior Lien Agent, without the consent of any other Senior Lien Secured Party or Junior Lien Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional Indebtedness or other obligations of any of the Credit Parties become Senior Lien Obligations or Junior Lien Obligations, as the case may be, under this Agreement (such Indebtedness or other obligations, “Additional Debt”), which supplemental agreement shall, if applicable, specify whether such Additional Debt constitutes Senior Lien Obligations or Junior Lien Obligations; provided that such Additional Debt is permitted to be incurred under each Senior Lien Credit Agreement and each Junior Lien Credit Agreement then extant in accordance with the terms thereof. Each such supplemental agreement (x) shall be in form and substance reasonably satisfactory to the Designated Senior Lien Agent and the Designated Junior Lien Agent, (y) shall be executed by the Senior Representative with respect to the applicable series of Additional Debt (and, upon the effectiveness of such supplemental agreement, such Senior Representative shall become an “Agent” hereunder) and (z) shall provide, in a manner satisfactory to the Designated Senior Lien Agent and the Designated Junior Lien Agent, that the Senior Representative with respect to applicable series of Additional Debt and each holder of such series of Additional Debt shall be subject to and bound by the provisions of this Agreement, as so supplemented, in its capacity as a holder of such series of Additional Debt.

Section 7.5 Addresses for Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five Business Days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties and as otherwise provided in the Senior Lien Documents and the Junior Lien Documents.

Senior Lien Agent:	[ ]

Notes Collateral Agent:	Citibank, N.A., 388 Greenwich Street, New York, NY 10013; Attention: SPAG Administration; Email: cts.spag.debt@citi.com; peter1.lopez@citi.com

Junior Lien Agent:	[ ]

Section 7.6 No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of Senior Lien Obligations shall have occurred (subject to Section 5.4 hereof), (b) be binding upon the Parties and their successors and assigns and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Except as set forth in Section 7.4 hereof, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Lien Agent, any Senior Lien Secured Party, any Junior Lien Agent or any Junior Lien Secured Party may assign or otherwise transfer all or any portion of the Senior Lien Obligations or the Junior Lien Obligations in accordance with any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, in each case, as applicable, to any other Person (other than the Borrowers, any Guarantor or any Affiliate of the Borrowers or any Guarantor (in each case except as provided in such Senior Lien Credit Agreement or such Junior Lien Credit Agreement, as applicable)), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Lien Agent, such Junior Lien Agent, any Senior Lien Secured Party or any Junior Lien Secured Party, as the case may be, herein or otherwise. The Senior Lien Secured Parties and the Junior Lien Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 GOVERNING LAW; ENTIRE AGREEMENT. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Senior Lien Agents, Senior Lien Secured Parties, Junior Lien Agents and Junior Lien Secured Parties. Nothing herein shall be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties or as among the Junior Lien Secured Parties. Nothing herein shall be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties pursuant to the provisions of the Senior Lien Pari Passu Intercreditor Agreement. Nothing herein shall be construed to limit the relative rights and obligations as among the Junior Lien Secured Parties pursuant to the provisions of the Junior Lien Pari Passu Intercreditor Agreement. Except as set forth in Section 7.4 hereof, no other Person (including the Borrowers, any Guarantor or any Affiliate of the Borrowers or any Guarantor (in each case except as provided in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable)) shall be deemed to be a third party beneficiary of this Agreement; provided, that, the Borrowers and the other Credit Parties shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 6.1(a), 6.3(a), 6.4 and 7.4.

Section 7.11 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement. The Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.13 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR LIEN SECURED PARTY OR ANY JUNIOR LIEN SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY SENIOR LIEN DOCUMENTS OR ANY JUNIOR LIEN DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.14 Senior/Junior Intercreditor Agreement. This Agreement is the “Senior/Junior Intercreditor Agreement” (or equivalent form) referred to in any Senior Lien Credit Agreement and any Junior Lien Credit Agreement. Nothing in this Agreement shall be deemed to subordinate in right of payment the obligations due to (a) any Senior Lien Secured Party to the obligations due to any Junior Lien Secured Party or (b) any Junior Lien Secured Party to the obligations due to any Senior Lien Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

Section 7.15 No Warranties or Liability. The Senior Lien Agents and the Junior Lien Agents acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Senior Lien Document or any other Junior Lien Document. Except as otherwise provided in this Agreement, the Senior Lien Agents and the Junior Lien Agents will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.16 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lien Document or any Junior Lien Document, the provisions of this Agreement shall govern provided that the foregoing shall not be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties or as among the Junior Lien Secured Parties; as among the Senior Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Senior Lien Pari Passu Intercreditor Agreement, and as among the Junior Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Junior Lien Pari Passu Intercreditor Agreement.

Section 7.17 Costs and Expenses. All costs and expenses incurred by the Senior Lien Agents and the Junior Lien Agents hereunder shall be reimbursed by the Borrowers and the Credit Parties as provided in Section 9.3 (or any similar provision) of any Senior Lien Credit Agreement and Section 9.3 (or any similar provision) of any Junior Lien Credit Agreement.

Section 7.18 Reliance; Information Concerning Financial Condition of the Credit Parties. Each of the Senior Lien Agent, for itself and on behalf of the Senior Lien Secured Parties represented by it, and the Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties represented by it, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, in the case of the Senior Lien Secured Parties, any Junior Lien Secured Party and, in the case of the Junior Lien Secured Parties, any Senior Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Credit Documents to which they are party and (b) it and such Secured Parties will, independently and without reliance upon, in the case of the Senior Lien Secured Parties, any Junior Lien Secured Party and, in the case of the Junior Lien Secured Parties, any Senior Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Credit Document to which they are party. Each of the Senior Lien Agents and the Junior Lien Agents hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the Senior Lien Obligations or the Junior Lien Obligations. The Senior Lien Agents and the Junior Lien Agents hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any Senior Lien Agent or any Junior Lien Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (i) it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine or (C) to disclose any other information, (ii) it makes no expressed or implied representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein and (iii) the Agent receiving such information hereby agrees to hold the other Agent harmless from any action the receiving Agent may take or conclusion the receiving Agent may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities and expenses to which such receiving Agent may become subject arising out of or in connection with the use of such information.

Section 7.19 Additional Credit Parties. The Borrowers will promptly cause each Person that becomes a Credit Party to deliver to the parties hereto an executed counterpart hereto, whereupon such Person shall thereby become a party hereto and be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Agents and the Credit Parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Credit Party at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if the same constituted a Credit Party party hereto and had complied with the requirements of the immediately preceding sentence.

Section 7.20 Additional Pari Passu Agents. To the extent, but only to the extent, permitted by the provisions of each of the Senior Lien Documents and the Junior Lien Documents, the Borrowers and/or any of the other Credit Parties may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures, securities purchase agreements or similar agreements and/or commercial paper facilities that the Borrowers designate as an Additional Senior Lien Credit Agreement or Additional Junior Lien Credit Agreement. In order to so designate any such Indebtedness as an Additional Senior Pari Passu Credit Agreement or Additional Junior Pari Passu Credit Agreement, as applicable, such Indebtedness must satisfy: (i) in the case of an Additional Senior Lien Credit Agreement, the requirements of the definition of “Additional Senior Lien Credit Agreement” or (ii) in the case of an Additional Junior Lien Credit Agreement, the related obligations must satisfy the definition of “Additional Junior Lien Credit Agreement”. Additionally the Additional Senior Pari Passu Agent under any such Additional Senior Lien Credit Agreement or the Additional Junior Pari Passu Agent under any such Additional Junior Lien Credit Agreement, as applicable, shall have delivered an executed joinder agreement hereto, whereby such new Agent shall thereby become a party hereto and agree to be bound by the terms of this Agreement (including Section 2.5) and represent and warrant that such Additional Senior Lien Credit Agreement or Additional Junior Lien Credit Agreement, as applicable, provides that the Secured Parties thereunder will be subject to and bound by the provisions of this Agreement.

Section 7.21 Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, hereby waives any and all rights the Junior Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

ARTICLE 8
PURCHASE OF SENIOR LIEN OBLIGATIONS
BY JUNIOR LIEN SECURED PARTIES

Section 8.1 Purchase Right. If there is an acceleration of the Senior Lien Obligations in accordance with any Senior Lien Credit Agreement (a “Purchase Event”), then the Junior Lien Secured Parties (on a pro rata basis based on their outstanding Junior Lien Obligations, unless otherwise agreed among such Junior Lien Secured Parties) may purchase, by submitting a notice (a “Purchase Notice”) within 15 Business Days of any such Purchase Event, all, but not less than all, of the Senior Lien Obligations (the “Purchase Obligations”) for the Purchase Price. Such purchase shall:

(a) include all principal of, and all accrued and unpaid interest, fees, indemnities, costs and expenses in respect of, all Purchase Obligations outstanding at the time of purchase;

(b) include the furnishing of cash collateral to any Senior Lien Agent in a manner and in such amount as such Senior Lien Agent determines is reasonably necessary to secured the letter of credit issuing banks in connection with any issued and outstanding letters of credit;

(c) be made pursuant to an assignment agreement in the form of Exhibit E-1 to any Senior Lien Credit Agreement; and

(d) otherwise be subject to the terms and conditions of this Article 8.

Each Senior Lien Lender will retain all rights to indemnification provided in the relevant Senior Lien Documents for all claims and other amounts relating to periods prior to the purchase of the Purchase Obligations pursuant to this Article 8 and such rights shall be secured by the Liens securing the Senior Lien Obligations.

Section 8.2 Purchase Notice. The Junior Lien Secured Parties desiring to purchase all the Purchase Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to the Designated Senior Lien Agent that:

(a) is signed by the Purchasing Creditors;

(b) states that it is a Purchase Notice under this Article 8;

(c) states that each Purchasing Creditor is irrevocably (subject to a Purchase Rejection) electing to purchase, in accordance with this Article 8, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors;

(d) represents and warrants that the Purchase Notice is in conformity with the Junior Lien Documents and any other binding agreement among Junior Lien Secured Parties; and

(e) designates a date on which the purchase will occur (the “Purchase Date”), that is (x) at least five but not more than ten Business Days after the Senior Lien Agent’s receipt of the Purchase Notice and (y) not more than twenty-five Business Days after the Purchase Event.

Upon the Designated Senior Lien Agent’s receipt of an effective Purchase Notice conforming to this Section 8.2, the Purchasing Creditors will be irrevocably (subject to a Purchase Rejection) obligated to purchase, and the Senior Lien Secured Parties will be irrevocably obligated to sell, the Purchase Obligations in accordance with and subject to this Article 8.

Section 8.3 Purchase Price. The purchase price (the “Purchase Price”) for the Purchase Obligations will equal the sum of 100% of (a) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations, and all accrued and unpaid interest thereon through the Purchase Date (excluding any acceleration prepayment penalties or premiums); and (b) all accrued and unpaid fees, expenses, indemnities and other amounts owed to the Senior Lien Secured Parties under the Senior Lien Documents on the Purchase Date.

Section 8.4 Purchase Closing. On the Purchase Date, (a) the Purchasing Creditors and the Senior Lien Agents will execute and deliver the assignment agreement referenced in Section 8.1 hereof, (b) the Purchasing Creditors will pay the Purchase Price to the Senior Lien Agents by wire transfer of immediately available funds, and (c) each of the Purchasing Creditors will execute and deliver to the Senior Lien Agents a waiver and release of all claims arising out of this Agreement, the relationship between the Senior Lien Secured Parties and the Junior Lien Secured Parties in connection with the Senior Lien Documents and the Junior Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Article 8.

Section 8.5 Actions After Purchase Closing.

(a) Promptly after the closing of the purchase of all Senior Lien Obligations pursuant to this Article 8, the Senior Lien Agents will distribute the Purchase Price to the Senior Lien Secured Parties in accordance with the terms of the Senior Lien Documents.

(b) After the closing of the purchase of all Purchase Obligations pursuant to this Article 8, the Purchasing Creditors may request that the Senior Lien Agents immediately resign as administrative agent and collateral agent under the Senior Lien Documents and the Senior Lien Agents will immediately resign if so requested. Upon such resignation, a new administrative agent and a new collateral agent will be elected or appointed in accordance with the Senior Lien Documents.

Section 8.6 No Recourse or Warranties; Defaulting Creditors.

(a) The Senior Lien Secured Parties will be entitled to rely on the statements, representations and warranties in the Purchase Notice without investigation, even if the Senior Lien Secured Parties are notified that any such statement, representation or warranty is not or may not be true.

(b) The purchase and sale of the Purchase Obligations under this Article 8 will be without recourse and without any representation or warranty whatsoever by the Senior Lien Secured Parties, except that Senior Lien Secured Parties represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the Senior Lien Secured Parties own the Purchase Obligations free and clear of all Liens (other than participation interests not prohibited by any Senior Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interest) and have the right to convey whatever claims and interests they may have in respect of the Purchase Obligations.

(c) The obligations of Senior Lien Secured Parties to sell their respective Purchase Obligations under this Article 8 are several and not joint. If a Senior Lien Secured Party breaches its obligations to sell its Purchase Obligations under this Article 8 (a “Defaulting Creditor”), no other Senior Lien Secured Party will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Junior Lien Obligations. A Senior Lien Secured Party that complies with this Article 8 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this paragraph will affect the Purchasing Creditors’ obligation to purchase all of the Purchase Obligations. Each Credit Party irrevocably consents to any assignment effected to one or more Purchasing Creditors pursuant to this Article 8.

Section 8.7 Notes Collateral Agent. It is understood and agreed that Citibank, N.A., is entering into this Agreement in its capacities as Notes Collateral Agent under the Senior Secured Notes Indenture at the direction of the Notes Trustee, acting at the direction of the requisite holders of the thereunder, and as such shall not be responsible for the terms or sufficiency of this Agreement, and the provisions of the Senior Secured Notes Indenture granting or extending any rights, protections, privileges, indemnities and immunities to the Notes Collateral Agent thereunder shall also apply to the Notes Collateral Agent acting in any capacity hereunder. For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Notes Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action. In the cases of a conflict between this Agreement and the Senior Lien Pari Passu Intercreditor Agreement or the Senior Secured Notes Indenture with respect to the rights, obligations, privileges, immunities, and indemnities of the Notes Collateral Agent, the Senior Lien Pari Passu Intercreditor Agreement or the Senior Secured Notes Indenture (as applicable) shall govern. For the avoidance of doubt, the Notes Collateral Agent shall not have any enforcement obligations hereunder unless and until it is the Applicable Authorized Representative (as such term is defined in the Senior Lien Pari Passu Intercreditor Agreement) under the Senior Lien Pari Passu Intercreditor Agreement.

IN WITNESS WHEREOF, the Initial Senior Lien Agent, for and on behalf of itself and the Initial Senior Lien Lenders, the Notes Collateral Agent, on behalf of the Notes Trustee and the holders of the Senior Secured Notes, and the Initial Junior Lien Agent, for and on behalf of itself and the Initial Junior Lien Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

CITIZENS BANK, N.A., in its capacity as the Initial Senior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A., in its capacity as Notes Collateral Agent

By:
Name:
Title

[●], in its capacity as the Initial Junior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

The Borrowers and each Guarantor hereby acknowledge that they have received a copy of this Agreement as in effect on the date hereof and consents thereto, agree to recognize all rights granted thereby to the Senior Lien Agents, the Senior Lien Secured Parties, the Junior Lien Agents, and the Junior Lien Secured Parties (including pursuant to Section 7.17 hereof) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof. The Borrowers and each Guarantor further acknowledges and agrees that (except as set forth in Sections 6.1(a), 6.3(a), 6.4, 7.4 and 7.10 hereof) they are not intended beneficiaries or third party beneficiaries under this Agreement and (i) as between the Senior Lien Secured Parties, the Borrowers and Guarantors, the Senior Lien Documents remain in full force and effect as written and are in no way modified hereby and (ii) as between the Junior Lien Secured Parties, the Borrowers and Guarantors, the Junior Lien Documents remain in full force and effect as written and are in no way modified hereby. The Borrowers and each Guarantor also hereby acknowledge that they are bound under Sections 7.17, 7.18 and 7.19 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

HLF FINANCING SARL, LLC

By
Name:
Title:

HERBALIFE INTERNATIONAL, INC.

By
Name:
Title:

HERBALIFE LTD.

By
Name:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

By
Name:
Title:

HBL IHB OPERATIONS S.À R.L.

By
Name:
Title:

Add other Guarantors as per other Intercreditor Agreements.

[ ].[2]

By
Name:
Title:

[ ].

By
Name:
Title:

[2]	Additional Grantors to be added as needed.

Annex I

to the Senior/Junior Intercreditor Agreement

Provision for any Junior Lien Credit Agreement:

“Reference is made to the Intercreditor Agreement dated as of [●], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Senior/Junior Intercreditor Agreement”), among Citizens Bank, N.A. as Initial Senior Lien Agent (as defined therein), [●], as Initial Junior Lien Agent (as defined therein), HLF Financing SaRL, LLC, a Delaware limited liability company (“TL Borrower”), Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), HBL IHB Operations S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 257956 (“HBL IHB”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent, TL Borrower, HBL IHB and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the TL Borrower, are referred to herein as the “Borrowers”), and each other party from time to time party thereto. Certain Borrowers are also parties to that certain Indenture (the “Senior Secured Notes Indenture”) dated as of April 29, 2026, among the Borrowers, as co-issuers, the Guarantors identified therein and Citibank, N.A., as trustee (the “Notes Trustee”), and as notes collateral agent (the “Notes Collateral Agent”). The Initial Senior Lien Credit Agreement and the Senior Secured Notes Indenture are collectively referred to herein as the “Senior Lien Facilities.”

Each Lender hereunder (a) acknowledges that it has received a copy of the Senior/Junior Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Senior/Junior Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Senior/Junior Intercreditor Agreement and (d) authorizes and instructs the [Administrative Agent] to enter into the Senior/Junior Intercreditor Agreement as [Administrative Agent] and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Senior Lien Facilities (as defined in the Senior/Junior Intercreditor Agreement) to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrowers and such lenders are intended third party beneficiaries of such provisions.”

Provision for any Junior Lien Collateral Documents:

“Reference is made to the Intercreditor Agreement dated as of [●], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Senior/Junior Intercreditor Agreement”), among Citizens Bank, N.A. as Initial Senior Lien Agent (as defined therein), Citibank, N.A., as notes collateral agent (the “Notes Collateral Agent”) pursuant to that certain Indenture (the “Senior Secured Notes Indenture”) dated as of April 29, 2026, among the Borrowers, as co-issuers, the Guarantors identified therein and Citibank, N.A., as Notes Collateral Agent, [●], as Initial Junior Lien Agent (as defined therein), HLF Financing SaRL, LLC, a Delaware limited liability company, Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006, HBL IHB Operations S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 257956, Herbalife International, Inc., a Nevada corporation, and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Administrative Agents], for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the [Administrative Agents] and the other Secured Parties hereunder are subject to the provisions of the Senior/Junior Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Senior/Junior Intercreditor Agreement and this Agreement, the provisions of the Senior/Junior Intercreditor Agreement shall control.”